As filed with the Securities and Exchange Commission on July 6, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gasco Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	1311	98-0204105
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

W. King Grant Chief Financial Officer Gasco Energy, Inc.
8 Inverness Drive East, Suite 100 Englewood, CO 80112 (303) 483-0044	8 Inverness Drive East, Suite 100 Englewood, CO 80112 (303) 483-0044
(Address, including zip code, and telephone number of principal executive offices)	(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Caroline B. Blitzer, Esq.	Mary Ann Sapone, Esq.
Vinson & Elkins L.L.P. 2500 First City Tower, 1001 Fannin	Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500
Houston, TX 77002-6760 (713) 758-2222	Los Angeles, CA 90024 (310) 208-1182

Approximate date of commencement of proposed sale of the securities to the public:  As promptly as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger of Gasco Acquisition, Inc., a wholly owned subsidiary of the Registrant, with and into Brek Energy Corporation described herein have been satisfied.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, checking the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price Per Share(3)	Offering Price(3)	Fee(3)
Common Stock, par value $.0001 per share Total	11,000,000(1)(2)	N/A	$15,265,182	$469

(1)	Based on (i) the maximum number of shares of Gasco common stock, par value $.0001 per share, that may be issued pursuant to the transactions described herein upon the conversion of 80,343,062 shares of Brek Energy Corporation common stock (which is the sum of (1) 79,973,062 shares of Brek common stock outstanding on July 5, 2007 and (2) 37,000 shares of Brek common stock issuable pursuant to all outstanding employee and director stock options as of such date.

(2)	Includes shares of Gasco common stock that may be sold into the market by the exchange agent to provide cash amounts to be paid in lieu of fractional shares in the merger.

(3)	Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price and the registration fee have been calculated based on a price of $0.19 per share of Brek common stock (the average of the high and low prices per share of Brek common stock as reported on the Gray Market on July 5, 2007) and an aggregate of 80,343,062 shares of Brek common stock (which is the maximum number of shares of Brek common stock that may be exchanged in the merger).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. GASCO MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED JULY 6, 2007

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

Gasco Energy, Inc., a Nevada corporation (“Gasco”), and Brek Energy Corporation, a Nevada corporation (“Brek”), have agreed on a transaction in which Gasco will acquire Brek through the merger of a wholly owned subsidiary of Gasco, Gasco Acquisition, Inc., into Brek (the “merger”). Following the merger, Brek will be a wholly owned subsidiary of Gasco.

We will hold a special meeting of Brek stockholders on          , 2007. The official notice of the meeting appears on the following page. At the special meeting, we will ask you to approve the merger and the Agreement and Plan of Merger, dated as of September 20, 2006, as amended on January 31, 2007 and May 29, 2007, among Gasco, Gasco Acquisition, Inc. and Brek, pursuant to which:

•	Gasco will acquire Brek through the merger of Gasco Acquisition, Inc. into Brek; and

•	the holders of Brek common stock will receive an aggregate of up to 11,000,000 shares of Gasco common stock.

Following the close of the merger, Gasco will issue in exchange for each outstanding share of Brek common stock a fraction of a share of Gasco common stock equal to (A) 11,000,000 divided by (B) the number of shares of Brek common stock outstanding at the closing of the merger plus the aggregate number of shares of Brek common stock issuable upon exercise of all outstanding options. As of July 3, 2007, there were 79,973,062 shares of Brek common stock issued and outstanding and 37,000 shares of Brek common stock issuable upon the exercise of all outstanding options. If all such options are exercised prior to the merger, Brek stockholders will receive approximately 0.1369 of a share of Gasco common stock for each issued and outstanding share of Brek common stock upon completion of the merger.

We describe the merger in detail in the attached proxy statement/prospectus. Approval of the merger agreement and the merger is a condition to the consummation of the merger. The Brek board of directors has approved the merger and approved and adopted the merger agreement and recommends that you vote “FOR” the approval of the merger agreement and the merger.

The Gasco common stock trades on the American Stock Exchange under the symbol “GSX.”

The date, time and place of the Special Meeting of Brek Stockholders is as follows:

          , 2007
  :00 a.m., local time
Law Offices of Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024

This document is a prospectus of Gasco relating to the issuance of Gasco common stock in connection with the merger and a proxy statement of Brek to use in soliciting proxies for the special meeting of Brek stockholders. It contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and related matters. Please review carefully the attached materials, including the matters discussed under “Risk Factors” beginning on page 10.

Whether or not you plan to attend the special meeting of Brek stockholders, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held at a brokerage firm or bank, you are entitled to provide them with instructions on how to vote your shares, but you must do so by the deadline the brokerage firm or bank will establish. TO CAST YOUR VOTE AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Sincerely,

Richard N. Jeffs
President, Chief Executive Officer,
  Chief Financial Officer and Director
Brek Energy Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Gasco common stock to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2007 and is being first mailed to stockholders on or about          , 2007.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Gasco that is not included in and is not delivered with this proxy statement/prospectus. This information is available to you without charge upon written or oral request. Copies of the documents incorporated by reference in this proxy statement/prospectus can be obtained through the SEC’s website at http://www.sec.gov or by requesting them in writing or by telephone from Gasco at the following address and telephone number:

Gasco Energy, Inc.
8 Inverness Drive East, Suite 100
Englewood, CO 80112
Attention: Investor Relations
(303) 483-0044

If you would like to request documents, please do so at least five business days before          , 2007, the date by which you must make your investment decision, in order to obtain them in time.

For additional information, please see “Where You Can Find More Information.”

Brek Energy Corporation
3388 Via Lido, Fourth Floor
Newport Beach, CA 92663

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2007

To the Stockholders of Brek Energy Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Brek Energy Corporation, a Nevada corporation (“Brek”), will be held at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, CA 90024 on          ,          , 2007 at   a.m., local time, for the following purposes:

1. to consider and vote upon a proposal to approve (i) the Agreement and Plan of Merger, dated as of September 20, 2006, as amended on January 31, 2007 and May 29, 2007 (the “Merger Agreement”), among Gasco Energy, Inc., a Nevada corporation (“Gasco”), Gasco Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Gasco (“Merger Sub”), and Brek, and (ii) the merger of Merger Sub with and into Brek (the “Merger”), as contemplated by the Merger Agreement, pursuant to which Brek would become a wholly owned subsidiary of Gasco; and

2. to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, including adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies to approve the Merger Agreement and the Merger.

The board of directors of Brek has fixed the close of business on          , 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Brek common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. For a period of 10 days prior to the meeting a complete list of such holders will be available during normal business hours at the offices of Richardson & Patel LLP in Los Angeles, CA, for examination by any Brek stockholder, for any purpose germane to the Special Meeting. Members of the Brek board of directors, as stockholders, have executed a voting agreement pursuant to which they have agreed to approve the Merger Agreement and the Merger.

The Brek board of directors has determined that the Merger, the Merger Agreement and the transactions they contemplate are advisable and in the best interests of Brek and its stockholders. Accordingly, the members of the Brek board of directors unanimously approved and adopted the Merger Agreement and approved the Merger and recommend that Brek stockholders vote at the Special Meeting to approve the proposal described above.

By Order of the board of directors,

Richard N. Jeffs
President, Chief Executive Officer,
Chief Financial Officer and Director

Newport Beach, CA
          , 2007

YOUR VOTE IS IMPORTANT.

Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PROXY STATEMENT/PROSPECTUS

i

QUESTIONS AND ANSWERS ABOUT

THE MERGER

Set forth below are commonly asked questions and answers about the merger. For a more complete description of the legal and other terms of the merger, please read carefully this entire proxy statement/prospectus and the other available information referred to in “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	Gasco and Brek have agreed to combine their businesses under the terms of the merger agreement that is described in this document and attached to this document as Annex A. The merger cannot be completed without obtaining approval of the stockholders of Brek.

Q:	What will happen if the merger is completed?

A:	Gasco Acquisition, Inc., a wholly owned subsidiary of Gasco, will merge with and into Brek, making Brek a wholly owned subsidiary of Gasco.

Q:	What will Brek stockholders receive for their Brek shares?

A:	Holders of Brek common stock will receive a fraction of a share of Gasco common stock equal to 11,000,000 divided by the total number of outstanding shares of Brek common stock, calculated on a fully diluted basis, on the date of the closing of the merger in exchange for each of their shares of Brek common stock. As of the date of this proxy statement/prospectus there were 80,343,062 shares of Brek common stock outstanding, calculated on a fully diluted basis. Based on this number of outstanding shares, Brek stockholders will receive approximately 0.1369 of a share of Gasco common stock for each share of Brek common stock.

The exchange ratio represents a premium of approximately 23% over the last reported trading price on the Gray Market of Brek common stock of $0.30 on September 20, 2006, the last trading day before the public announcement of the proposed merger, based on the closing price of Gasco common stock of $2.70 on that date.

Q:	What will happen at the special meeting of Brek stockholders?

A:	At the Brek special meeting, Brek stockholders will vote on the approval of the merger agreement and the merger. The merger will not take place unless, among other things, the merger agreement and the merger receive the required affirmative vote of the Brek stockholders.

Q:	What vote is required?

A:	Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Brek common stock as of the record date for the Brek special meeting.

Q:	What will happen to unexercised options to purchase Brek common stock?

A:	All options to purchase Brek common stock outstanding under Brek’s stock option plans or agreements shall be or become fully vested at the effective time of the merger agreement and shall, at the option of the holder thereof, either remain outstanding following the effective time or be immediately exercised. At the effective time, the options to purchase Brek common stock that are unexercised shall, by virtue of the merger and without any further action on the part of Brek or the holder thereof, be assumed by Gasco. From and after the effective time, all references to Brek in the Brek stock option plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Gasco, which shall have assumed the Brek stock option plans as of the effective time by virtue of the merger agreement and without any further action. Each Brek stock option assumed by Gasco shall be exercisable upon the terms and conditions as under the applicable Brek stock option plan and the applicable agreement issued thereunder, except that (i) each such option shall be immediately exercisable for, and represent the right to acquire, that whole number of shares of Gasco common stock (rounded down to the nearest whole share) equal to the number of shares of Brek common stock subject to such option multiplied by the number of shares of Gasco common stock to which each share of Brek common stock is entitled (which we refer to as the exchange ratio) and (ii) the exercise price per share of Gasco common stock shall be an amount equal to the exercise price per share of the Brek common stock subject to such option or warrant in effect immediately prior to the effective time divided by the exchange ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).

Q:	How will the spin-off be effected?

A condition to the consummation of the merger is the completion of a spin-off of Rock City Energy Corp., a wholly owned subsidiary of Brek, to Brek’s stockholders. Rock City owns 51.53% of Vallenar Energy Corp., which owns leasehold interests in oil and gas properties in Edwards County, Texas. Brek has filed a Registration Statement on Form SB-2 with the Securities Exchange Commission (SEC File No. 333-139312) to register the shares of Rock City under the Securities Act of 1933, which must be declared effective by the SEC prior to effecting the spin-off.

Stockholders of Brek will receive one share of the common stock of Rock City for every ten shares of Brek common stock that they hold as of the record date for the distribution. No fractional shares will be issued, and no shares will be issued to holders of fewer than 1,000 shares of Brek common stock. Instead, any holder of Brek common stock who would receive a fractional share due to the spin-off will have the fractional share rounded up to the next whole share, and any holder of Brek common stock who holds fewer than 1,000 shares of Brek common stock will receive cash in lieu of these securities. The cash payment will be equal to the product of the number of shares of Rock City common stock to which the shareholder would be entitled but for the 1,000-share limitation, multiplied by the average of the high and low trading prices for Brek’s common stock over the five trading days immediately prior to the effective date of the spin-off.

Q:	What do I need to do now?

A:	After carefully reading this document and the accompanying exhibits, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the , 2007 special meeting of Brek stockholders.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy card is voted at the Brek special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the Brek special meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions provided by your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. If the conditions to the merger are satisfied and the merger is completed, you will be given additional instructions regarding your stock certificates.

Q:	What are the United States tax consequences of the merger to stockholders?

A:	The exchange of shares of Brek capital stock for shares of Gasco common stock in the merger will be tax-free to Brek stockholders for United States federal income tax purposes. United States taxpayers will, however, have to pay taxes with respect to any cash they receive for fractional shares. For the purpose of United States federal income taxes, the tax basis in the shares of Gasco common stock that will be received in the merger will equal the stockholder’s current tax basis in his Brek common stock (reduced by any amount allocable to a fractional share interest for which cash is received).

Q:	When do you expect the merger to be completed?

A:	Subject to Brek stockholder and regulatory approvals and completion of the spin-off, we expect to complete the merger promptly following the Brek special meeting of stockholders.

v

Q:	Will Brek stockholders be able to trade the Gasco common stock that they receive in the merger?

A:	Yes. Except for Gasco common stock to be received by certain affiliates of Brek, the Gasco common stock received in the merger will be freely tradable. The shares of Gasco common stock to be received by the affiliates of Brek may be traded in accordance with the restrictions of Rule 145 under the Securities Act of 1933.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Yes. Under Nevada law, holders of Brek common stock are entitled to dissent from the merger and, if the merger is consummated, to receive “fair value” for their shares in cash by complying with the provisions on dissenters’ rights that are set forth in Chapter 92A of the Nevada Revised Statutes and are attached hereto as Annex D.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger beginning on page .

Q:	Where can I find more information about the companies?

A:	Both Gasco and Brek file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov and, with respect to Gasco, at the offices of the American Stock Exchange. For a more detailed description of the information available, please see page 72.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger, you should contact:

Brek Energy Corporation

3388 Via Lido, Fourth Floor
Newport Beach, CA 92663
Attention: Susan Jeffs
(866) 472-7987

GASCO’S NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements made by Gasco which are within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing plans and objectives of management, markets for Gasco’s stock and other matters. Statements in this document that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income relating to Gasco wherever they occur in this document are necessarily estimates reflecting the best judgment of the senior management of Gasco and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefor, be considered in light of various important factors, including those set forth in “Risk Factors” and elsewhere in this document.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference, including, but not limited to, Gasco’s Annual Report on Form 10-K/A for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, including any amendments. Forward-looking statements speak only as of the date of this proxy statement/prospectus. You should not rely on any forward-looking statement. There is no assurance that any of the forward-looking statements will be correct. Gasco does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

BREK’S NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing plans and objectives of management, markets for Brek’s stock and other matters. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income relating to Brek, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of Brek and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefor, be considered in light of various important factors, including those set forth in “Risk Factors” and elsewhere in this document.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document. Forward-looking statements speak only as of the date of this proxy statement/prospectus. You should not rely on any forward-looking statement. There is no assurance that any of the forward-looking statements will be correct. Brek undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal and other terms of the merger, you should read carefully this entire document and the other available information referred to in “Where You Can Find More Information.” We encourage you to read the merger agreement, which is attached as Annex A to this proxy statement/prospectus. It is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. In addition, a glossary of certain oil and gas industry terms is attached hereto as Annex F.

The Companies

Gasco Energy, Inc. (page 43)
8 Inverness Drive East, Suite 100
Englewood, CO 80112
(303) 483-0044

Gasco is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business strategy is to enhance stockholder value by using technologies new to a specific area to generate and develop high-potential exploitation resources in that area. Its principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of the properties subject to those leases. Gasco is currently focusing its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde and Blackhawk formations. As of December 31, 2006, Gasco held working interests in 256,429 gross acres (121,440 net acres) located in Utah, Wyoming, California and Nevada.

Brek Energy Corporation (page 43)
3388 Via Lido, Fourth Floor
Newport Beach, CA 92663
(866) 472-2987

Brek is a natural gas and petroleum exploitation, development and production company engaged in the acquisition, operation and development of unconventional hydrocarbon prospects, primarily in the Rocky Mountain region. Its principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of the properties subject to those leases. Brek’s principal assets consist of minority working interests in certain of Gasco’s oil and gas properties in Utah, Wyoming and California. Rock City Energy Corp., a subsidiary of Brek, owns indirect leasehold interests in oil and natural gas properties in Edwards County, Texas; however prior to the merger, the shares of Rock City currently held by Brek will be spun off to Brek’s stockholders so that such leasehold interests will not be acquired by Gasco in the merger.

The Merger (page 25)

Pursuant to the merger agreement, Gasco Acquisition, Inc., a wholly owned subsidiary of Gasco, will be merged with and into Brek. Brek will be the surviving entity in the merger and will, as a result of the merger, become a wholly owned subsidiary of Gasco.

Brek’s Reasons for the Merger (page 27)

Brek’s directors took into consideration a number of factors in determining whether to enter into the merger, including its current cash position and the prospect of raising funds for further development of its properties, whether or not it would be able to partner with others to develop its properties and other alternatives to providing value to its stockholders. Brek’s board of directors determined that merging with Gasco would provide the most value to its stockholders. Brek’s properties to be acquired by Gasco in the merger consist of an approximate 14% weighted average working interest in Gasco’s oil and gas properties in Utah, Wyoming and California. Brek’s board of directors believes that Gasco’s consolidation of the ownership of these core properties will allow Gasco to develop and operate the properties more efficiently. In addition, Brek’s board of directors believes that the development of these properties should be enhanced by Gasco’s capital resources, including its cash from operations, funds available under its bank credit facility and its access to capital markets.

Gasco’s Reasons for the Merger (page 27)

Gasco is acquiring Brek because the Gasco board of directors believes that the assets and operations of Brek are complementary to those of Gasco and primarily consist of additional working interests in Gasco’s oil and natural gas properties in Utah, Wyoming and California. By acquiring Brek, the Gasco board of directors believes that Gasco will consolidate its ownership of its core properties and realize efficiencies with respect to the operations and development of such properties.

The Gasco board of directors believes that the merger represents an opportunity to enhance value for its stockholders. In particular, the Gasco board of directors believes that the consolidation of its ownership of its core oil and natural gas interests through the acquisition of the working interests held by Brek will provide Gasco with the opportunity to realize increased benefit from the development of those properties.

The Brek Special Meeting (page 20)

A special meeting of the stockholders of Brek will be held on          , 2007, at the offices of Richardson & Patel LLP at 10900 Wilshire Boulevard, Suite 500, Los Angeles, CA 90024, at  :00 a.m. local time. At the meeting, Brek stockholders will be asked to approve the merger agreement and the merger.

Recommendation by the Brek Board of Directors (page 27)

The board of directors of Brek has adopted the merger agreement and approved the merger by the unanimous vote of its members who voted on those matters. The Brek board of directors believes that the merger, the merger agreement and the transactions contemplated thereby are in the best interest of Brek and its stockholders and recommends that you vote “FOR” approval of the merger agreement and the merger.

Record Date and Outstanding Shares (page 20)

You are entitled to vote at the Brek special meeting if you owned shares of common stock, par value $.001 per share, of Brek at the close of business on          , 2007, the record date for the meeting. There are           shares of Brek common stock entitled to be voted at the special meeting, each of which will have one vote for each of the matters to be considered at the special meeting.

Votes Required (page 21)

The transaction of business at the special meeting requires the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Brek capital stock entitled to vote at the special meeting. Approval of the merger agreement and the merger by Brek stockholders requires the affirmative vote by the holders of a majority of the outstanding shares of Brek common stock as of the record date for the meeting. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting but will be the equivalent of a vote “AGAINST” the proposal to approve the merger agreement and the merger.

Voting Agreement (page 41)

The directors of Brek, who own approximately 24.6% of the outstanding shares of Brek common stock, have entered into a voting agreement, a copy of which is attached as Annex B to this proxy statement/prospectus, pursuant to which they have agreed, among other things, to vote their shares in favor of the merger and the merger agreement and against any action or agreement that Gasco has advised the directors in writing in advance would result in a breach of any representation, warranty, covenant or obligation of Brek in the merger agreement.

Share Ownership of Management (page 24)

As of the record date for the Brek Special Meeting, Brek’s directors, executive officers and their affiliates beneficially owned approximately    % of the issued and outstanding shares of Brek common stock. Each of them has agreed pursuant to a voting agreement, or advised Brek that he, she or it plans, to vote all such shares in favor of the merger agreement and the merger. As of such date, Gasco’s directors, executive officers and their affiliates beneficially owned approximately     % of the issued and outstanding shares of Gasco common stock before the merger.

Opinion of Financial Advisor (page 29)

In deciding to approve the merger, one of the factors that the Brek board of directors considered was the opinion of its financial advisor, Gemini Partners, that, as of August 8, 2006, the aggregate consideration was fair to the holders of shares of Brek common stock from a financial point of view. The full text of the Gemini Partners opinion describes the basis on which they rendered their opinion and is attached as Annex E to this proxy statement/prospectus. You are urged to read the entire opinion carefully.

What You Will Receive in the Merger (page 25)

In the merger, holders of Brek common stock will receive a fraction of a share of Gasco common stock equal to 11,000,000 divided by the total number of outstanding shares of Brek common stock, calculated on a fully diluted basis, on the date of the closing of the merger in exchange for each of their shares of Brek common stock. As of the date of this proxy statement/prospectus there were 80,343,062 shares of Brek common stock outstanding, calculated on a fully diluted basis. Based on this number of outstanding shares, Brek stockholders will receive approximately 0.1369 of a share of Gasco common stock in exchange for each share of Brek common stock. This exchange ratio may change slightly if any options are exercised on a cashless basis between now and the consummation of the merger. As of the date of this prospectus/proxy statement, options to purchase 370,000 shares of Brek common stock were outstanding. All options that remain unexercised following the effective time of the merger will be assumed by Gasco pursuant to the terms of the merger agreement.

This method of calculating the exchange ratio will not change, even if the market price of Gasco common stock or Brek common stock increases or decreases between now and the date that the merger is completed. No fractional shares will be issued. As a result, the total number of shares of Gasco common stock to be received by Brek stockholders will be rounded down to the nearest whole number and such holders will receive a cash payment for the value of the remaining fraction of a share that they would otherwise receive.

Ownership of Gasco Following the Merger (page 25)

A maximum of 11,000,000 shares of Gasco common stock will be issued to Brek stockholders in the merger. Such shares will constitute approximately 9% of the outstanding shares of Gasco common stock (on a fully diluted basis) after the merger.

Board of Directors and Management Following the Merger (page 42)

None of the officers or directors of Brek will continue as officers or directors of Brek or be appointed as officers or directors of Gasco following the merger.

Other Interests of Officers and Directors in the Merger (page 30)

One of Brek’s directors, who is also an executive officer, has interests in the merger that differ from, or are in addition to, your interests as a stockholder of Brek. In addition, certain directors of Brek hold stock options that will become fully vested and exercisable as a result of the merger.

Nathan Oil Partners, LP, which will be controlled by Brek until the spin-off of the shares of Rock City Energy Corp. to Brek’s stockholders is complete, has assigned an overriding royalty interest in all of its leases to Florida Energy I, Inc. (an entity controlled by Stephen Bruner, who is the brother of Marc A. Bruner, the chairman of Gasco’s board of directors), Richard N. Jeffs and Marc A. Bruner. Mr. Jeffs is Brek’s president, chief executive officer and chief financial officer and a member of Brek’s board of directors. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Marc A. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all but one of its leases and equal to 1.5% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to such lease. The royalty interests were assigned to Florida Energy I, Inc., Mr. Jeffs and Mr. Marc A. Bruner in 2001 in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions. As of March 31, 2007, these royalty interests related to eight leases covering approximately 8,400 gross acres (8,075 net acres).

Pursuant to the terms of the merger agreement, at the effective time of the merger, Gasco will enter into an escrow agreement with Mr. Jeffs and an escrow agent, whereby Gasco shall deposit with the escrow agent 550,000 shares of Gasco common stock issuable to Mr. Jeffs pursuant to the merger to satisfy any claims for breaches of representations and warranties by Brek for a period of one year following the merger. Please read “Form of Escrow Agreement” attached hereto as Annex C. In consideration of this pledge, Brek’s board of directors approved a fee payable to Mr. Jeffs equal to 20% of the value of the Gasco shares on the date his 550,000 Gasco shares are deposited in escrow.

Conditions to the Merger (page 35)

Gasco and Brek will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

•	the approval and adoption of the merger agreement and the merger by the stockholders of Brek;

•	the consummation of Brek’s spin-off of Rock City Energy Corp.;

•	the exercise of dissenters’ rights of appraisal by holders of no more than 1.0% of the outstanding shares of Brek common stock;

•	Brek having current assets not less than current liabilities and having no long term liabilities;

•	the absence of any law, regulation or order making the merger illegal or prohibiting the merger;

•	the receipt of necessary approvals, if any, from U.S. and foreign governmental authorities; and

•	other customary closing conditions.

Consummation of the Spin-Off (page 35)

As a condition precedent to the merger, Brek must spin off its interest in Rock City Energy Corp. to its stockholders of record on          , 2007. On December 13, 2006, Rock City Energy Corp. filed a registration statement on Form SB-2 (SEC File No. 333-139312) to register this distribution. Brek stockholders will receive one share of Rock City Energy Corp. common stock for every           shares of Brek common stock that they hold. No fractional shares will be issued and no shares will be issued to holders of fewer than 1,000 shares of Brek common stock. Instead, any holder of Brek common stock who would receive a fractional share due to the spin-off will have the fractional share rounded up to the next whole share, and any holder of Brek common stock who holds fewer than 1,000 shares will receive cash in lieu of Rock City securities. The cash payment will be equal to the product of the number of shares of Rock City Energy Corp. common stock to which the stockholder would be entitled but for the 1,000-share limitation, times the average of the high and low trading prices for Brek’s common stock over the five trading days immediately prior to the effective date of the spin-off. Distribution of Rock City’s common stock to Brek’s stockholders will be made within 30 days of the date that the SEC declares the registration statement effective. Brek cannot guarantee that the registration statement will ever be declared effective by the SEC.

No Solicitation (page 37)

Brek has agreed, subject to certain exceptions, not to, and not to authorize its directors, officers, employees and representatives to, initiate or engage in any discussions with another party regarding a business combination with such other party while the merger is pending.

Termination of the Merger Agreement (page 39)

Gasco and Brek mutually can agree to terminate the merger agreement by mutual written consent at any time, whether before or after the receipt of Brek stockholder approval, without completing the merger. Either company can terminate the merger agreement if:

•	the merger is not completed before October 31, 2007, unless the incompletion of the merger is due to either company’s failure to perform its obligations under the merger agreement;

•	a governmental authority prohibits the merger;

•	the stockholders of Brek do not approve the merger agreement and the merger; or

•	the other party materially breaches or fails to comply with any of its representations, warranties, covenants, closing conditions or agreements set forth in the merger agreement.

Gasco may terminate the merger agreement if the board of directors of Brek (i) fails to recommend, or withdraws, modifies or changes in any manner adverse to Gasco its recommendation of, the merger agreement and the merger to the Brek stockholders, (ii) approves or recommends any acquisition proposal other than that made by Gasco, (iii) fails to send to its stockholders a statement disclosing that it recommends rejection of any tender or exchange offer relating to Brek’s securities that has been commenced by a person unaffiliated with Gasco within ten business days after such tender or exchange offer is first published, sent or given or (iv) resolves to take any of the actions specified in clause (i) or (ii) above.

Brek may terminate the merger agreement if the board of directors of Brek receives an unsolicited superior acquisition proposal from a third party relating to Brek and Gasco does not make, within 48 hours of receipt of Brek’s written notification of its intention to terminate the merger agreement, a written offer that the board of directors of Brek determines in good faith is at least as favorable, from a financial point of view, to the stockholders of Brek as such unsolicited superior acquisition proposal.

Termination Fee (page 39)

If the merger agreement is terminated, Brek will be required to pay a termination fee of $1.0 million to Gasco in certain circumstances. In addition, under certain circumstances Brek will be required to pay Gasco’s expenses in connection with the merger, up to a maximum of $1.0 million.

Certain United States Federal Income Tax Consequences (page 61)

The merger has been structured so that none of Gasco, Gasco stockholders or Brek stockholders (other than certain non-U.S. persons) will recognize any gain or loss for United States federal income tax purposes in connection with the merger (except for gain recognized with respect to any cash received in lieu of fractional shares of Gasco common stock by Brek stockholders and except for gain or loss recognized by certain significant non-U.S. Brek stockholders). The merger will, however, cause Brek to recognize gain on the pre-merger distribution of the shares of Rock City Energy Corp. to its stockholders to the extent, if any, the value of the shares exceeds Brek’s basis in such shares at the time of distribution.

Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws in your particular circumstances.

Accounting Treatment (page 31)

The merger will be accounted for as a purchase, as such term is used under generally accepted accounting principles.

Comparative Rights of Gasco and Brek Stockholders (page 64)

In the merger, Brek stockholders will receive shares of Gasco common stock and become Gasco stockholders. Upon completion of the merger, your rights as stockholders of Gasco will be governed by Nevada law and Gasco’s certificate of incorporation and bylaws. Although Gasco and Brek are both incorporated in Nevada, there are various differences between the rights of Brek stockholders and the rights of Gasco stockholders under Brek’s and Gasco’s respective charter provisions and bylaws.

Dissenters’ Rights (page 68)

Under Nevada law, you may dissent from the merger and demand the “fair value” of your shares in cash. To exercise this right, you must not vote your shares in favor of the merger and you must take certain other actions that Nevada law requires.

Market Price Data

Gasco common stock is listed for trading on the American Stock Exchange under the symbol “GSX.” Brek common stock is not listed, traded or quoted on any stock exchange, the OTCBB or the Pink Sheets. Instead, its shares are traded in the “Gray Market,” which is also commonly known as the “Other OTC,” under the symbol “BREK.” The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Gasco common stock, as reported by the American Stock Exchange, and the high and low bid prices for Brek common stock as obtained from Pink Sheets LLC.

	Gasco(1)		Brek(1)
	High	Low	High	Low

2005
First Quarter	$4.25	$2.95	$0.47	$0.33
Second Quarter	$3.88	$2.85	$0.44	$0.29
Third Quarter	$6.91	$3.57	$0.68	$0.34
Fourth Quarter	$7.95	$5.60	$0.84	$0.55
2006
First Quarter	$7.49	$4.23	$0.75	$0.45
Second Quarter	$6.18	$3.55	$0.575	$0.40
Third Quarter	$4.74	$2.35	$0.43	$0.17
Fourth Quarter	$3.44	$2.10	$0.39	$0.25
2007
First Quarter	$2.65	$1.50	$0.29	$0.18
Second Quarter	$2.75	$1.73	$0.26	$0.13
Third Quarter (through July 3, 2007)	$2.44	$2.21	$0.20	$0.19

(1)	Share prices are those for the calendar quarters of both Gasco and Brek. Both Gasco’s and Brek’s fiscal years end on December 31.

Gasco has approximately 110 stockholders of record. Brek has approximately 475 stockholders of record.

On September 20, 2006, the last trading day before the public announcement of the proposed merger, the closing per share sales prices of Gasco common stock and Brek common stock, as reported by the American Stock Exchange and the Gray Market, respectively, were $2.70 and $0.30, respectively. On July 5, 2007, the last trading day before the date of this proxy statement/prospectus, the closing per share sales prices of Gasco common stock and Brek common stock, as reported by the American Stock Exchange and the Gray Market, respectively, were $2.25 and $0.19, respectively. You are urged to obtain current market quotations.

Following the merger, the Gasco common stock will continue to be traded on the American Stock Exchange, and the Brek common stock will cease to be traded. There will be no further market for the Brek common stock.

Gasco has not paid any cash dividends in the past on its common stock and does not intend to pay cash dividends in the future. Any future cash dividends to holders of Gasco common stock would depend on future earnings, capital requirements, Gasco’s financial condition and other factors determined by Gasco’s board of directors. Gasco’s credit facility allows for the declaration and payment of dividends solely with shares of common stock.

Brek has not paid any cash dividends in the past on its common stock and does not intend to pay cash dividends in the future. The merger agreement prohibits Brek from declaring or paying any dividends or distributions on shares of Brek common stock, except for the spin-off of Rock City Energy Corp. to the holders of Brek common stock. If the merger is not consummated, the declaration and payment of any future cash dividends on Brek common stock will be at the discretion of the board of directors of Brek and will depend upon, among other things, future earnings of Brek, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

Summary Historical Consolidated Financial Data

Gasco

The following selected historical financial data as of and for the five years ended December 31, 2006 has been derived from Gasco’s audited consolidated financial statements. The selected historical financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are derived from Gasco’s unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments which Gasco considers necessary for a fair presentation of the financial position and results of operations for those periods. You should not expect the results for any prior or interim periods to be indicative of the results that may be achieved in any future periods. You should read the following information together with Gasco’s consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Gasco’s Annual Report on Form 10-K/A for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the year ended March 31, 2007, which are incorporated by reference in this proxy statement/prospectus.

	As of and for the
	Three Months Ended March 31,		As of and for the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)

Summary of Operations
Oil, gas and gathering revenue	$6,339,371	$6,412,816	$22,980,231	$15,479,566	$3,267,214	$1,263,443	$164,508
General and administrative expense	$2,326,077	$2,684,036	$9,415,787	$5,987,019	$4,191,978	$2,819,675	$5,080,287
Net loss	$(176,174)	$(177,157)	$(55,817,767)	$(37,635)	$(4,205,830)	$(2,526,525)	$(5,649,682)
Net loss per share	$(0.00)	$(0.00)	$(0.65)	$(0.00)	$(0.07)	$(0.07)	$(0.16)
Balance Sheet
Working capital (deficit)	$8,459,779	$73,427,166	$11,129,942	$86,078,958	$52,719,245	$1,192,246	$(2,857,539)
Cash and cash equivalents	$6,497,785	$40,408,462	$12,876,879	$62,661,368	$25,717,081	$3,081,109	$2,089,062
Oil and gas properties, net	$124,514,736	$103,107,019	$109,281,419	$100,334,852	$50,820,383	$28,470,917	$24,760,149
Total assets	$166,354,158	$205,438,984	$165,454,418	$201,199,972	$117,368,168	$33,059,179	$27,505,501
Long-term obligations	$78,025,695	$65,322,012	$65,981,536	$65,302,674	$65,108,566	$2,483,084	$—
Stockholders’ equity	$77,957,306	$128,966,243	$77,171,921	$127,440,160	$46,213,198	$27,382,083	$22,014,265

Brek

The following selected historical financial data as of and for the five years ended December 31, 2006 have been derived from Brek’s audited consolidated financial statements. The selected historical financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are derived from Brek’s unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments which Brek considers necessary for a fair presentation of the financial position and results of operations for those periods. You should not expect the results for any prior or interim periods to be indicative of the results that may be achieved in any future periods. You should read the following information together with Brek’s historical financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this proxy statement/prospectus.

			As of and For The
	As of and for the Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)

Summary of Operations
Revenue	$76,920	$150,763	$440,537	$764,802	$363,053	$22,077	$—
General and administrative expense	$240,529	$234,418	$1,193,534	$934,715	$351,900	$287,140	$3,673,105
Net loss	$(165,742)	$(124,398)	$(5,486,113)	$(257,205)	$6,494	$(261,879)	$(27,243,917)
Net gain (loss) per share	$(0.00)	$(0.00)	$(0.09)	$(0.01)	$0.01	$(0.01)	$(1.16)
Balance Sheet
Working capital (deficit)	$892,139	$1,002,182	$1,024,398	$(1,030,487)	$(789,409)	$(1,550,128)	$(1,376,726)
Total assets	$2,661,128	$6,629,883	$2,922,982	$6,095,848	$5,205,904	$2,347,691	$2,069,986
Long-term obligations	$23,828	$—	$23,304	$—	$—	$—	$—
Stockholders’ equity	$2,220,370	$5,284,409	$2,386,112	$4,808,807	$3,941,012	$723,875	$598,107

Summary Pro Forma Combined Reserve Information

The following table sets forth certain oil and gas reserve information as of December 31, 2006, with respect to Gasco, Brek and pro forma for the combined company:

			Pro Forma
	Gasco	Brek	Combined

Estimated proved reserves
Gas (Mcf)	39,975,964	1,241,637	41,217,601
Oil (Bbls)	370,581	9,186	379,767

Comparative Per Share Data

Set forth below are the net income (loss) from continuing operations, diluted net income (loss) from continuing operations and book value per common share data for Gasco and Brek on an historical basis, for the combined company on a pro forma basis and on a pro forma combined basis per Brek equivalent share. Neither Gasco nor Brek has ever paid a cash dividend on its shares of common stock. The pro forma data were derived by combining historical consolidated financial information of Gasco and Brek treating the merger as a purchase for accounting purposes. The Brek pro forma equivalent share information shows the effect of the merger from the perspective of the Brek stockholder, by multiplying the pro forma information by an assumed exchange ratio of 0.1369.

The information set forth below should be read in conjunction with the respective audited consolidated financial statements and related notes of Gasco and Brek included in or incorporated by reference into this proxy statement/prospectus. The unaudited pro forma data set forth below may not be indicative of the actual financial condition or results of operations that would have resulted had the merger occurred as of the date assumed for purposes of determining such data or of the results for any future period.

	Three Months Ended	Year Ended
	March 31,	December 31,
	2007	2006

Basic net income (loss) per common share:
Gasco	$(0.00)	$(0.65)
Brek	(0.00)	(0.09)
Pro forma	(0.00)	(0.74)
Equivalent pro forma per share of Brek stock	(0.00)	(0.10)
Diluted net income (loss) per common share:
Gasco	$(0.00)	$(0.65)
Brek	(0.00)	(0.09)
Pro forma	(0.00)	(0.74)
Equivalent pro forma per share of Brek stock	(0.00)	(0.10)
Book value per common share:
Gasco	$0.91	$0.90
Brek	0.03	0.03
Pro forma	1.22	1.22
Equivalent pro forma per share of Brek stock	0.17	0.17

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should consider carefully the matters described below in determining whether to approve the merger agreement and the merger.

Risks Relating to the Merger

The consideration to be paid for Brek common stock in the merger is a fixed number of shares of Gasco common stock and will not be adjusted for changes in the stock price of either Gasco or Brek.

Under the merger agreement, each share of Brek common stock will be converted into a number of shares of Gasco common stock equal to 11,000,000 divided by the total number of outstanding shares of Brek common stock, calculated on a fully diluted basis. The prices of Gasco common stock and Brek common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the Brek special meeting. These prices may vary because of changes in Gasco’s business, operations, or prospects or those of Brek, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Although Gasco expects the merger to be completed in the third quarter of 2007, it may be completed on a later date.

One of Brek’s directors, who is also an executive officer, has interests in the merger that are different from your interests.

One of Brek’s directors, who is also an officer, has interests in the merger that differ from, or are in addition to, your interests as a stockholder of Brek. In addition, certain directors of Brek hold stock options that will become fully vested and exercisable as a result of the merger.

Nathan Oil Partners, LP, which will be controlled by Brek until the spin-off of the shares of Rock City Energy Corp. to Brek’s stockholders is complete has assigned an overriding royalty interest in all of its leases to Florida Energy I, Inc. (an entity controlled by Stephen Bruner, who is the brother of Marc A. Bruner, the chairman of Gasco’s board of directors) Richard N. Jeffs and Marc A. Bruner. Mr. Jeffs is Brek’s president, chief executive officer and chief financial officer and a member of Brek’s board of directors. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Marc A. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all but one of its leases and equal to 1.5% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to such lease. The royalty interests were assigned to Florida Energy I, Inc., Mr. Jeffs and Mr. Marc A. Bruner in 2001 in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions. As of March 31, 2007, these royalty interests related to eight leases covering approximately 8,400 gross acres (8,075 net acres).

Pursuant to the terms of the merger agreement, at the effective time of the merger, Gasco will enter into an escrow agreement with Mr. Jeffs and an escrow agent, whereby Gasco shall deposit with the escrow agent 550,000 shares of Gasco common stock issuable to Mr. Jeffs pursuant to the merger to satisfy any claims for breaches of representations and warranties by Brek for a period of one year following the merger. Please read “Form of Escrow Agreement” attached hereto as Annex C. In consideration of this pledge, Brek’s board of directors approved a fee payable to Mr. Jeffs equal to 20% of the value of the Gasco shares on the date his 550,000 Gasco shares are deposited in escrow.

For a discussion of these arrangements, see “The Merger — Interests of Certain Persons in the Merger.” You should consider these interests in connection with your vote on the merger agreement and the merger, including whether these interests may have influenced those directors and executive officers to recommend or support the merger agreement and the merger.

Risks Relating to Gasco’s Business, Strategy and Operations

Gasco has incurred losses since our inception and may continue to incur losses in the future.

To date Gasco’s operations have not generated sufficient operating cash flows to provide working capital for its ongoing overhead, the funding of its lease acquisitions and the exploration and development of its properties. Without adequate financing, Gasco may not be able to successfully develop any prospects that it has or acquires and it may not achieve profitability from operations in the near future or at all.

During the years ended December 31, 2006, 2005 and 2004 and the three months ended March 31, 2007, Gasco incurred a net loss of $55,817,767, $37,635, $4,205,830 and $176,174, respectively. As of March 31, 2007, Gasco had an accumulated deficit of $85,529,167. Failure to achieve profitability in the future could adversely affect the trading price of Gasco’s common stock or its ability to raise additional capital. Any of these circumstances could have a material adverse effect on its financial condition and results of operations.

The volatility of natural gas and oil prices could have a material adverse effect on Gasco’s business.

Gasco’s revenue, profitability and cash flow depend upon the prices and demand for natural gas and oil. Moreover, changes in natural gas and oil prices have significant impacts on the value of Gasco’s reserves. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect Gasco’s financial results and impede its growth. Prices for natural gas and oil may fluctuate widely in response to a variety of additional factors that are beyond Gasco’s control, such as:

•	changes in global supply and demand for natural gas and oil;

•	commodity processing, gathering and transportation availability;

•	domestic and global political and economic conditions;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	weather conditions, including hurricanes;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations; and

•	the price and availability of alternative fuels.

Lower natural gas and oil prices may not only decrease revenue on a per share basis, but also may reduce the amount of natural gas and oil that can be produced economically. This reduction may result in having to make substantial downward adjustments to Gasco’s estimated proved reserves. For example, during 2006, the previous oil and gas reserves quantities decreased by approximately 63% primarily due to the decrease in oil and gas prices from $59.87 per barrel and $8.01 per mcf at December 31, 2005 to $45.53 per barrel and $4.47 per mcf at December 31, 2006. The price per barrel of oil reflects Gasco’s blend of oil and condensate. If the estimated capital investment based on recent historical data to drill and complete wells in this area is not reduced materially or if the prices for oil and gas do not increase materially from year end 2006 prices Gasco will be unable to economically develop most of our acreage.

All of Gasco’s natural gas production is currently located in, and all of its future natural gas production is anticipated to be located in, the Rocky Mountain Region of the United States. The gas prices that Gasco and other operators in the Rocky Mountain region have received and are currently receiving are at a discount to gas prices in other parts of the country. Factors that can cause price volatility for crude oil and natural gas within this region are:

•	the availability of gathering systems with sufficient capacity to handle local production;

•	seasonal fluctuations in local demand for production;

•	local and national gas storage capacity;

•	interstate pipeline capacity; and

•	the availability and cost of gas transportation facilities from the Rocky Mountain region.

In addition, because of its size, Gasco does not own or lease firm capacity on any interstate pipelines. As a result, its transportation costs are particularly subject to short-term fluctuations in the availability of transportation facilities. Gasco’s management believes that the steep discount in the prices it receives may be due to pipeline constraints out of the region, but there is no assurance that increased capacity will improve the prices to levels seen in other parts of the country in the future. Even if Gasco acquires additional pipeline capacity, conditions may not improve due to other factors listed above.

It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease revenues on a per unit basis but also may reduce the amount of natural gas and oil that can be produced economically. A substantial or extended decline in natural gas and oil prices would materially and adversely affect Gasco’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

Pipeline constraints may limit Gasco’s ability to sell its gas production and may negatively affect the price at which Gasco sells its gas.

Gasco’s production is transported through a single intrastate pipeline and therefor any constraints on the capacity of this pipeline could adversely affect its ability to sell Gasco’s production. Additionally, many pipelines, particularly those connecting to higher-priced eastern markets, are operating at or near capacity. Management believes that this situation could continue, at least, into early 2008. In certain circumstances this may limit Gasco’s ability to sell any, or all, of its natural gas production in a given period. As producers vie one with another to sell their gas, this situation may also serve to reduce the price at which Gasco is able to sell the gas that does flow. During the second quarter of 2007, Gasco curtailed a portion of its natural gas production due to the low price for natural gas that prevailed in the Rockies. These low prices are due in part to gas on gas sales competition resulting from the region’s capacity to produce natural gas exceeding the take-away capacity of interstate pipelines that move the natural gas to other consuming regions in the United States. A reduction in the amount of natural gas that Gasco can sell or the price at which such natural gas can be sold could materially adversely affect Gasco’s financial position and results of operations.

Our oil and gas reserve information is estimated and may not reflect actual reserves.

Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.

The estimated proved reserve information as of December 31, 2006, included herein is based on estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

The most accurate method of determining proved reserve estimates is based upon a decline analysis method, which consists of extrapolating future reservoir pressure and production from historical pressure decline and production data. The accuracy of the decline analysis method generally increases with the length of the production history. Since most of Gasco’s wells had been producing less than six years as of December 31, 2006, their production history was relatively short, so other (generally less accurate) methods such as volumetric analysis and analogy to the production history of wells of other operators in the same reservoir were used in conjunction with the decline analysis method to determine estimates of proved reserves. As Gasco’s wells are produced over time and more data is available, the estimated proved reserves will be redetermined on an annual basis and may be adjusted based on that data. These adjustments could result in downward revisions of Gasco’s reserve estimates. Gasco has revised its reserves downward by 36%, 32% and 63% in each of the three years ended December 31, 2005, 2004 and 2003, respectively.

Actual future production, gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable gas and oil reserves most likely will vary from Gasco’s estimates. Any significant variance could materially affect the quantities and present value of Gasco’s reserves. In addition, Gasco may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing gas and oil prices. Gasco’s reserves may also be susceptible to drainage by operators on adjacent properties.

It should not be assumed that the present value of future net cash flows included herein is the current market value of Gasco’s estimated proved gas and oil reserves. In accordance with SEC requirements, Gasco bases the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

Future changes in commodity prices or reserve estimates and operational developments may result in impairment charges.

Gasco may be required to write down the carrying value of its gas and oil properties when gas and oil prices are low or if there is substantial downward adjustments to the estimated proved reserves, increases in the estimates of development costs or deterioration in the exploration results.

Gasco follows the full cost method of accounting, under which, capitalized gas and oil property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved gas and oil reserves less the future cash outflows associated with the asset retirement obligations that have been accrued on the balance sheet plus the cost, or estimated fair value if lower, of unproved properties.

Should capitalized costs exceed this ceiling, an impairment would be recognized. The present value of estimated future net revenues is computed by applying current prices of gas and oil to estimated future production of proved gas and oil reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. Once an impairment of gas and oil properties is recognized, it is not reversible at a later date even if oil or gas prices increase. As of June 30, 2006, Gasco’s full cost pool exceeded the ceiling limitation based on oil and gas prices of $59.84 per barrel and $5.42 per Mcf. Subsequent commodity price increases were not sufficient to eliminate the need for the impairment and therefor, impairment expense of $51,000,000 was recorded during the quarter ended June 30, 2006.

The development of oil and gas properties involves substantial risks that may materially and adversely affect Gasco.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

If Gasco experiences any one or more of these risks, its business, financial condition and results of operations could be materially and adversely affected.

Gasco may not be able to obtain adequate financing to continue its operations.

Gasco has relied in the past primarily on the sale of equity capital and farm-out and other similar types of transactions to fund working capital and the acquisition of its prospects and related leases. Failure to generate operating cash flow or to obtain additional financing could result in substantial dilution of Gasco’s property interests, or delay or cause indefinite postponement of further exploration and development of its prospects with the possible loss of its properties.

Gasco will require significant additional capital to fund future activities and to service current and any future indebtedness. In particular, Gasco faces uncertainties relating to its ability to generate sufficient cash flows from operations to fund the level of capital expenditures required for its oil and gas exploration and production activities and its obligations under various agreements with third parties relating to exploration and development of certain prospects. Failure to find the financial resources necessary to fund Gasco’s planned activities and service its debt and other obligations could materially and adversely affect its business, financial condition and results of operations.

Delays in obtaining drilling permits could have a materially adverse effect on Gasco’s ability to develop its properties in a timely manner.

The average processing time at the Bureau of Land Management in Vernal, Utah for an application to drill on federal leases has been increasing and currently is approximately 14 months. Approximately 82% of Gasco’s gross acreage in Utah is located on federal leases. If Gasco is delayed in procuring sufficient drilling permits for its federal properties, it will shift more of the drilling in Utah to state leases, the permits for which require an average processing time of approximately two months. While such a shift in resources would not necessarily affect the rate of growth of cash flow, it would result in a slower growth rate of Gasco’s total proved reserves, because a higher percentage of the wells drilled on the state leases will be drilled on leases to which proved undeveloped reserves may already have been attributed.

Gasco may have difficulty managing growth in its business.

Because of Gasco’s small size, growth in accordance with its business plans, if achieved, will place a significant strain on its financial, technical, operational and management resources. As Gasco expands its activities and increases the number of projects it is evaluating or in which it participates, there will be additional demands on financial, technical and management resources. The failure to continue to upgrade technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on Gasco’s business, financial condition and results of operations and its ability to timely execute its business plan.

Gasco competes with larger companies in acquiring properties and operating and drilling services.

Gasco’s natural gas and petroleum exploration activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, Gasco competes with a number of other companies operating in its areas of interest, including large oil and gas companies and other independent operators with greater financial and other resources. Gasco does not believe that its competitive position in the petroleum and natural gas industry is significant.

Gasco anticipates a competitive market for obtaining drilling rigs and services, and the manpower to operate them. The current high level of drilling activity in Gasco’s areas of exploration may have a significant adverse impact on the timing and profitability of its operations. In addition, Gasco is required to obtain drilling and right of way permits for our wells, and there is no assurance that such permits will be available on a timely basis or at all.

Gasco may suffer losses or incur liability for events that it or the operator of a property has chosen not to insure against.

Insurance against every operational risk is not available at economic rates. Gasco may suffer losses from uninsurable hazards or from hazards, which it or the operator has chosen not to insure against because of high premium costs or other reasons. Gasco may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills against which it cannot insure or against which it may elect not to insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and personal injury. The payment of any such liabilities may have a material adverse effect on Gasco’s business, financial condition and results of operations.

Gasco may incur losses as a result of title deficiencies in the properties in which it invests.

If an examination of the title history of a property that Gasco has purchased reveals a petroleum and natural gas lease that has been purchased in error from a person who is not the owner of the mineral interest desired, Gasco’s interest would be worthless. In such an instance, the amount paid for such petroleum and natural gas lease or leases would be lost.

It is Gasco’s practice, in acquiring petroleum and natural gas leases or undivided interests in petroleum and natural gas leases, not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, Gasco relies upon the judgment of petroleum and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.

If there are any title defects in the properties in which Gasco holds an interest, it may suffer a monetary loss, including as a result of performing any necessary curative work prior to the drilling of a petroleum and natural gas well.

Gasco’s ability to market the oil and gas that it produces is essential to its business.

Several factors beyond Gasco’s control may adversely affect its ability to market its oil and gas. These factors include the proximity, capacity and availability of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted, but any one or a combination of these factors may result in the inability to sell oil and gas at prices that would result in an adequate return on Gasco’s invested capital. For example, Gasco currently distributes the gas that it produces through a single pipeline. If this pipeline were to become unavailable, Gasco would incur additional costs to secure a substitute facility in order to deliver the gas that it produces. In addition, although Gasco currently has access to firm transportation for the majority of our current gas production, there is no assurance that it will be able to procure additional transportation on satisfactory terms, or at all, as Gasco increases production through its drilling program or acquisitions.

Gasco could become subject to certain Questar Pipeline Company Gas requirements which, if such requirements are too strict, could result in its production being severely curtailed or shut-in.

Gasco currently delivers all of its gathered gas into a Questar Pipeline Company (“Questar”) main line transportation system. Questar is currently evaluating their gas quality requirements to transport gas on their system. These requirements could and most likely, would be imposed on all companies delivering gas into their main line. If Questar should require companies to meet more strict quality requirements, there is no assurance that Gasco could meet the new requirements in the short term future. It is possible that Gasco would need to make significant capital expenditures to retain these short term arrangements that allow a majority of its current gas production to access firm transportation or meet the new gas quality requirements and/or to transport our gas. During this process and/or adding new transportation facilities, Gasco’s production could be severely curtailed or even shut — in completely.

Environmental costs and liabilities and changing environmental regulation could materially affect Gasco’s cash flow.

Gasco’s operations are subject to stringent federal, state and local laws and regulations relating to environmental protection. These laws and regulations may require the acquisition of permits or other governmental approvals, limit or prohibit our operations on environmentally sensitive lands, and place burdensome restrictions on the management and disposal of wastes. Failure to comply with these laws may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may delay or prevent our operations. Any stringent changes to these environmental laws and regulations may result in increased costs with respect to the disposal of wastes, the performance of remedial activities, and the incurrence of capital expenditures.

Gasco is subject to complex governmental regulations which may adversely affect the cost of its business.

Petroleum and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Gasco may be required to make large expenditures to comply with these regulatory requirements. Legislation affecting the petroleum and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the petroleum and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Any increases in the regulatory burden on the petroleum and natural gas industry created by new legislation would increase Gasco’s cost of doing business and, consequently, adversely affect its profitability. A major risk inherent in drilling is the need to obtain drilling and right of way permits from local authorities. Delays in obtaining drilling and/or right of way permits, the failure to obtain a drilling and/or right of way permit for a well or a permit with unreasonable conditions or costs could have a materially adverse effect on Gasco’s ability to effectively develop its properties.

Gasco’s competitors may have greater resources which could enable them to pay a higher price for properties and to better withstand periods of low market prices for hydrocarbons.

The petroleum and natural gas industry is intensely competitive, and Gasco competes with other companies that have greater resources. Many of these companies not only explore for and produce crude petroleum and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive petroleum and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than Gasco’s financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Gasco’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Because Gasco’s reserves and production are concentrated in a small number of properties, production problems or significant changes in reserve estimates related to any property could have a material impact on its business.

Gasco’s current reserves and production primarily come from a small number of producing properties in Utah. If mechanical problems with the wells or production facilities including salt water disposal, pipelines, compressors and processing plants, depletion or other events including weather adversely affect any particular property, Gasco could experience a significant decline in its production, which could have a material adverse effect on its cash flows, financial condition and results of operations. In addition, if the actual reserves associated with any one of Gasco’s properties are less than estimated, its overall reserve estimates could be materially and adversely affected.

Financial difficulties encountered by Gasco’s partners or third-party operators could adversely affect the exploration and development of Gasco’s prospects.

Liquidity and cash flow problems encountered by Gasco’s partners or the co-owners of its properties may prevent or delay the drilling of a well or the development of a project. Gasco’s partners and working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farm-out partner, Gasco would have to find a new farm-out partner or obtain alternative funding in order to complete the exploration and development of the prospects subject to the farm-out agreement. In the case of a working interest owner, Gasco could be required to pay the working interest owner’s share of the project costs. Gasco cannot assure you that it would be able to obtain the capital necessary to fund either of these contingencies or that it would be able to find a new farm-out partner. If any of these circumstances were to occur, Gasco’s ability to explore and develop its prospects could be adversely affected which could have a material adverse effect on its business, financial condition and results of operations.

Shortages of supplies, equipment and personnel may adversely affect Gasco’s operations.

The natural gas and oil industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs of rigs, equipment and supplies may be substantially increased and their availability may be limited. In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases. If drilling rigs, equipment, supplies or qualified personnel are unavailable due to excessive costs or demand or otherwise, Gasco’s ability to execute its exploration and development plans could be materially and adversely affected and, as a result, its business, financial condition and results of operations could be materially and adversely affected.

Hedging Gasco’s production may result in losses.

Gasco currently has no hedging agreements in place. However, Gasco may in the future enter into arrangements to reduce its exposure to fluctuations in the market prices of oil and natural gas. Gasco may enter into oil and gas hedging contracts in order to increase credit availability. Hedging will expose Gasco to risk of financial loss in some circumstances, including if:

•	production is less than expected;

•	the other party to the contract defaults on its obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, hedging may limit the benefit Gasco would otherwise receive from increases in the prices of oil and gas. Further, if Gasco does not engage in hedging, it may be more adversely affected by changes in oil and gas prices than its competitors who engage in hedging.

Gasco’s credit facility imposes restrictions that may affect Gasco’s ability to successfully operate its business.

Gasco’s credit facility imposes certain operational and financial restrictions on Gasco. These restrictions, among other things, limit its ability to:

•	incur additional indebtedness;

•	create liens;

•	sell our assets or consolidate or merge with or into other companies;

•	make investments and other restricted payments, including dividends;

•	and engage in transactions with affiliates of Gasco.

These limitations are subject to a number of important qualifications and exceptions. In addition, Gasco’s credit facility requires it to maintain certain financial ratios to satisfy certain financial conditions. These restrictions could also limit Gasco’s ability to obtain future financings, make needed capital expenditures, withstand a downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. Gasco’s credit facility and restrictions thereunder are described in greater detail in “Item 7 — Management’s Discussion and Analysis of

Financial Condition and Results of Operations — Credit Facility,” in Gasco’s Annual Report on Form 10 K/A for the year ended December 31, 2006, incorporated by reference herein.

Gasco’s success depends on key management personnel, the loss of any of whom could disrupt its business.

The success of Gasco’s operations and activities is dependent to a significant extent on the efforts and abilities of its management. The loss of services of any of Gasco’s key managers could have a material adverse effect on its business. Gasco has not obtained “key man” insurance for any of its management. Mr. Erickson is the Chief Executive Officer, Mr. Decker is an Executive Vice President and Chief Operating Officer and Mr. Grant is an Executive Vice President and Chief Financial Officer. The loss of their services may adversely affect Gasco’s business and prospects.

Gasco’s officers and directors are engaged in other businesses which may result in conflicts of interest.

Certain of Gasco’s officers and directors also serve as directors of other companies or have significant shareholdings in other companies. Gasco’s chairman, Marc A. Bruner, is the largest shareholder of Galaxy Energy Corporation (“Galaxy”) and Exxcel Energy. Mr. Marc A. Bruner also serves as the Chairman and Chief Operating Officer of Falcon Oil and Gas, Ltd. (“Falcon”). Falcon’s current drilling activities include projects in Romania and Hungary. Carl Stadelhofer, one of Gasco’s directors is a director of Falcon. In addition, another Gasco director, C. Tony Lotito, currently serves as the Executive Vice President, Chief Financial Officer, Secretary-Treasurer and a member of the Board of Directors of PetroHunter Corporation (“PetroHunter”), which is majority owned by Mr. Marc A. Bruner. Charles Crowell, one of Gasco’s directors, is the Chief Executive Officer and serves on the Board of Directors of PetroHunter. Mr. Crowell also serves on the Boards’ of Directors of Providence Resources, Inc. Richard S. Langdon, another one of Gasco’s directors, is President and Chief Executive Officer of Matris Exploration Company, L.P., a private exploration and production company active in onshore California. Mr. Langdon is also a member of the Board of Directors of Constellation Energy Partners LLC (“CEP”), a public limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. CEP’s activities are currently focused in the Black Warrior Basin of Alabama. Another one of Gasco’s directors, Richard Burgess, is a director of ROC Oil Company (“ROC”), a Limited Liability Corporation incorporated in Australia. ROC has oil and gas activities in China, Australia, UK North Sea, and West Africa. ROC has no activities in North or South America. Gasco estimates that all of its directors except Mr. Crowell spend approximately 10% of their time on Gasco business and Mr. Crowell spends approximately 25% of his time on Gasco business. Mark Erickson, Gasco’s CEO, President and director has direct private investments in certain Rocky Mountain and Mid-Continent oil and gas leases and has a majority interest in a private oil and gas company with core assets in Oklahoma and additional lease holdings in Colorado, Wyoming and Utah. Mr. Erickson spends 100% of his time on Gasco business.

To the extent that such other companies participate in ventures in which Gasco may participate, or compete for prospects or financial resources with it, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

In accordance with the laws of the State of Nevada, Gasco’s directors are required to act honestly and in good faith with a view to the best interests of Gasco. In determining whether or not Gasco will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which Gasco may be exposed and its financial position at that time.

It may be difficult to enforce judgments predicated on the federal securities laws on some of Gasco’s board members who are not U.S. residents.

Two of Gasco’s directors reside outside the United States and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United

States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws.

Foreign courts may not entertain original actions against Gasco’s directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

Risks Related to Gasco’s Common Stock

Gasco’s common stock has experienced, and may continue to experience, price volatility and a low trading volume.

The trading price of Gasco’s common stock has been and may continue to be subject to large fluctuations, which may result in losses to investors. Gasco’s stock price may increase or decrease in response to a number of events and factors, including:

•	the results of Gasco’s exploratory drilling;

•	trends in the industry and the markets in which Gasco operates;

•	changes in the market price of the commodities Gasco sells;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in operating results;

•	the operating and stock price performance of other companies that investors may deem comparable; and

•	purchases or sales of blocks of Gasco’s common stock.

This volatility may adversely affect the price of Gasco common stock regardless of Gasco’s operating performance.

Shares eligible for future sale may cause the market price for Gasco’s common stock to drop significantly, even if its business is doing well.

If Gasco’s existing shareholders sell their common stock in the market, or if there is a perception that significant sales may occur, the market price of Gasco’s common stock could drop significantly. In such case, Gasco’s ability to raise additional capital in the financial markets at a favorable time and price might be impaired. In addition, Gasco’s board of directors has the authority to issue additional shares of authorized but unissued common stock without the approval of Gasco’s shareholders. Additional issuances of common stock would dilute the ownership percentage of existing shareholders and may dilute the earnings per share of the common stock. As of March 31, 2007 there were 86,100,015 shares of Gasco common stock issued and outstanding. Additional options may be granted to purchase 1,895,000 shares of Gasco common stock under Gasco’s stock option plan and an additional 364,170 shares of common stock are issuable under its restricted stock plan. As of December 31 of each year, the number of shares of common stock issuable under Gasco’s stock option plan automatically increases so that the total number of shares of common stock issuable under such plan is equal to 10% of the total number of shares of common stock outstanding on such date.

Assuming all of Gasco’s outstanding 5.50% Convertible Senior Notes due 2011 are converted at the applicable conversion prices and 11,000,000 shares are issued to the holders of Brek common stock pursuant to the merger, the number of shares of Gasco common stock outstanding would increase by approximately 27,250,000 shares to approximately 113,350,015 shares (this number assumes no exercise of the options or rights described above).

Gasco has not previously paid dividends on its common stock and it does not anticipate doing so in the foreseeable future.

Gasco has not in the past paid, and does not anticipate paying in the foreseeable future, cash dividends on its common stock because its outstanding credit agreement contains covenants that restrict our ability to pay dividends on our common stock. Additionally, any future decision to pay a dividend and the amount of any dividend paid, if permitted, will be made at the discretion of Gasco’s board of directors.

Gasco has anti-takeover provisions in its certificate of incorporation and bylaws that may discourage a change of control.

Gasco’s articles of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of Gasco through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Under the terms of Gasco’s articles of incorporation and as permitted under Nevada law, Gasco has elected not to be subject to Nevada’s anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. With the approval of Gasco’s stockholders, Gasco may amend its articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Gasco’s common stock.

THE BREK SPECIAL MEETING

Date, Time and Place of the Special Meeting; Purposes of the Special Meeting

The Special Meeting of Stockholders of Brek (the “Brek Special Meeting”) will be held on          ,          , 2007, at the offices of Brek at Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, CA 90024 commencing at  :00 a.m. local time. At the meeting, holders of Brek common stock will be asked to approve the merger agreement and the merger and to consider such other matters as may properly be brought before the meeting.

Record Date and Outstanding Shares

Only holders of record of Brek common stock at the close of business on          , 2007 are entitled to notice of, and to vote at, the Brek Special Meeting. On the record date, there were approximately           holders of record of the           shares of Brek common stock then issued and outstanding. Each share of Brek common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

All properly executed proxies that are not revoked will be voted at the Brek Special Meeting in accordance with the instructions contained therein.

If a holder of Brek common stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted “for” approval of the merger agreement and the merger in accordance with the recommendation of the board of directors of Brek.

Members of the Brek board of directors who own shares of Brek common stock have executed a voting agreement pursuant to which they have agreed to vote their shares in favor of approval of the merger agreement and the merger. See “Voting Agreement.”

The Brek board of directors recommends that the holders of Brek common stock vote FOR approval of the merger agreement and the merger.

A stockholder of Brek who has executed and returned a proxy may revoke it at any time before it is voted at the Brek Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Brek, stating that the proxy is revoked or (iii) attending the Brek Special Meeting and voting in person.

Vote Required

The transaction of business at the special meeting requires the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Brek capital stock entitled to vote at the Brek Special Meeting. The affirmative vote by the holders of record of a majority the outstanding shares of Brek common stock is required to approve the merger agreement and the merger. On the record date, there were           shares of Brek common stock outstanding and entitled to vote at the Brek Special Meeting.

In determining whether the merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote AGAINST the merger agreement.

Votes cast by proxy or in person at the Brek Special Meeting will be counted by the persons appointed by Brek to act as election inspectors for the meeting. The election inspectors will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated in writing on the proxy that it does not have discretionary authority to vote, such shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Brek may solicit proxies from holders of Brek common stock by personal interview, telephone, telegram or otherwise. Brek will bear the costs of the solicitation of proxies from holders of Brek common stock. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Brek for the forwarding of solicitation materials to the beneficial owners thereof. Brek will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Other Matters

At the date of this proxy statement/prospectus, the board of directors of Brek does not know of any business to be presented at the Brek Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Brek Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies, provided that no proxy which is voted against the approval of the merger agreement and the merger will be voted in favor of any adjournment or postponement of the Brek Special Meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Gasco

The following selected historical financial data as of and for the five years ended December 31, 2006 has been derived from Gasco’s audited consolidated financial statements. The selected historical financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been derived from Gasco’s unaudited consolidated financial statements. You should not expect the results for any prior or interim periods to be indicative of the results that may be achieved in any future periods. You should read the following information together with Gasco’s historical financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Gasco’s Annual Report on Form 10-K/A for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference in this proxy statement/prospectus.

	As of and for the
	Three Months Ended		As of and for the
	March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)

Summary of Operations
Oil, gas and gathering revenue	$6,339,371	$6,412,816	$22,980,231	$15,479,566	$3,267,214	$1,263,443	$164,508
General and administrative expense	2,326,077	2,684,036	9,415,787	5,987,019	4,191,978	2,819,675	5,080,287
Net loss	(176,174)	(177,157)	(55,817,767)	(37,635)	(4,205,830)	(2,526,525)	(5,649,682)
Net loss per share	(0.00)	(0.00)	(0.65)	(0.00)	(0.07)	(0.07)	(0.16)
Balance Sheet
Working capital (deficit)	$8,459,779	$73,427,166	$11,129,942	$86,078,958	$52,719,245	$1,192,246	$(2,857,539)
Cash and cash equivalents	6,497,785	40,408,462	12,876,879	62,661,368	25,717,081	3,081,109	2,089,062
Oil and gas properties, net	124,514,736	103,107,019	109,281,419	100,334,852	50,820,383	28,470,917	24,760,149
Total assets	166,354,158	205,438,984	165,454,418	201,199,972	117,368,168	33,059,179	27,505,501
Long-term obligations	78,025,695	65,322,012	65,981,536	65,302,674	65,108,566	2,483,084	—
Stockholders’ equity	77,957,306	128,966,243	77,171,921	127,440,160	46,213,198	27,382,083	22,014,265

Brek

The following selected historical financial data as of and for the five years ended December 31, 2006 has been derived from Brek’s audited consolidated financial statements. The selected historical financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been derived from Brek’s unaudited condensed consolidated financial statements. You should not expect the results for any prior or interim periods to be indicative of the results that may be achieved in any future periods. You should read the following information together with Brek’s historical financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus.

	As of and for the		As of and for The
	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)

Summary of Operations
Revenue	$76,920	$150,763	$440,537	$764,802	$363,053	$22,077	$—
General and administrative expense	240,529	234,418	1,193,534	934,715	351,900	287,140	3,673,105
Net loss	(165,742)	(124,398)	(5,486,113)	(257,205)	6,494	(261,879)	(27,243,917)
Net gain (loss) per share	(0.00)	(0.00)	(0.09)	(0.01)	0.01	(0.01)	(1.16)
Balance Sheet
Working capital (deficit)	$892,139	$1,002,182	$1,024,398	$(1,030,487)	$(789,409)	$(1,550,128)	$(1,376,726)
Total assets	2,661,128	6,629,883	2,922,982	6,095,848	5,205,904	2,347,691	2,069,986
Long-term obligations	23,828	—	23,304	—	—	—	—
Stockholders’ equity	2,220,370	5,284,409	2,386,112	4,808,807	3,941,012	723,875	598,107

SUPPLEMENTARY FINANCIAL DATA (UNAUDITED)

The following is a summary of Brek’s unaudited, quarterly financial data for the fiscal years ended December 31, 2006 and 2005.

Brek

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2006	2005	2006	2005	2006	2005	2006	2005

Revenues	$150,763	$144,566	$119,317	$141,743	$83,242	$235,142	$87,215	$243,351
Operating expenses	261,090	219,609	361,558	114,248	293,605	268,739	4,935,251	330,260
Depletion	16,646	—	28,084	41,344	12,799	23,609	20,410	17,424
Income (loss) from operations	(126,973)	(75,043)	(270,325)	(13,849)	(223,162)	(57,206)	(4,868,446)	(104,333)
Franchise tax	2,208	—	(1,825)	—	—	—	(1,801)
Loss from discontinued operations	—	—	—	—	(10,083)	(1,933)	(16,252)	74
Minority interest	4,783	(720)	27,245	(1,450)	4,084	(711)	(1,150)	(2,034)
Net income (loss)	124,398	(75,763)	(244,905)	(15,299)	(229,161)	(59,850)	(4,887,649)	(106,293)
Basic and diluted earnings (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.09)	$(0.01)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BREK

The following table sets forth, as of the record date, information regarding the beneficial ownership of Brek’s common stock with respect to each of its executive officers, each of its directors, each person known by Brek to own beneficially more than 5% of the common stock, and all of Brek’s directors and executive officers as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the record date are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Number of Shares and
		Nature of Beneficial		Percent of
Name and Address of Beneficial Owner	Relationship to Brek	Ownership		Class

Richard N. Jeffs	Director, CEO,	13,971,358(2)		17.47%
Flat 1, 49 Pont Street	President, CFO
London, SW1X 0BD
Gregory M. Pek	Director	1,562,204(3)		1.95	%(4)
902 Henley Building 5
Queens Road Central, Hong Kong
Ian Robinson	Director	879,882(5	)(6)	1.10	%(7)
902 Henley Boulevard
5 Queens Road
Central, Hong Kong
Michael L. Nazmack	Director	824,980(8)		1.03%
3280 Forrest Lane
York, Pennsylvania, 17402
Eugene Sweeney	Director	2,000,814(9)		2.50%
345 N. LaSalle
Chicago, Illinois, 60610
Shawne Malone	Director	456,960(10)		0.57%
151 W. Burton Place
Coach House #2
Chicago, Illinois, 60610
Gasco Energy, Inc.		19,696,198(11)		24.6	%(12)
8 Inverness Drive East,
Suite 100
Englewood, Colorado 80112
Directors and executive officers (as a group)		19,696,198(11)		24.6	%(12)

(1)	Based on 79,973,062 shares of common stock issued and outstanding as of the record date, unless indicated otherwise.

(2)	Includes 1,241,389 shares of common stock that are beneficially owned indirectly through Wet Coast Management Corp., a company owned or controlled by Mr. Jeffs, and 26,000 shares of common stock that are beneficially owned indirectly by 435013 B.C. Ltd., a company owned or controlled by Mr. Jeffs.

(3)	Includes an option to purchase 25,000 shares of common stock.

(4)	Based on 79,998,062 shares of common stock outstanding on the assumption that all stock options in footnote 3 are exercised.

(5)	Includes 185,882 shares of common stock that are beneficially owned indirectly through Robinson Management, Ltd. and Patarin Ltd., companies owned or controlled by Mr. Robinson.

(6)	Includes an option to purchase 25,000 shares of common stock.

(7)	Based on 79,998,062 shares of common stock outstanding on the assumption that all stock options in footnote 6 are exercised.

(8)	Includes 9,000 shares of common stock that Mr. Nazmack holds as a custodian for his children.

(9)	Includes 585,365 shares of common stock that are beneficially owned indirectly through First Griffin Group, LLC and Griffin Asset Management, LLC over which Mr. Sweeney exercises direct control.

(10)	Includes 267,368 shares of common stock that are beneficially owned indirectly through First Griffin Group, LLC and Griffin Asset Management, LLC over which Mr. Malone exercises direct control.

(11)	The shares set forth in the table represent shares subject to a voting agreement among Gasco, Richard N. Jeffs, Gregory N. Pek, Ian Robinson, Michael L. Nazmack, Eugene Sweeney and Shawne Malone, pursuant to which such individuals have agreed to vote such shares in favor of the merger and the merger agreement and includes options to purchase 50,000 shares of common stock.

(12)	Based on 80,023,062 shares of common stock outstanding on the assumption that all stock options listed above in footnote 11 are exercised.

THE MERGER

General Description of the Merger

The merger agreement provides for the merger of Gasco Acquisition, Inc., a wholly owned subsidiary of Gasco, with and into Brek, with Brek surviving the merger as a wholly owned subsidiary of Gasco. At the effective time, each outstanding share of Brek common stock will be converted into a number of shares of Gasco common stock equal to 11,000,000 divided by the total number of outstanding shares of Brek common stock, calculated on a fully diluted basis. As of the date of this proxy statement/prospectus there were 80,343,062 shares of Brek common stock outstanding, calculated on a fully diluted basis. Based on this number of outstanding shares, Brek stockholders will receive approximately 0.1369 of a share of Gasco common stock for each share of Brek common stock. Such shares will constitute approximately 9% of the outstanding shares of Gasco common stock (on a fully diluted basis) following the merger.

Background of the Merger

In July 2002, Brek and Gasco entered into a transaction in which Brek acquired an undivided 25% working interest in Gasco’s oil and gas interests in Utah, Wyoming and California. Since that time Brek maintained its interest in these oil and gas properties and from time to time participated in the development of oil and gas wells on these properties.

In September 2005, Chuck Crowell, a director of Gasco, and Mark Erickson, a director of Gasco and Gasco’s president and chief executive officer, met with Richard Jeffs, Brek’s president and chief executive officer, to explore the possible acquisition by Gasco of the interests held by Brek in Gasco’s oil and gas properties. Throughout the fall of 2005, the parties continued to discuss in general terms the possibility of Gasco’s acquisition of such properties.

On January 26, 2006, the board of directors of Gasco discussed the strategic aspects of acquiring Brek’s interest in Gasco’s oil and gas properties, including various alternative structures of such an acquisition and preliminary valuations. At the meeting, the board authorized management of Gasco to perform an internal due diligence and valuation analysis. In addition, Gasco’s board authorized Marc A. Bruner, Gasco’s chairman, to contact Mr. Jeffs regarding the possibility of consummating an acquisition transaction for total consideration of 10,500,000 shares of Gasco common stock. Mr. Marc A. Bruner discussed the proposed consideration with Mr. Jeffs by phone. Mr. Jeffs indicated that a transaction involving total consideration of 11,000,000 shares of Gasco common stock might be acceptable to the Brek board of directors.

Throughout the spring of 2006, Mr. Erickson and Mr. Crowell maintained informal discussions with Mr. Jeffs regarding a possible acquisition transaction. In March 2006, Gasco’s management delivered the results of their internal analysis to the board of directors of Gasco. Gasco’s board met on March 9, 2006 to discuss the analysis and the valuation proposed by management. At the meeting Mr. Marc A. Bruner, the chairman of the board of Gasco, informed the board that he held options to acquire 50,000 shares of Brek common stock. In order to eliminate the appearance of a conflict, Mr. Marc A. Bruner stated that he would relinquish such options in the event that a transaction between Gasco and Brek was consummated. After discussing the analysis regarding a possible transaction provided by management, Gasco’s board approved a transaction involving the acquisition of the outstanding shares of Brek common stock for consideration of up to 11,000,000 shares of common stock of Gasco, conditioned on Brek’s prior elimination of all liabilities and the prior divestiture of its oil and gas assets in Texas. At the conclusion of the meeting, Gasco’s board authorized a special committee of the board comprised of Mark Erickson, Chuck Crowell and John Schmit to deliver the proposed terms to Brek and negotiate on behalf of Gasco regarding such transaction.

On March 31, 2006, Gasco communicated to Brek indicative terms of which it would be willing to proceed with a merger. The proposed terms contemplated the acquisition of Brek through a tax free reorganization through which the stockholders of Brek would receive 11,000,000 shares of Gasco common stock and all outstanding options and warrants to acquire securities of Brek would be eliminated. The terms also contemplated that the subsidiaries of Brek that held interests in certain oil and gas assets in Texas would not be acquired by Gasco. In addition, as a condition to proceeding with its due diligence, the proposed terms contemplated that Brek would agree to reimburse Gasco for up to $1.0 million of its expenses incurred in connection with its due diligence should a transaction not be consummated for any reason.

On April 4, 2006, Mr. Crowell and Mr. Erickson, together with King Grant, Gasco’s chief financial officer and Vinson & Elkins L.L.P., legal advisor to Gasco, discussed by telephone the proposed terms with Mr. Jeffs. During this discussion, Mr. Jeffs indicated that the proposed terms would likely be supported by the board of directors of Brek. On March 29, 2006 Brek and Gasco executed a confidentiality agreement under which the parties would conduct mutual due diligence.

On April 20, 2006, representatives of Gasco and Brek held an organizational meeting by telephone conference to discuss the timing and mechanics of proceeding with the proposed merger transaction, including drafting the merger agreement and conducting further due diligence. Throughout the months of April and May 2006, officers of Gasco conducted due diligence and, together with members of the special committee, further discussed with Mr. Jeffs the terms of the proposed merger.

Subsequently, during the summer of 2006, Brek’s board of directors authorized management to retain the investment banking firm of Gemini Partners and on May 11, 2006 Brek executed an engagement letter with Gemini Partners.

On May 10, 2006, legal counsel for Gasco transmitted a draft Agreement and Plan of Merger to Brek and its legal counsel for their review and comment. Over the following several months Gasco’s and Brek’s representatives held numerous discussions and negotiations regarding the terms of the draft agreement, principally regarding the process under which Brek would divest itself of its Texas assets, provisions regarding indemnification of Gasco for any claims made as a result of breaches of representations and warranties made by Brek and the treatment of options and warrants.

At a special meeting of Brek’s board of directors held on June 7, 2006, the board discussed the preliminary opinion of Brek’s financial advisor, Gemini Partners, which reviewed the financial aspects of the consideration proposed by Gasco. After considering its financial advisor’s preliminary opinion and its counsel’s comments, Brek’s board of directors authorized the transaction and instructed management to proceed as necessary to secure a firm agreement.

On June 7, 2006, representatives of Brek and Gasco again met by telephone conference to discuss the treatment of Brek’s outstanding options and warrants in the proposed merger.

On June 12, 2006, representatives of Brek and Gasco continued negotiating the terms of a merger agreement and came to a tacit agreement with respect to merger expenses and the terms under which Mr. Jeffs would deposit shares of Gasco common stock in escrow to satisfy any claims for breaches of representations or warranties by Brek following the consummation of a transaction. It was agreed that Mr. Jeffs would deposit 550,000 shares of Gasco common stock acquired by Mr. Jeffs in the merger into an escrow account to satisfy any such claims.

On July 10, 2006, representatives of Brek and Gasco continued to discuss the process that Brek would undertake to spin off or otherwise divest itself of its Texas assets prior to the consummation of the merger.

In August 2006, representatives of Gasco and Brek discussed the treatment of options and warrants to acquire securities of Brek and agreed that all options would be vested at the consummation of the merger and be assumed by Gasco and all outstanding warrants would be assumed by Gasco. The parties agreed that it would be a condition to the consummation of the merger that warrants for no more than 100,000 shares of Brek common stock would remain outstanding as of the closing of the transaction.

A special Gasco board meeting took place on September 20, 2006 during which the board reviewed and discussed all aspects of the proposed merger including the final form of the Agreement and Plan of Merger and ratified all actions taken by the special committee and management through that date, including the execution of the merger agreement. In the afternoon of September 20, 2006, the Agreement and Plan of Merger was executed. Both Brek and Gasco made public announcements of the merger following the close of financial markets on the evening of September 20, 2006.

Gasco’s Reasons for the Merger

Gasco is acquiring Brek because the Gasco board of directors believes that the assets and operations of Brek are complementary to those of Gasco and primarily consist of an approximate weighted average 14% working interest in Gasco’s oil and gas properties in Utah, Wyoming and California. By acquiring Brek, the Gasco board of directors believes that Gasco will consolidate its ownership of its core properties and realize efficiencies with respect to the operations and development of such properties.

The Gasco board of directors believes that the merger represents an opportunity to enhance value for its stockholders. In particular, the Gasco board of directors believes that the consolidation of its ownership of its core oil and gas interests through the acquisition of the approximate 14% interest held by Brek will provide Gasco with the opportunity to realize increased benefit from the development of those properties.

Brek’s Reasons for the Merger; Recommendation of the Brek Board of Directors

In evaluating the merger, Brek’s board of directors consulted with management regarding: (i) strategic alternatives to the merger, including continuing to operate Brek’s business without entering into a merger transaction, (ii) the business and strategic plans of Brek and of the combined company, (iii) the risks associated with executing the business and strategic plans of Brek and of the combined company, (iv) the financial position of Brek and of the combined company, (v) the prospects for executing Brek’s plan to develop its properties, (vi) the historical trading prices of Brek’s common stock and (vii) the terms and conditions of the merger agreement. Brek’s board of directors specifically took into account the following:

•	Brek’s board of directors determined that without significant additional funding, Brek’s ability to develop its existing properties was limited.

•	Brek’s board of directors also noted that Brek’s only sources of financing for the past several years came from the sale of its securities. These transactions were not able to provide Brek with enough money, or the certainty of having enough money, to undertake development or exploration activities, such as drilling wells or acquiring additional interests in leases. Due to Brek’s small capitalization and limited revenues, the board of directors determined that finding other sources of funding on acceptable terms was unlikely.

•	Brek had sought out potential joint venture partners or investors to finance the development of its primary properties in Utah, but none of the potential partners was willing to participate when drilling and completing costs increased significantly beyond original estimates. Other than its relationship with Chesapeake Energy Corporation for the exploration and development of properties in Brek’s majority-owned subsidiary, which has produced no revenue to date, Brek has been unable to find relationships that would provide value to its stockholders by providing it with the money, equipment or personnel necessary to develop its properties.

•	Liquidation of Brek’s properties, as an alternative to merging with Gasco, could take months or years. Liquidation would be extremely costly since it would involve legal, appraisal and investment banking fees.

Furthermore, due to the fact that most of Brek’s assets are made up of reserves which will require a significant amount of money to develop, Brek may not be able to realize the value of these assets in a liquidation.

•	Brek’s board of directors noted the difficulties inherent in combining any two organizations; that it may be significantly more difficult to combine companies that are geographically diverse; and that Gasco owns a majority interest in all of the properties in which Brek has an interest, making Gasco the most likely candidate for a merger.

•	Brek’s board of directors also considered the opinion that Gemini Partners, Inc. rendered as of August 8, 2006, which stated that the consideration to be paid by Gasco to the equity holders of Brek (including the holders of options and warrants) was fair, from a financial point of view, to Brek and the holders of Brek common stock.

The members of Brek’s board of directors also identified and considered the following factors, uncertainties and risks:

•	the risk that the potential benefits of the merger might not be realized, including the risk that Gasco will not successfully develop Brek’s oil and gas properties;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the risk that the merger may not be completed, and that a more limited range of alternative strategic transactions would be available to Brek in that event;

•	the substantial charges that have been incurred and that are expected to be incurred in connection with the merger; and

•	various other applicable risks associated with the merger, including those described under the section titled “Risk Factors” elsewhere in this proxy statement/prospectus.

Brek’s board of directors weighed the benefits, advantages and opportunities of a potential transaction against the negative factors described above. Brek’s board of directors concluded that the potential benefits outweighed the potential risks of completing the merger. In light of the complexity of the factors and the likelihood that individual members of the board may have given different weight to different factors, Brek’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

After consideration of these and other factors, Brek’s board of directors unanimously approved the merger agreement, the merger and the exchange of Brek’s common stock for Gasco common stock as contemplated by the merger agreement.

The preceding discussion is not intended to be exhaustive, but to set forth the material factors considered by Brek’s board of directors in reaching its decision.

By the unanimous vote of directors present at a meeting held on September 18, 2006, the Brek board of directors determined the merger to be advisable and in the best interests of Brek and its stockholders and approved the merger and the merger agreement and determined to recommend that the Brek stockholders approve the merger agreement.

THE BREK BOARD OF DIRECTORS HAS, BY THE UNANIMOUS VOTE OF THE DIRECTORS VOTING ON THE MATTER, ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND DECLARED THE MERGER AND THE MERGER AGREEMENT TO BE ADVISABLE AND IN THE BEST INTERESTS OF THE BREK STOCKHOLDERS. THE BREK BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF BREK COMMON STOCK VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of Financial Advisor to Brek

Brek has received a fairness opinion relating to the Merger from Gemini Partners, referred to in this discussion as “Gemini”. The complete text of Gemini’s written opinion dated August 2, 2006 which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Gemini, is attached to this proxy statement/ prospectus as Annex E and is incorporated herein by reference, as consented to by Gemini.

Gemini, located in Los Angeles, California, has been providing valuation studies for private and public companies since 2002. The firm is dedicated to assisting small and middle market companies achieve their unique business goals through a comprehensive set of investment banking and valuation advisory services. Gemini provides its services in connection with a variety of transactions, including mergers and acquisitions, private equity, valuation and corporate finance.

Brek’s board of directors selected Gemini to prepare the valuation on the basis of its considerable experience in working with small to medium sized clients, its experience in preparing valuations for public companies and its reputation among its peers.

There is no material relationship that existed during the past two years or is mutually understood to be contemplated and no compensation received or to be received as a result of the relationship between Gemini or its affiliates and Brek or Gasco.

Gemini delivered its opinion in writing to Brek’s board of directors on August 2, 2006 stating that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in the written opinion, the consideration to be paid by Gasco in the merger to the equity holders of Brek (including the holders of options and warrants) was fair, from a financial point of view, to the disinterested holders of Brek’s common stock.

The amount and form of consideration to be paid in the merger was determined through arm’s-length negotiations between Brek and Gasco and not by Gemini. Gemini was not asked to consider, and Gemini’s opinion does not address, the underlying business decision of Brek to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for Brek, the effect of any other transaction in which Brek might engage or any other aspect of the merger. Gemini’s opinion did not express an opinion or recommendation to any director, shareholder or other person as to how to vote or act with respect to the merger. No limitations were imposed by Brek’s board of directors with respect to the investigations made or procedures followed by Gemini in rendering its opinion.

In arriving at its opinion, Gemini conducted discussions with members of the senior management of Brek and Gasco and reviewed or compared, as appropriate, the following:

(a) certain publicly available business and financial information relating to Brek and Gasco, including (i) Annual Reports on Form 10-K or Form 10-KSB and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005;

(b) certain estimates of Brek’s oil and gas reserves, including estimates of proved reserves prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. as of December 31, 2005;

(c) certain estimates of Gasco’s oil and gas reserves, including estimates of proved reserves prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. as of December 31, 2005;

(d) current and projected operations and prospects of Gasco with the managements and staffs of Brek and Gasco, and the current and projected operations and prospects of Brek with the management and staff of Brek;

(e) the historical market prices and trading history of Brek common stock and Gasco common stock;

(f) recent stock market capitalization indicators for Brek and Gasco with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

(g) the financial terms, to the extent publicly available, of certain acquisition transactions comparable to the merger; and

(h) such other financial studies and analyses and such other investigations and took into account such other matters as Gemini deemed necessary and appropriate.

In connection with its review and arriving at its opinion, Gemini assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Brek and Gasco. Gemini further relied upon the assurance of representatives of the management of Brek and Gasco that they are unaware of any facts that would make the information provided to Gemini incomplete or misleading in any material respect. With respect to projected financial and operating data, Gemini assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Brek and Gasco, respectively, relating to the future financial and operation performance of each company. With respect to the estimates of oil and gas reserves, Gemini assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staffs of Brek and Gasco (and Netherland, Sewell & Associates, Inc., as applicable) relating to the oil and gas properties of Brek and Gasco, respectively. Gemini did not make an independent evaluation or appraisal of the assets or liabilities of Brek or Gasco, nor, except for the estimates of oil and gas reserves, was it furnished with any such evaluations or appraisals (except as otherwise referred to in this discussion). Gemini did not assume any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Brek or Gasco. Gemini assumed that the final form of the merger agreement will be substantially similar to the last draft provided to Gemini, and the that merger will be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement.

Gemini received a fee of $50,000 in connection with rendering its fairness opinion, none of which was contingent upon consummation of the transaction between Brek and Gasco. The terms of the fee arrangement with Gemini, which are customary in transactions of this nature, were negotiated on an arm’s-length basis and Brek’s board of directors was aware of the arrangement.

Interests of Certain Persons in the Merger

No officers or directors of Brek will become officers or directors of Gasco following the merger. All officers and directors of Brek will receive the same consideration for each of their shares of Brek common stock as that received by the other Brek stockholders.

Pursuant to the terms of the merger agreement, all options to purchase Brek common stock that are outstanding at the effective time of the merger shall be or become fully vested at that time and shall, at the option of the holder thereof, either be fully exercised or remain outstanding and be fully assumed by Gasco. Please read “The Merger Agreement — Treatment of Brek Options and Warrants.” Each of Gregory M. Pek and Ian Robinson, directors of Brek, holds options to purchase 25,000 shares of Brek common stock.

Pursuant to the terms of the merger agreement, at the effective time of the merger, Gasco will enter into an escrow agreement with Mr. Jeffs and an escrow agent, whereby Gasco shall deposit with the escrow agent 550,000 shares of Gasco common stock issuable to Mr. Jeffs pursuant to the merger to satisfy any claims for breaches of representations and warranties by Brek for a period of one year following the merger. Please read “Form of Escrow Agreement” attached hereto as Annex C. In consideration of this pledge, Brek’s board of directors approved a fee payable to Mr. Jeffs equal to 20% of the value of the Gasco shares on the date his 550,000 Gasco shares are deposited in escrow.

Nathan Oil Partners, LP, which will be controlled by Brek until the spin-off of the shares of Rock City Energy Corp. to Brek’s stockholders is complete, has assigned an overriding royalty interest in all of its leases to Florida Energy I, Inc. (an entity controlled by Stephen Bruner, who is the brother of Marc A. Bruner, the chairman of Gasco’s board of directors) Richard N. Jeffs and Marc A. Bruner. Mr. Jeffs is Brek’s president, chief executive officer and chief financial officer and a member of Brek’s board of directors. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Marc A. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all but one of its leases and equal to 1.5% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to such lease. The royalty interests were assigned to Florida Energy I, Inc., Mr. Jeffs and Mr. Marc A. Bruner in 2001 in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions. As of March 31, 2007, these royalty interests related to eight leases covering approximately 8,400 gross acres (8,075 net acres).

Listing of Gasco Common Stock

Gasco will use all reasonable efforts to cause the shares of Gasco common stock to be issued in connection with the merger (and to be issued upon the exercise of Brek stock options assumed by Gasco) to be approved for listing on the American Stock Exchange upon the completion of the merger.

Accounting Treatment

The merger will be accounted for as a purchase, as such term is used under accounting principles generally accepted in the United States. Accordingly, from and after the effective time of the merger, Brek’s consolidated results of operations will be included in Gasco’s consolidated results of operations. For purposes of preparing its consolidated financial statements, Gasco will establish a new accounting basis for Brek’s assets and liabilities based upon their estimated fair values and Gasco’s purchase price, including the costs of the acquisition.

Resale of Gasco Common Stock

The shares of Gasco common stock issuable to stockholders of Brek upon the merger becoming effective have been registered under the Securities Act of 1933. Such shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of Brek or Gasco as that term is defined in the rules under the Securities Act. Persons who may be deemed to be affiliates of Brek generally include individuals or entities that control, are controlled by or are under common control with, Brek and may include the executive officers and directors of Brek as well as certain principal stockholders of Brek. Gasco common stock received by those stockholders of Brek who are deemed to be “affiliates” of Brek may be resold without registration as provided for by Rule 145 under the Securities Act (or in the case of such persons who become “affiliates” of Gasco, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. In the merger agreement, Brek has agreed to use its reasonable efforts to cause each executive officer, director or shareholder who may reasonably be deemed an affiliate of Brek to represent to Gasco that such affiliate will not sell, transfer or otherwise dispose of the shares of Gasco common stock to be received by such person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and to deliver to Gasco an agreement in the form of Exhibit 7.13 to the merger agreement with respect thereto. This proxy statement/prospectus does not cover any resales of Gasco common stock received by affiliates of Brek.

Governmental and Regulatory Approvals

At any time before or after the effective time of the merger, the Department of Justice, the Federal Trade Commission, state attorneys general, foreign governmental authorities or private persons or entities could seek under the antitrust or competition laws, among other things, to enjoin the merger or to cause Gasco to divest itself, in whole or in part, of Brek or of other businesses conducted by Gasco or Brek. Gasco cannot assure you that a challenge to the merger will not be made or that, if such a challenge is made, Gasco and Brek will prevail.

Rights of Dissenting Stockholders

Under Nevada Corporate Law, stockholders of Brek have the right to dissent with respect to the merger and to receive from Brek payment in cash of the fair value of their shares of common stock of Brek if the merger is consummated.

The following is a summary of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (the “Nevada Dissent Provisions”), the relevant text of which is set forth as Annex D to this proxy statement/prospectus. Nevada Dissent Provisions, however, provide that there is no right of dissent with respect to a plan of merger in favor of holders of any class or series which, at the record date for the stockholders’ meeting to approve the plan, were either: (i) listed on a national securities exchange or designated as a national market system security by the National

Association of Securities Dealers or (ii) held by at least 2,000 stockholders of record, as that term is defined in Section 92A.333 of Nevada Dissent Provisions — conditions which do not apply to Brek. Brek common stock is not listed for trading on a national market system. Additionally, as of December 31, 2006, Brek had approximately 472 stockholders of record.

Any stockholder wanting to exercise dissenters’ rights must deliver written notice to Brek, before the date of the special meeting, or at the special meeting before the merger is voted upon, stating that the stockholder intends to demand payment for his or her shares of Brek common stock if the merger is approved (Section 92A.420.1(a) of the Nevada Dissent Provisions). In addition, the stockholder must not vote his or her shares in favor of the merger (Section 92A.420.1(b) of the Nevada Dissent Provisions). Notices transmitted before the meeting should be addressed to Brek Energy Corporation, 3388 Via LiDo, Fourth Floor, Newport Beach, CA 92663, Attention Susan Jeffs. At the special meeting, notices may be handed to Ms. Susan Jeffs. Stockholders who vote in favor of the merger will be deemed to have waived their dissenter’s rights.

A stockholder whose shares of Brek common stock are held in “street name” or in the name of anyone other than the stockholder, must obtain written consent from the person or firm in whose name the shares are registered, allowing the stockholder to file the notice demanding payment for the shares in question, and must deliver the consent to Brek no later than the time that dissenter’s rights are asserted (Section 92A.400.2(a) of the Nevada Dissent Provisions). Also, the dissent must be asserted as to all shares of Brek common stock that the stockholder beneficially owns or has power to vote at the annual meeting (Section 92A.400.3(b) of the Nevada Dissent Provisions).

Any stockholder who does not complete the requirements of Sections 92A.400 and 92A.420.1(a) and (b) of the Nevada Dissent Provisions as described above is not entitled to payment for his or her shares of Brek common stock (Section 92A.420.2 of the Nevada Dissent Provisions).

No later than 10 days following this effectuation of the merger, Brek must deliver a notice to all stockholders who have exercised their dissenters’ rights describing the procedure for them to demand payment for their shares of Brek common stock. Pursuant to Section 92A.440 of the Nevada Dissent Provisions, the dissenting stockholders must comply with the instructions and procedural requirements contained in that notice or else they will lose their rights to dissent from the merger. Pursuant to Section 92A.460 of the Nevada Dissent Provisions, within 30 days after receipt of a valid demand for payment (in accordance with the procedures described in the notice), Brek shall pay the dissenting stockholder Brek’s estimate of the fair value of his shares, plus accrued interest, with an explanation of how it was calculated. Sections 92A.480 through 92A.500 of the Nevada Dissent Provisions describe the procedures available to a dissenting stockholder for contesting the amount offered by Brek for his shares.

The foregoing is only a summary of the Nevada Dissent Provisions, and is qualified in its entirety by reference to the provisions thereof, the text of which is set forth as Annex D to this proxy statement/prospectus. Each stockholder of Brek is urged to carefully read the full text of the Nevada Dissent Provisions.

Certain Relationships between Gasco and Brek

On July 16, 2002, Gasco, Brek and certain other Gasco shareholders (the “Other Shareholders”), entered into a Purchase Agreement pursuant to which Brek and the Other Shareholders purchased from Gasco an approximate 25% of Gasco’s then working interests (which represents 14% of Gasco’s working interests as of December 31, 2006) in all undeveloped acreage owned by Gasco in exchange for 6,250,000 shares of Gasco common stock and 500 shares of Gasco preferred stock held by Brek and the Other Shareholders. The Other Shareholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by Gasco in the transaction. Brek also has the option to acquire an undivided 25% of all rights held by Gasco at the date of the Purchase Agreement to earn interests in oil and gas leases by drilling wells or by any other means together with an initial undivided 25% of all obligations of Gasco related to such activities at the date of the Purchase Agreement. (Certain developed properties were excluded from this grant.) In connection with these properties, Gasco and Brek have entered into standard joint operating agreements relating to their operations and development.

In addition, Brek and Riverbend Gas Gathering, L.L.C., a subsidiary of Gasco, are parties to a Natural Gas Purchase Agreement, dated December 23, 2004, under which Gasco purchases for subsequent sale all of natural gas produced from the Riverbend area properties in Utah. The term of the agreement is 15 years. The agreement is automatically renewed for one year periods following the initial term, provided that neither party terminates the agreement by giving a 90-day written notice of termination to the other party prior to the expiration of the initial term or any subsequent term. The price paid by Gasco for the gas equals the gross sales price of the gas sold minus: (a) a gathering and transportation fee of not more than $0.23 per MMBtu, as adjusted in accordance with the terms of the agreement; (b) fuel, line loss, shrinkage and unaccounted for gas not to exceed 6% under normal operating conditions; and (c) compression charges in an amount not to exceed $0.07 per MMBtu per stage of compression from the points of delivery to the receipt point(s) on the Questar mainline, adjusted as provided in accordance with the terms of the agreement. The gathering fee and compression fee are adjusted on an annual basis in proportion to the percentage change in the Consumer Price Index for All Urban Consumers (CPI-U) as published by the United States Department of Labor. The adjustment is made effective January 1 of each year beginning January 1, 2006, and reflects the percentage change in the CPI-U as it existed for January of the immediately preceding year. In no event is the adjustment in any year less than a 2% nor more than a 4% increase over the previous year’s fees. In addition, Brek pays its proportionate share on a leasehold basis of meter fees in the amount of $250 per month per well for each well up to the first 50 wells connected to the gas gathering system. For each well over 50 wells, Brek pays its proportionate share of a meter fee of $150 per month per well. The metering fee is also adjusted on an annual basis in proportion to the percentage change in the CPI-U as it existed for January of the immediately preceding year. In no event will the adjustment in any year be less than a 2% or more than a 4% increase over the previous year’s fees. Brek pays Gasco $0.03 per MMBtu as a marketing fee for the marketing of Brek’s gas and reimburses Gasco for Brek’s proportionate share of any third party marketing fees incurred by Gasco up to $0.05 per MMBtu. The combined total of such marketing fees is not to exceed $0.08 per MMBtu.

Brek farmed out the drilling of 29 wells to Gasco. Under the farmout agreements, Brek forfeited 100% of its interest in all 29 wells and wellbores and assigned 70% of its leasehold interest in the acreage surrounding four wells (118 net acres) and 100% of its leasehold interest in the acreage surrounding 25 wells (480 net acres) in exchange for the right to back in to a 30% working interest in 19 wells and wellbores and a 40% working interest in ten wells and wellbores when Gasco has recovered 100% of its drilling and operating costs.

Brek and Gasco together farmed out the drilling of one well in California. Under the farmout agreement, Brek forfeited 75% of its interest in one well and wellbore and assigned 75% of its leasehold in acreage surrounding the well (610 net acres) to the farmee.

Brek also enters into pooling and unitizing agreements with Gasco and others relating to their properties. These agreements facilitate development of the properties.

Nathan Oil Partners, LP, which will be controlled by Brek until the spin-off of the shares of Rock City Energy Corp. to Brek’s stockholders is complete, has assigned an overriding royalty interest in all of its leases to Florida Energy I, Inc. (an entity controlled by Stephen Bruner, who is the brother of Marc A. Bruner, the chairman of Gasco’s board of directors) Richard N. Jeffs and Marc A. Bruner. Mr. Jeffs is Brek’s president, chief executive officer and chief financial officer and a member of Brek’s board of directors. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Marc A. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all but one of its leases and equal to 1.5% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to such lease. The royalty interests were assigned to Florida Energy I, Inc., Mr. Jeffs and Mr. Marc A. Bruner in 2001 in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions. As of March 31, 2007, these royalty interests related to eight leases covering approximately 8,400 gross acres (8,075 net acres).

Pursuant to the terms of the merger agreement, at the effective time of the merger, Gasco will enter into an escrow agreement with Mr. Jeffs and an escrow agent, whereby Gasco shall deposit with the escrow agent 550,000 shares of Gasco common stock issuable to Mr. Jeffs pursuant to the merger to satisfy any claims for breaches of representations and warranties by Brek for a period of one year following the merger. Please read “Form of Escrow Agreement” attached hereto as Annex C. In consideration of this pledge, Brek’s board of directors approved a fee payable to Mr. Jeffs equal to 20% of the value of the Gasco shares on the date his 550,000 Gasco shares are deposited in escrow.

THE MERGER AGREEMENT

The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the merger agreement in its entirety.

The Merger

Gasco Acquisition, Inc., a wholly owned subsidiary of Gasco, will merge into Brek following the required approval by the Brek stockholders of the merger agreement and the merger and the satisfaction or, where permitted, waiver of the other conditions to the merger.

Brek will survive the merger as Gasco’s wholly owned subsidiary. If all conditions to the merger are satisfied or waived, the merger will become effective (i) at the time of the filing by Brek of the articles of merger with the Secretary of State of Nevada in accordance with the Nevada General Corporation Law and the issuance by the Secretary of State of Nevada of a certificate of merger or (ii) at such later time as Gasco and Brek may agree and as set forth in the articles of merger. The filing of the articles of merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the merger.

In addition, at the effective time of the merger, the articles of incorporation of Brek shall be amended so that they are identical to the articles of incorporation of Gasco Acquisition, Inc. in effect immediately prior to the effective time of the merger. The bylaws of Gasco Acquisition, Inc. as in effect immediately prior to the effective time shall be the bylaws of Brek at and after the effective time of the merger. The officers and directors of Gasco Acquisition, Inc. prior to the effective time of the merger will be the officers and directors of Brek once the merger is consummated.

Treatment of Brek Common Stock and Fractional Shares

Each share of Brek common stock issued and outstanding immediately prior to the effective time of the merger will be converted into a number of shares of Gasco common stock equal to 11,000,000 divided by the total number of outstanding shares of Brek common stock, calculated on a fully diluted basis. As of the date of this proxy statement/prospectus there were [80,343,062] shares of Brek common stock outstanding, calculated on a fully diluted basis. Based on this number of outstanding shares, Brek stockholders will receive approximately 0.1366 shares of Gasco common stock for each share of Brek common stock. Holders of Brek common stock will receive cash, without interest, in lieu of fractional shares.

All shares of Brek common stock will no longer be outstanding upon conversion and will automatically be canceled and retired, and the holder of a certificate that, immediately prior to the effective time of the merger, represented outstanding shares of Brek common stock will no longer have any rights with respect thereto, except the right to receive the consideration to be issued or paid pursuant to the merger agreement upon the surrender of such certificate.

All shares of common stock of Brek that are held in Brek’s treasury will be canceled and retired and no cash, capital stock or other consideration will be delivered in exchange for any shares held in Brek’s treasury.

Treatment of Brek Options and Warrants

It is a condition to the consummation of the merger that warrants for no more than 100,000 shares of Brek common stock be outstanding as of the closing of the merger. As of July 3, 2007, all remaining warrants had expired, and no warrants are outstanding as of the date of this proxy statement/prospectus. All options to purchase Brek common stock outstanding under Brek’s stock option plans or agreements shall be or become fully vested at the effective time of the merger agreement and shall, at the option of the holder thereof, either remain outstanding following the effective time or be immediately exercised. At the effective time, the options to purchase Brek common stock not exercised by the holders thereof shall, by virtue of the merger and without any further action on the part of Brek or the holder thereof, be assumed by Gasco. From and after the effective time, all references to Brek in the Brek stock option plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Gasco, which shall have assumed the Brek options to purchase Brek common stock as of the effective time by virtue of the merger agreement and without any further action. Each Brek stock option assumed by Gasco shall be exercisable upon the terms and conditions as under the applicable Brek stock option plan and the applicable agreement issued thereunder, except that (i) each such option shall be immediately exercisable for, and represent the right to acquire, that whole number of shares of Gasco common stock (rounded down to the nearest whole share) equal to the number of shares of Brek common stock subject to such option multiplied by the number of shares of Gasco common stock that each share of Brek common stock is entitled to receive in the merger (the exchange ratio) and (ii) the exercise price per share of Gasco common stock shall be an amount equal to the exercise price per share of the Brek common stock subject to such option in effect immediately prior to the effective time divided by the exchange ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).

Joint Closing Conditions of Gasco and Brek

The obligation of each of Gasco and Brek to complete the merger is subject to the satisfaction or waiver of certain conditions prior to the effective time of the merger, including the following:

•	the approval by Brek stockholders of the merger agreement and the merger;

•	the determination that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect;

•	the declaration by the SEC of the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order or proceeding for such purpose pending before or threatened by the SEC; and

•	the receipt of all permits, authorizations, consents, or approvals required to be obtained prior to the effective time of the merger from any governmental authority in connection with the consummation of the transactions contemplated in the merger agreement by Gasco, Gasco Acquisition, Inc. or Brek, except where the failure to obtain such permits, authorizations, consents, or approvals would not reasonably be expected to result in a material adverse effect on Gasco after the merger.

Closing Conditions of Gasco and Gasco Acquisition, Inc.

Gasco’s and the merger subsidiary’s obligations to complete the merger are subject to the satisfaction or waiver by Gasco and by the merger subsidiary of the following additional conditions prior to the effective time of the merger:

•	the performance by Brek in all material respects of its obligations under the merger agreement required to be performed by it at or prior to the effective time, including the completion of the spin-off of Rock City Energy Corp. to the holders of Brek common stock, and the receipt by Gasco of a certificate signed on behalf of Brek by a duly authorized officer of Brek to such effect;

•	each of the representations and warranties of Brek contained in the merger agreement, shall be true and correct, in each case as of the Effective Time as though made on and as of the effective time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a material adverse effect on Brek; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of the merger agreement, and Gasco shall have received a certificate signed on behalf of Brek by a duly authorized officer of Brek to such effect;

•	the absence of (i) any change in the financial condition, business or operations of Brek and its subsidiaries, taken as a whole, that constitutes or would reasonably be expected to constitute a material adverse effect on Brek or (ii) a change in capitalization of Brek from that set forth in the merger agreement other than as required by the terms thereof;

•	Gasco’s receipt of documentation evidencing that Brek has taken all necessary action to ensure that as of the effective time of the merger agreement, no long-term liabilities of Brek and its subsidiaries exist, the current assets of Brek and its subsidiaries, on a consolidated basis, are not less than their current liabilities, on a consolidated basis, and their total liabilities, on a consolidated basis, will not exceed $100,000; and

•	the exercise of dissenters’ rights of appraisal by holders of no more than 1.0% of the outstanding shares of Brek common stock.

Closing Conditions of Brek

The obligation of Brek to complete the merger is subject to the satisfaction by Brek of the following additional conditions prior to the effective time of the merger:

•	the performance by each of Gasco and Gasco Acquisition, Inc. in all material respects of its respective obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger and the receipt by Brek of a certificate signed on behalf of Gasco by a duly authorized officer of Gasco to such effect;

•	the representations and warranties of Gasco and of Gasco Acquisition, Inc. in the merger agreement being true and correct, in each case as of the effective time of the merger as though made on and as of the effective time of the merger, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a material adverse effect on Gasco or Gasco Acquisition, Inc.; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of the merger agreement, and the receipt by Brek of a certificate signed on behalf of Gasco by a duly authorized officer of Gasco to such effect; and

•	the absence of any change in financial condition, business or operations of Gasco or its subsidiaries, taken as a whole, that constitutes or would reasonably be expected to constitute a material adverse effect on Gasco.

Covenants and Other Agreements

Conduct of Brek’s Business Pending the Merger

Brek has agreed that until the completion of the merger, unless Gasco otherwise agrees in writing or except as set forth in the Brek disclosure schedule or as otherwise contemplated by the merger agreement, Brek shall conduct, and shall cause each of its subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties, subject to the terms of the merger agreement. Except as set forth in the Brek disclosure schedule or as otherwise provided in the merger agreement, and without limiting the generality of the foregoing, from the date of the merger agreement until the effective time, without the written consent of Gasco, which consent shall not be unreasonably withheld:

•	Neither Brek nor its subsidiaries will adopt changes to its articles of incorporation or bylaws (or similar organizational documents);

•	Brek will not, and will not permit any of its subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Brek or its subsidiaries (except for the distribution of intercompany dividends from direct or indirect wholly owned subsidiaries); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

•	Brek will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire assets of, or an equity interest in, any other person, or enter a new line of business or commence business outside of its existing areas of operation;

•	Brek will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Brek and its direct and indirect wholly owned subsidiaries, other than subsidiaries to be distributed in the spin-off) other than sales of oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons in the ordinary course of business);

•	Brek will not settle any material audit, make or change any material tax election or file any material amended tax return;

•	Except as otherwise permitted by the merger agreement, Brek will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations), enter into any amendment of any term of any outstanding security of Brek or of any of its subsidiaries;

•	Brek will not change any method of accounting or accounting practice by Brek or any of its subsidiaries, except for any such change required by GAAP;

•	Neither Brek nor any of its subsidiaries will incur any indebtedness for borrowed money or guarantee any indebtedness or liabilities of any other Person (as defined in the merger agreement);

•	Neither Brek nor any of its subsidiaries will become bound by any material agreement;

•	Neither Brek nor any of its subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any direct and indirect interests in and rights with respect to oil and gas assets other than pursuant to existing obligations;

•	Neither Brek nor any of its subsidiaries will enter into oil and gas derivative contracts;

•	Neither Brek nor any of its subsidiaries shall adopt or amend any employee benefit plans;

•	Brek will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing; and

•	Brek shall take such action as is necessary to ensure that as of the effective time of the merger, no long-term liabilities of the Brek and its subsidiaries will exist, the current assets of Brek and its subsidiaries, on a consolidated basis, will not be less than the current liabilities of Brek and its subsidiaries, on a consolidated basis, and the total liabilities of Brek and its subsidiaries, on a consolidated basis, will not exceed $100,000.

Conduct of Gasco’s Business Pending the Merger

Gasco has agreed that prior to the effective time of the merger it will not do any of the following without the written consent of Brek:

•	adopt changes to its articles of incorporation or bylaws that would alter the terms of its common stock;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

•	agree or commit to do any of the foregoing.

No Solicitation

Brek has agreed that (i) it and its officers, directors and employees shall not, and (ii) it shall use reasonable best efforts to ensure that its agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage any proposal or offer to acquire all or a material portion of Brek’s capital stock or assets whether by merger, purchase of assets, tender offer, exchange offer or otherwise, other than the transactions contemplated by the merger agreement (an “Acquisition Proposal”) or (B) engage in negotiations with, or disclose any information relating to Brek or provide access to its properties, books or records to, any person relating to an Acquisition

Proposal. Brek agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

Nothing contained in the merger agreement shall prevent Brek or its board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any person that has indicated its willingness to make an unsolicited bona fide Acquisition Proposal, if (x) in the good faith judgment of the Brek’s board of directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to be determined to be an unsolicited bona fide Acquisition Proposal made by a third party, which proposal contains terms and conditions that are, in the reasonable judgment of the board of directors of Brek (based on, among other things, the advice of its or their independent financial advisors and outside counsel), more favorable to Brek than the terms and conditions of the merger agreement, taking into account, without limitation, terms with respect to payment of the total consideration upon completion of the transaction and all legal, regulatory and other aspects of such Acquisition Proposal (a “Superior Third Party Offer”) and (y) the board of directors of Brek, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

Brek has agreed to notify Gasco promptly after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal (including any subsequent material amendment or modification to such terms and conditions). Brek shall keep Gasco informed in all material respects of the status and details of any such Acquisition Proposal.

Brek may accept a Superior Third Party Offer; provided, that (i) Brek has not breached in any material respect its obligations under this section and (ii) Brek contemporaneously terminates the merger agreement pursuant thereto.

Listing of Gasco Common Stock

Gasco has agreed to use all reasonable efforts to cause the common stock to be issued in the merger and to be issued upon the exercise of options to purchase Gasco common stock contemplated by the merger agreement to be approved for listing on the American Stock Exchange prior to the effective time of the merger, subject to official notice of issuance.

Indemnification

Richard N. Jeffs, the president, chief financial officer and chief executive officer of Brek, has agreed to indemnify, defend and hold harmless Gasco, Gasco Acquisition, Inc. and their respective representatives (including Brek) from and against any and all losses (including diminution of value), liabilities, obligations, damages (whether compensatory, special, exemplary or otherwise), deficiencies and expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses and expenses in investigating, preparing for and participating in any litigation or proceeding including all appeals), interest, penalties, amounts paid in settlement, taxes, fines, judgments or assessments arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty of Brek contained in the merger agreement or in any certificate or document executed and delivered pursuant thereto; and (ii) the nonfulfillment of any covenant or agreement on the part of Brek under the terms of the merger agreement. To satisfy any such claims, Richard Jeffs has agreed, pursuant to an agreement to be in substantially similar form to the Form of Escrow Agreement attached hereto as Annex C, to deposit 550,000 shares of Gasco common stock in escrow following the closing. Any claim for indemnification will be satisfied solely by delivery of shares of Gasco common stock from the escrow account.

Tax Treatment

Each of Gasco, Gasco Acquisition, Inc. and Brek have agreed to use all reasonable efforts to cause the merger to qualify, and will not take, and will use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval of the Brek stockholders of the merger agreement and the merger has been obtained:

•	by the mutual written consent of Gasco and Brek;

•	by Gasco or by Brek upon a breach by the other of any representation, warranty, covenant, obligation or agreement contained in the merger agreement or if any representation or warranty of the other is untrue, so that the conditions to the closing of the merger in the merger agreement would not be satisfied and where the breach or untruth is not curable or if curable, is not cured within 30 days after notice thereof has been received by the other party;

•	by Gasco or by Brek if any governmental authority or court of competent jurisdiction adopts any law or amendment to any law or issues any order, decree or ruling or taken any other action which would permanently restrain, enjoin or otherwise prohibit the merger and such governmental order has become final and nonappealable, provided that the party seeking to terminate the merger agreement on this basis has used all reasonable efforts to remove or lift such governmental order;

•	by Gasco or by Brek if the merger is not completed on or before October 31, 2007; provided, however, that the failure to complete the merger is not the result of a failure by the party seeking to terminate the merger agreement or its affiliates to perform any covenant, obligation or agreement contained in the merger agreement;

•	by Gasco or by Brek if the required approval of Brek stockholders has not been obtained at the Brek Special Meeting (including any adjournment or postponement thereof);

•	by Gasco if the Brek board of directors fails to recommend, or withdraws, modifies or changes in any manner adverse to Gasco its recommendation of, the merger agreement and the merger to the Brek stockholders or resolves to do so, approves or recommends any acquisition proposal (other than an acquisition proposal by Gasco) or resolves to do so, or has not sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act a statement disclosing that it recommends rejection of any tender or exchange offer relating to its securities that has been commenced by a person unaffiliated with Gasco within ten business days after such tender or exchange offer is first published, sent or given; or

•	by Brek at any time prior to receipt of its stockholders’ approval, upon 48 hours prior written notice to Gasco, if a Superior Third Party Offer (as defined in the merger agreement) has been made and not been withdrawn, such Superior Third Party Offer did not result from a breach of the no solicitation provisions under the merger agreement, and Gasco does not make, within 48 hours of receipt of Brek’s written notification of its intention to terminate the merger agreement, a written offer that the Brek board of directors determines in good faith, is at least as favorable, from a financial point of view, to the Brek stockholders as the Superior Third Party Offer.

Effect of Termination

If the merger agreement is terminated in accordance with its termination provisions, none of Gasco, the merger subsidiary, or Brek, or any of their respective officers or directors, will have any liability to any of the other parties to the merger agreement, except as described below. Brek will be required to pay a termination fee of $1.0 million to Gasco if:

•	it terminates the merger agreement at its option because it failed to obtain stockholder approval and, within 12 months after the termination date, it or any of its subsidiaries enters into any agreement for or completes a change of control transaction;

•	Gasco terminates the merger agreement due to the Brek board of directors’ change of recommendation of the merger or its recommendation of or failure to reject an acquisition proposal; or

•	it terminates the merger agreement upon receipt of a superior proposal.

In addition, Brek will be required to pay Gasco’s expenses, up to $1.0 million, if the merger agreement is terminated pursuant to the above items regardless of whether there is a subsequent change of control. All rights and obligations of any party to the merger agreement shall terminate, except for the confidentiality provisions of the merger agreement, which will survive the termination for a period of two years from the date of such termination and except for the publicity, fees, expenses and other payments and attorneys’ fees provisions, which will survive the termination indefinitely.

The termination of the merger agreement will not relieve any party from liability for any willful misrepresentation or inaccuracy in any of its representations or warranties or any material breach or non-performance of any of its covenants or agreements under the merger agreement.

Representations and Warranties

The merger agreement contains various representations and warranties of Brek relating to, among other things:

•	organization and similar corporate matters;

•	capital structure;

•	authorization and enforceability;

•	absence of conflicts;

•	receipt of consents and approvals required for the merger;

•	documents filed with the SEC;

•	financial statements and absence of undisclosed liabilities;

•	absence of changes or events which would have a material adverse effect;

•	compliance with securities laws;

•	brokers; and

•	tax matters.

The representations and warranties in the merger agreement expire upon one year after the effective time of the merger.

Expenses

If the merger closes, all Expenses (as defined below) incurred by the parties to the merger agreement shall be borne solely and entirely by Brek. If the closing does not occur, all Expenses incurred by the parties to the merger agreement shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (excluding the fees and expenses of accountants, legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement on Form S-4, this proxy statement/prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement on Form S-4, this proxy statement/prospectus shall be borne equally by Gasco and Brek. “Expenses” as used herein, shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party of the merger agreement and its affiliates) incurred by a party or on its behalf in connection with, arising out of or related to the merger agreement, the merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Registration Statement on Form S-4, this proxy statement/prospectus and the solicitation of stockholder approvals). Brek will reimburse Gasco for its

Expenses, up to $1.0 million, if the merger agreement is terminated for the reasons specified under “Effect of Termination.”

Amendment

The merger agreement may be amended or supplemented in writing by Gasco and Brek, except as otherwise provided by law. However, after the Brek stockholders approve and adopt the merger agreement, there shall be no amendment or change to the provisions without further approval of the Brek stockholders unless permitted by the Nevada General Corporation Law.

Waiver

The merger agreement provides that, at any time prior to the effective time, Gasco or Brek may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the conditions of the agreements or conditions contained in the merger agreement.

VOTING AGREEMENT

The following description does not purport to be complete and is qualified in its entirety by reference to the voting agreement, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the voting agreement in its entirety.

Gasco has entered into a voting agreement with the members of the board of directors of Brek who own approximately 24.6% of the outstanding shares of Brek common stock. Pursuant to the voting agreement, these stockholders have agreed that, from September 20, 2006 until the effectiveness or termination of the merger agreement, at any meeting of the Brek stockholders, however called, and in connection with any written action by consent of Brek stockholders, unless otherwise directed in writing by Gasco, they shall cause their shares of Brek common stock to be voted in favor of the adoption of the merger agreement, the merger and the other actions contemplated by the merger agreement, and in favor of any action in furtherance of any of the foregoing; and against any action or agreement that Gasco has advised them in writing in advance would result in a breach of any representation, warranty, covenant or obligation of Brek in the merger agreement.

FORM OF ESCROW AGREEMENT

The following description does not purport to be complete and is qualified in its entirety by reference to the Form of Escrow Agreement, a copy of which is attached hereto as Annex C to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the form of escrow agreement in its entirety.

Pursuant to the merger agreement, at the effective time of the merger, Gasco will enter into an escrow agreement, substantially similar to the Form of Escrow Agreement incorporated herein by reference, with Richard N. Jeffs and Dill Dill Carr Stonbraker & Hutchings, P.C. (the “Escrow Agent”) whereby Gasco shall deposit with the Escrow Agent 550,000 shares of Gasco common stock issuable to Mr. Jeffs pursuant to the merger agreement. The Escrow Agent is hereby authorized to transfer the Escrow Shares and to release and deliver the Escrow Funds, only as follows:

•	if Gasco and Mr. Jeffs instruct the Escrow Agent jointly in writing, or if Gasco provides the Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding payment to Gasco, the Escrow Agent shall promptly transfer the escrowed shares as so directed or ordered;

•	if Gasco believes it is entitled to transfer of the escrowed shares pursuant to the merger agreement, Gasco will submit an affidavit to Mr. Jeffs and the Escrow Agent prior to 5:00 p.m. MDT on the day before the first anniversary of the effective date of the escrow agreement. The affidavit will be executed by Gasco setting forth: (i) the amount of the escrowed shares to be transferred to Gasco and (ii) the specific provision under the merger agreement that entitles Gasco to receive such amount of the escrowed shares. The Escrow Agent shall transfer the escrowed shares as directed by Gasco on the eleventh (11th) day after receipt of the affidavit by the Escrow Agent. Provided, however, if the Escrow Agent receives a notice from Mr. Jeffs prior to 5:00 p.m. MDT on the tenth (10th) day after receipt of the affidavit by the Escrow Agent that he intends to dispute the claim for payment in the affidavit, the Escrow Agent shall not pay any amount on such claim until instructed jointly in writing by both Gasco and Mr. Jeffs or Gasco provides the Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding Gasco such payment;

•	on the first anniversary of the effective date of the escrow agreement, the Escrow Agent shall disburse to Mr. Jeffs all of the remaining escrowed shares less the total amount of any unresolved claim(s) as to which an affidavit has been provided. Any escrowed shares remaining in escrow after such claim(s) have been satisfied shall be disbursed to Mr. Jeffs promptly after the time of satisfaction;

•	whenever the escrow agreement permits a disbursement from escrow of a certain sum and the escrowed shares will be transferred in satisfaction thereof, the number of escrowed shares to be disbursed in satisfaction shall equal the certain sum divided by the per share value of the escrowed shares. The per share value of the escrow shares shall be the Market Value of the Gasco common stock on the date of receipt by Mr. Jeffs of an indemnity notice (the “Notice Date”). The “Market Value” of the common stock as of any such date shall be determined as follows: (i) in the event that the common stock is listed on a securities exchange or quoted on the American Stock Exchange, the Market Value of a share of common stock shall be equal to the average closing price for the common stock as quoted by such stock exchange or as reported by the American Stock Exchange for the 20 business days prior to the Notice Date, (ii) in the event that the common stock is traded in the over-the-counter markets, the Market Value of a share of common stock shall be equal to the average of the closing bid and asked prices for a share of common stock as reported in such market for the 20 business days prior to the Notice Date, and (iii) if the common stock is not traded on any such exchange or markets as of such date, then the Market Value of a share of common stock shall be equal to the fair market value of a share of common stock as determined in good faith by the board of directors of Gasco using a customary valuation method.

GASCO AFTER THE MERGER

Directors

After the merger, Gasco will retain its current board of directors. Following the merger, certain officers of Gasco will become the directors of Brek, the corporation surviving the merger with Gasco Acquisition, Inc (which will be a subsidiary of Gasco). These directors will be Mark A. Erickson, Michael K. Decker and W. King Grant.

Executive Officers

The composition of Gasco’s senior management will not change as a result of the merger.

Following the merger, the executive officers of Gasco Acquisition, Inc. on the closing date will become the executive officers of Brek, the corporation surviving the merger. These executive officers will be Mark A. Erickson, Michael K. Decker and W. King Grant.

More information about the current members of Gasco’s board of directors and the current executive officers of Gasco, including the executive officers who will become directors of Brek, can be found in Gasco’s definitive proxy statement for its 2006 Annual Meeting of Stockholders, which is incorporated by reference into Gasco’s Annual Report on Form 10-K/A for the year ended December 31, 2006. Gasco’s Annual Report on Form 10-K/A for the year ended December 31, 2006 is incorporated by reference into this proxy statement/prospectus. For information on how you can obtain copies of filings incorporated by reference, please see the section entitled “Where You Can Find More Information”.

Gasco Common Stock

Each share of Gasco common stock issued and outstanding immediately prior to the effective time of the merger will not be affected by the merger other than any shares of Gasco common stock held by Brek immediately prior to the merger, which shares will become treasury shares of Gasco at the effective time of the Merger. As of the date of this proxy statement/prospectus, Brek held no shares of Gasco common stock.

BUSINESS OF GASCO ENERGY, INC.

Gasco is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business strategy is to enhance stockholder value by using technologies new to a specific area to generate and develop high-potential exploitation resources in this area. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco is currently focusing its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde and Blackhawk formations. As of December 31, 2006, Gasco held interests in 256,429 gross acres (121,440 net acres) located in Utah, Wyoming, California and Nevada. As of December 31, 2006, Gasco held an interest in 81 gross producing wells (50.8 wells, net to Gasco’s interest) located on these properties.

BUSINESS OF BREK ENERGY CORPORATION

Brek is a natural gas and petroleum exploitation, development, and production company engaged in the acquisition, operation and development of unconventional hydrocarbon prospects, primarily in the Rocky Mountain region. Brek’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly; and the development and exploitation of the properties subject to these leases. Brek is focused on drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde and Blackhawk formations.

Brek also owns all of the issued and outstanding shares of Rock City Energy Corp., which owns a majority of the issued and outstanding stock of Vallenar Energy Corp. Prior to the merger with Gasco, Brek will spin off all of its shares of Rock City Energy Corp. to its stockholders through a distribution of all of the capital stock of Rock City Energy Corp.

Products and Services

Brek’s primary product is natural gas, but it also produces some oil and condensate. The principal uses for natural gas and oil are heating, manufacturing, power, and transportation. During the fiscal year ended December 31, 2006 and the fiscal quarter ended March 31, 2007, Brek produced 72,581 Mcf and 14,249 Mcf of natural gas and 999 Bbl and 129 Bbl of oil, respectively. Brek sells its products to purchasers in the geographic area of the properties. Natural gas, after processing, is distributed through pipelines. Brek recognizes revenue from the sale of natural gas when it reaches the customer’s point of purchase in the gas transmission system. The amount recognized for each well is based on the percentage of Brek’s net revenue interest in the well, and the remainder is allocated to other persons holding a net revenue interest.

Market

Natural gas is gathered through connections between natural gas wells and the pipeline transmission system. Natural gas prices fluctuate with the seasons and the general market conditions. Natural gas purchasers pay well operators 100% of the sale proceeds of natural gas. The operator is responsible for all distributions to the working interest and royalty owners. Natural gas and oil that Brek or its operators produce in Utah is sold to various purchasers who service the areas where the wells are located. All of Brek’s production is marketed by Gasco.

The availability of a ready market for any natural gas or oil depends on numerous factors, many of which are beyond Brek’s control including, but not limited to, the extent of domestic production and imports of oil, the proximity and capacity of natural gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of natural gas and oil production, and federal regulation of natural gas sold in interstate commerce.

Competition

Natural gas is a preferred source of energy over other fossil fuels because it is an environmentally friendlier source of energy. The demand for natural gas is increasing and whether or not there will be an adequate supply is very uncertain. Because of this demand, the oil and gas industry is highly competitive. Brek competes with other oil and gas companies and investors in searching for, and obtaining, future desirable prospects, in securing contracts with third parties for the development of oil and gas properties, in securing contracts for the purchase or rental of drilling rigs and other equipment necessary for drilling operations, and in purchasing equipment necessary for the completion of wells, as well as in the marketing of any oil and gas which may be discovered. Many of Brek’s competitors are larger than Brek and have substantially greater access to capital and technical resources than Brek does, giving them a substantial competitive advantage. Brek does not represent a significant presence in the oil and gas industry.

Government Controls and Regulations

As described below, oil and gas operations are subject to various types of regulation by state and federal agencies. Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases the cost of doing business and, consequently, affects Brek’s profitability.

State Regulation of Oil and Gas Production.

The states regulate the production and sale of natural gas and crude oil, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. In addition, most states regulate the rate of production and may establish maximum daily production allowables for wells on a market demand or conservation basis. To date, Brek has not found these regulations burdensome to comply with.

Environmental Regulations.

Brek’s activities are subject to federal and state laws and regulations governing environmental quality and pollution control. These regulations have a material effect on Brek’s operations, but the cost of such compliance has not been material to date. However, Brek believes that the oil and gas industry may experience increasing liabilities and risks under the Comprehensive Environmental Response, Compensation and Liability Act, as well as other federal, state and local environmental laws, as a result of increased enforcement of environmental laws by various regulatory agencies. As an “owner” or “operator” of property where hazardous materials may exist or be present, Brek, like others in the petroleum industry, could be liable for fines and/or “clean-up” costs, regardless of whether the release of a hazardous substance was due to its conduct.

Dependence on One or a Few Major Customers

Brek does not independently market its production. It depends entirely upon the operators of its wells to market and sell all of its production. As Brek does not yet rely upon the revenue from its production, an operator’s refusal to market and sell the production on its behalf would not have a material adverse affect on its business, except to the extent that it does not have storage facilities and would be obligated to take delivery of its production. Brek does not believe that any of its operators are likely to refuse to market and sell its production.

Patents/Trade Marks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts

Brek does not own any patents or trade marks and it is not a party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trade marks.

Brek’s web site, www.brekenergy.com, is copyrighted upon loading. Brekenergy is Brek’s registered domain name. Information included on Brek’s website is not part of this proxy statement/prospectus.

Number of Total Employees and Number of Full-Time Employees

Brek has no employees.

Properties

Riverbend Project, Utah

The Riverbend Project comprises approximately 112,190 gross acres in the Uinta Basin of northeastern Utah, of which Brek holds leasehold interests in approximately 16,750 net acres as of December 31, 2006. Brek’s interest is concentrated on three tight-sand formations in the Uinta basin: the Wasatch, Mesaverde and Blackhawk formations.

During the year ended December 31, 2006, Brek did not participate in the drilling and completion of any wells in the Riverbend Project. Brek farmed out the drilling of 15 wells to Gasco, and did not participate in the drilling of 13 proposed wells. So far in 2007, Brek has declined to participate in the drilling of 12 proposed wells. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Brek.”

On April 8, 2004, Brek exercised its rights under the July 16, 2002 purchase agreement with Gasco Energy, Inc. to acquire 3,266 net acres located in the Uinta Basin in Utah for approximately $800,000. This purchase included six wells producing nominal amounts of natural gas that the former owner had drilled to earn the acreage.

In January 2005, Brek exercised its rights under the July 16, 2002 purchase agreement with Gasco Energy, Inc. to acquire 344 net acres located in the Uinta Basin in Utah for approximately $60,000.

During January 2005, Brek exercised its rights under the July 16, 2002 purchase agreement with Gasco Energy, Inc. to acquire 3,545 net acres in the Riverbend Area for a purchase price of approximately $830,000.

Brek completed these three purchases by exercising its right to acquire 25% of any oil and gas interest that Gasco acquired in the area of mutual interest by paying 25% of Gasco’s acquisition costs, including brokerage, legal and title costs, as provided in the July 16, 2002 purchase agreement.

In July 2004, Gasco expanded its gas gathering system in the Riverbend area to carry the gas produced in this area to a major pipeline. Gasco gathers the majority of the natural gas that Brek produces in the Riverbend area, markets it and sells it.

Greater Green River Basin Project, Wyoming

As of December 31, 2006, Brek had a 13% leasehold interest in approximately 52,573 gross acres and 6,807 net acres in this area, and non-operated interests in one shut in well and one producing well. Brek did not consent to the drilling of one proposed well in 2006. Brek may consider other proposals for this area such as the farm-out or unitization of some of the acreage if necessary to extend leases.

Crocker Canyon Prospect, California

As of December 31, 2006, Brek has a 7% leasehold interest in approximately 3,250 gross acres (203 net acres) in San Luis Obispo County and 65 gross acres (16 net acres) in Kern County of Southern California. In 2004 Brek farmed out the drilling of one well to preserve acreage but did not participate in any drilling or development on this acreage during 2005. Brek agreed to a farmout by an agreement effective May 1, 2005 between Brek and Gasco as farmor and Venoco, Inc. as farmee whereby Venoco earned an undivided working interest in the farmout lands by drilling a test well on the property. The test well did not produce and is shut in. Brek plans to continue paying its portion of the leasehold rentals and other minimum geological expenses to preserve acreage on these prospects.

Willow Springs, California

Brek has a 25% leasehold interest in 64.69 gross acres and 16.17 net acres in Kern County in which Gasco has the remaining 75% leasehold interest. No work is planned for this acreage.

Rocksprings Prospect, Edwards County, Texas

Brek owns a controlling interest in Vallenar Energy Corp. through its wholly owned subsidiary, Rock City Energy Corp. Vallenar Energy Corp. holds leases covering approximately 8,400 gross and 8,075 net acres in the Rocksprings Prospect of the Val Verde Basin of Edwards County, Texas. Vallenar Energy Corp. acquired the properties in February 2002. In May 2006, Vallenar Energy Corp. assigned its leasehold interests to the depths below 1,500 feet to Chesapeake Exploration Limited Partnership in exchange for Chesapeake’s agreement to drill a well capable of producing hydrocarbons in commercial quantities, conduct, at its own expense, a 3-D seismic survey over the area covered by the leases, and provide to Vallenar Energy Corp. an array of logs and sidewall cores in the shallow zone of the initial well. Vallenar Energy Corp. has the right to back into a 25% working interest in the first ten wells after Chesapeake has recovered 100% of its drilling, completing and operating costs or to back in earlier if it pays for the costs to that date, and to participate with a 25% working interest in all wells drilled after the first ten have paid out, or to back in with a 6.25% working interest in each well after payout. Chesapeake will either build or procure a pipeline and transport process to market Vallenar Energy Corp.’s share of the production.

It is a condition to the consummation of the merger that Brek has completed a spin-off of the capital stock of Rock City Energy Corp. to the holders of Brek common stock. Nathan Oil Partners, LP, which prior to the spin-off of the shares of Rock City Energy Corp. to Brek’s stockholders was an entity controlled by Brek, has assigned an overriding royalty interest in all of its leases to Florida Energy I, Inc. (an entity controlled by Stephen Bruner, who is the brother of Marc A. Bruner, the chairman of Gasco’s board of directors) Richard N. Jeffs and Marc A. Bruner. Mr. Jeffs is Brek’s president, chief executive officer and chief financial officer and a member of Brek’s board of directors. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Marc A. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all but one of its leases and equal to 1.5% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to such lease. The royalty interests were assigned to Florida Energy I, Inc., Mr. Jeffs and Mr. Marc A. Bruner in 2001 in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions. As of March 31, 2007, these royalty interests related to eight leases covering approximately 8,400 gross acres (8,075 net acres).

Reserve Estimates

The following table summarizes Brek’s estimated reserve data as of December 31, 2006, as estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineers. The present value of future net cash flows is based on prices at December 31, 2006, of $3.91 per Mcf of natural gas and $46.73 per Bbl of oil. These prices reflect adjustments for, in the case of natural gas, gathering and transportation fees, marketing fees and energy composition and, in the case of oil, quality and regional price differentials. All of Brek’s proved reserves are located within the state of Utah.

Proved Reserve Quantities		Present Value of Future Cash Flows Proved
Mcf of Gas	Bbls of Oil	Undeveloped	Developed	Total

Reserve Estimates
1,241,637	9,186	$—	$1,349,600	$1,349,600

Actual future prices and costs could be materially higher or lower than the prices and costs as of the date of any estimate. Brek has not included estimates of proved reserves comparable to these in reports to any federal agency other than the Securities and Exchange Commission.

Volumes, Prices and Operating Expenses

The following table presents information regarding the production volumes, average sales prices received and average production costs associated with Brek’s sales of natural gas and oil for the periods indicated.

			For the Years Ended
	For the Three Months Ended March 31,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)

Production and Sales Data
Natural gas production (Mcf)	14,249	19,882	72,581	91,983	58,908
Average sales price per Mcf	$5.25	$6.37	$5.52	$7.70	$5.54
Oil production (Bbl)	129	402	999	949	834
Average sales price per Bbl	$47.49	$59.95	$39.45	$59.44	$43.66
Total production in Mcfe	14,249	22,296	78,575	97,674	63,912
Expenses per Mcfe
Lease operating	$3.59	$—	$1.61	$—	$—
Gathering	$1.55	$0.88	$1.00	$—	$—
General and administrative	$16.88	$10.51	$15.19	$9.57	$5.97
Depletion and accretion	$1.05	$0.75	$.99	$0.84	$—
Impairment	$—	$—	$56.67	$—	$—

Development, Exploration and Acquisition Capital Expenditures

During the year ended December 31, 2006, Brek spent $38,151 in development and exploration activities. During the year ended December 31, 2005, Brek spent $310,361 on development and exploration activities and $885,804 on the acquisition of acreage in the Riverbend area. During the three month period ended March 31, 2007, Brek spent $2,409 on exploration activities. As of December 31, 2006, Brek held a working interest of approximately 14% in 168,079 gross acres (23,776 net acres) located in Utah, Wyoming and California. As of December 31, 2005, Brek held a working interest of approximately 15.5% in 207,488 gross acres (32,052 net acres) located in Utah, Wyoming and California. As of December 31, 2006, Brek held an interest in ten gross (1.51 net) producing gas wells and one gross (0.14 net) shut-in gas well located on these properties.

Brek owns all of the issued and outstanding common stock of Rock City Energy Corp., which owns a 51.53% interest in Vallenar Energy Corp. Vallenar Energy Corp. owns a 97% working interest in 8,221 gross acres (8,075 net acres) located in Edwards County, Texas.

The following table summarizes Brek’s net costs incurred in the purchase of proved and unproved properties and in exploration and development activities for the periods indicated.

	For the Three Month Periods Ended March 31,		For the Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)

Net Exploration and Development Costs
Proved property acquisition costs	$—	$—	$—	$885,804
Unproved property acquisition costs	—	—	—	—
Exploration costs	2,409	53,160	37,649	10,061
Development costs	—	—	502	300,300

Total	$2,409	$53,160	$38,151	$1,196,165

Productive Gas Wells

The following table summarizes Brek’s productive and shut-in gas wells as of December 31, 2006. Productive wells are producing wells and wells capable of production. Shut-in wells are wells that are capable of production but are not producing. Gross wells are the total number of wells in which Brek has an interest. Net wells are the sum of Brek’s fractional interests owned in the gross wells.

	Productive Gas Wells
	Gross	Net

Producing gas wells	10.0	1.51
Shut-in gas wells	1.0	0.14

The following table sets out the working interests in leases that Brek acquired by exercising its rights under the July 16, 2002 purchase agreement with Gasco Energy, Inc.

Date Acquired	Cost	Net Acres	Other Assets

Working Interests acquired in Uinta Basin, Utah
April 2004	$800,000	3,266	Six producing wells, and
			gathering system assets*
January 2005	57,687	344
January 2005	828,117	3,545

Total	$1,685,804	7,155

*	Brek did not retain the gathering system assets but subsequently sold them to Gasco for Brek’s share of Gasco’s due diligence and acquisition costs and an agreement by Gasco to carry and sell Brek’s gas on the same terms and conditions as Gasco carries its own.

Undeveloped and Developed Acreage

The following table summarizes the undeveloped and developed leasehold acreage, by area, that Brek held as of December 31, 2006. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not the acreage contains proved reserves. Developed acres are acres that are spaced or assignable to productive wells. Gross acres are the total number of acres in which Brek has a working interest. Net acres are the sum of Brek’s fractional interests owned in the gross acres. The table does not include acreage that Brek has a contractual right to acquire or to earn through drilling projects, or any other acreage for which Brek has not yet received leasehold assignments. In certain leases, Brek’s ownership is not the same for all depths. The net acres in these leases are calculated using the greatest ownership interest at any depth. Generally, this greater interest represents Brek’s ownership in the primary objective formation.

	Undeveloped Acres		Developed Acres
	Gross	Net	Gross	Net

Summary of Acreage
Utah	111,828	16,699	360	51
Wyoming	52,493	6,798	80	9
California	3,316	219	—	—
Texas(1)	9,191	8,211	—	—

Total acres	176,828	31,927	440	60

(1)	A lease covering 790 gross and net acres expired in February 2007.

Drilling Activity

During the year ended December 31, 2006 and 2005, Brek did not participate in the drilling of any wells.

Current Activity

Brek is not currently participating in any drilling. Brek consented in January 2006 to participate in the drilling of one well in the Uinta Basin of Utah, but later, with Gasco’s consent, rescinded its consent. It did not participate in the drilling of 13 wells proposed in 2006 and 12 wells proposed to date in 2007. Brek plans to continue to review drilling proposals that it receives from the operators and participate if its financial resources permit.

Delivery Commitments

Brek is not obligated to provide a fixed and determinable quantity of oil or gas in the near future under existing contracts or agreements.

Legal Proceedings

Transworld Payment Solutions N.V. et al. vs. Brek Energy Corporation et al.

On February 25, 2003, Transworld Payment Solutions N.V. and First Curacao International Bank N.V. (referred to in this discussion as the “plaintiffs”), which are the debtor and the guarantor respectively of a note receivable, commenced legal action against Brek and others in the Supreme Court of Bermuda claiming that Brek and its former subsidiary, First Ecom Systems Limited, had promised to develop and supply the plaintiffs with certain software pursuant to three license agreements dated October 19, 2001. The plaintiffs were seeking rescission of all agreements between the parties or, alternatively, damages for misrepresentation and breach of the agreements. The plaintiffs commenced the lawsuit approximately one week before they were required to make their first installment payment pursuant to a share purchase agreement dated October 19, 2001. At that time, the plaintiffs were obligated to make an installment payment in the amount of $1,901,107. The plaintiffs have not made any of the installment payments required by the terms and conditions of the agreements.

Brek and the other defendants, as cross-claimants, filed an answer to the complaint and a counterclaim on May 8, 2003 with the Supreme Court of Bermuda. In their counterclaim, the cross-claimants were seeking specific performance of the agreements or, alternatively, damages for breach of contract. The plaintiffs, as cross-defendants, filed a reply and answer to the counterclaim on May 21, 2003. Although the directors believe that the cross-defendants’ claims were without merit, due to a lack of financial resources Brek did not pursue its counterclaim. No party took any further action after Brek filed its answer and counterclaim.

On March 28, 2007, Brek and its subsidiary, Feds Acquisition Corporation, reached a settlement with the plaintiffs/cross-defendants whereby the agreements giving rise to the litigation were rescinded, and the parties mutually released each other from any claims under the agreements and consented to the dismissal of the action filed in the Bermuda court. The consent order dismissing the action was filed in the Bermuda court on April 19, 2007. This leaves only Brek’s inactive Hong Kong subsidiary, First Ecommerce Asia Limited, subject to the Transworld agreements and litigation. The High Court of the Hong Kong Special Administrative Region in November 2003 ordered that First Ecommerce Asia be wound up and in April 2005 appointed liquidators for this purpose. Brek does not know the status of the winding up, as the liquidators have not responded to Brek’s requests for a report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BREK

Brek’s Business

Brek is a natural gas and petroleum exploitation, development, and production company engaged in the acquisition, operation and development of unconventional hydrocarbon prospects, primarily in the Rocky Mountain region. Brek’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly; and the development and exploitation of the properties subject to these leases. Brek is focused on drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde and Blackhawk formations.

Brek also owns all of the issued and outstanding shares of Rock City Energy Corp., which owns a majority of the issued and outstanding stock of Vallenar Energy Corp. Prior to the merger with Gasco, Brek will spin off all of its shares of Rock City Energy Corp. to its stockholders through a distribution of all of the capital stock of Rock City Energy Corp.

Brek has participated in the drilling or re-completion of 12 wells and has 10 producing wells in which it has net revenue interests of between 8% and 20%. Brek has 31 farmouts, all of which are in Utah except for one in California. Brek has declined to participate in the drilling of 31 wells: six in 2005, 13 in 2006 and 12 in 2007.

On June 16, 2006, Brek signed farmout agreements with Gasco for 10 non-consent wells. Under the farmout agreements, Brek agreed to forfeit 100% of its interest in all of the wells and wellbores, and to relinquish its leasehold interest in 188 net acres surrounding the wells (800 gross acres) in exchange for the right, following Gasco’s recovery of 100% of its drilling and operating costs, to back-in to a 40% working interest in the wells and wellbores. In November 2006, Brek signed another 15 farmout agreements with Gasco. Under the agreements, Brek agreed to forfeit 100% of its interest in all of the wells and wellbores, and to relinquish its leasehold interest in 292 net acres surrounding the wells (1,600 gross acres) in exchange for the right to back in to a 30% working interest in the wells and wellbores after 100% payout. All of these farmouts are in Utah.

Because Brek did not agree to bear any of the costs of drilling the wells, Gasco has drilled (or will drill) the wells bearing 100% of the costs and Gasco will be entitled to all of the revenue generated from the sale of oil and gas until it has recovered 300% of its drilling costs, 150% of the costs of newly acquired equipment in the well, and 100% of the operating costs and the costs of any newly acquired surface equipment beyond the wellhead connections, at which time Brek is entitled to its percentage of the revenue. The average cost of these wells is almost $4 million, so Brek does not expect to see any revenue from them for some time, if ever. Brek has not, however, forfeited any leasehold interests, other than those associated with the farmouts discussed above, and can participate in future drilling that is proposed for other locations on the same leases.

Brek’s oil and gas production decreased by approximately 20% during the year ended December 31, 2006 as compared with the year ended December 31, 2005. During 2006, on a combined basis, Brek’s oil and gas reserve quantities decreased by approximately 78%, primarily because it reduced its reserves when it agreed to farm out 15 wells to Gasco and did not consent to participate in the drilling of 13 wells, and because some proved properties were removed from the total proved reserves as they were not deemed to be economically viable at current oil and natural gas prices.

Brek’s reserve and production information as of December 31, 2006 and 2005 and as of March 31, 2007 and 2006 are set out in the following table.

	For the Three		For the Years
	Months Ended		Ended
	March 31,		December 31,
	2007	2006	2006	2005

Production and reserves
Natural gas production (Mcf)	14,249	19,882	72,581	91,983
Average sales price per Mcf	$5.25	$6.37	$5.52	$7.70
Year-end proved gas reserves (Mcf)	—	—	1,241,637	5,653,612
Oil production (Bbl)	129	402	999	949
Average sales price per Bbl	$47.49	$59.95	$39.45	$59.44
Year-end proved oil reserves (Bbl)	—	—	9,186	27,405
Production (Mcfe)(1)	14,249	22,296	78,575	97,674
Year-end proved reserves (Mcfe)(1)	—	—	1,296,753	5,818,042

(1)	Assumes a conversion of 6 Mcf for each Bbl of oil.

In May 2006, Vallenar Energy Corp., through its subsidiary, Nathan Oil Partners LP, reached an agreement with an oil and gas company with operations in Texas for the development and operation of the Texas properties. Under the agreement, the operator can earn a 100% leasehold interest in the depths below 1,500 feet in exchange for drilling until it has completed a well capable of producing hydrocarbons in commercial quantities. When the operator has completed the first 10 wells and recovered 100% of the costs to drill and operate the wells, Nathan Oil can back-in for a 25% working interest in the wells. On future wells, Nathan Oil can either participate from the outset to earn a 25% working interest or back-in after payout to earn a 6.5% working interest.

On August 24, 2006, Brek transferred its 51.53% interest in Vallenar Energy Corp. to Rock City Energy Corp. in exchange for 4,000,000 shares of Rock City Energy Corp. (formerly Vallenar Holdings, Inc.) common stock. Brek owns all of the issued and outstanding shares of Rock City Energy Corp. As a result of this exchange, Brek has consolidated the accounts of Rock City Energy Corp. into its financial statements at December 31, 2006 and March 31, 2007. Brek accounted for its investment in Rock City Energy Corp. as a purchase and valued the 4,000,000 shares of Rock City Energy Corp. common stock at $755,552. This transaction did not result in any gain or loss on Brek’s or Vallenar Energy Corp.’s books at December 31, 2006. In March 2007, Brek subscribed for another 4,000,000 shares of Rock City Energy Corp. for $600,000 cash. Brek intends to distribute all of the shares of Rock City Energy Corp. to Brek’s shareholders prior to the merger with Gasco as required by the merger agreement.

As a result of the share exchange, Vallenar Energy Corp. ceased to be a subsidiary of Brek and Brek included its operating losses, totaling $26,335, in its consolidated statements of operations to August 24, 2006 as a loss from discontinued operations. After August 24, 2006 any income or loss from Vallenar Energy Corp, and the resulting minority interest, will be included in Rock City Energy Corp.’s financial statements which have been consolidated in Brek’s financial statements. Brek will continue to consolidate the Rock City financial statements in Brek’s financial statements until Brek has distributed the shares of Rock City Energy Corp. to Brek’s shareholders.

On September 18, 2006, with Gasco’s consent, Brek rescinded its consent to participate in the drilling of one well. Gasco credited Brek’s account for $560,294 for the portion of the costs billed to Brek.

In January 2006 a director exercised 800,000 share purchase warrants in payment of advances payable of $200,000.

Between February and May 2006, Brek received $75,000 in cash from the exercise of 250,000 warrants at $0.30 per share, and $400,000 in cash from the private placement of 800,000 units at $0.50 per unit. This cash has been used to cover operating expenses.

On September 27, 2006, Brek issued 300,922 common shares at $0.50 per share to directors and companies controlled by directors in settlement of debt in the amount of $150,461. On November 21, 2006, a director returned

10,410 of these common shares in exchange for $5,205 in cash. Prior to December 31, 2006, Brek cancelled the 10,410 shares.

On September 28, 2006 Brek’s board resolved to offer to all of its warrant holders the opportunity to exercise the warrants at a discount of 66.67% to the warrant exercise price, so long as the exercise took place on or before October 31, 2006. All except two warrant holders accepted the offer and a total of 18,334,460 share purchase warrants were exercised at between $0.08 and $0.17 per share in exchange for $2,085,255 in cash and $157,908 in retirement of debt. Brek is using the proceeds from this offer to pay its accounts payable and any other liabilities that it must satisfy in order to consummate the merger, to provide working capital to cover operating and administrative costs and for the purchase of the additional 4,000,000 shares of Rock City Energy Corp. for $600,000, described above. All remaining warrants expired in February 2007.

Merger

On September 20, 2006, Brek agreed, subject to stockholders’ approval, among other things, to merge with a subsidiary of Gasco Energy, Inc. (“Gasco”) for equity consideration of up to 11 million shares of Gasco’s common stock valued at approximately $30 million based on the closing price of Gasco’s common stock on September 20, 2006.

The directors of Brek and Gasco have approved the terms of the transaction, which is expected to close in the third quarter of 2007. The completion of the merger is subject to, among other things, the approval of Brek’s stockholders and the completion of the distribution and disposition of Rock City Energy Corp. to Brek’s stockholders, leaving only the California, Utah and Wyoming assets in Brek. Under the terms of the agreement, Brek will merge with and become a wholly owned subsidiary of Gasco. Brek’s stockholders will receive in exchange for each of their shares of Brek common stock a fraction of a share of Gasco’s common stock that is equal to 11 million divided by the total number of shares of Brek’s common stock outstanding, fully diluted, on the date of the merger.

As part of the merger:

•	Brek’s directors have agreed to vote their shares in favor of the transaction;

•	Brek’s president and CEO has agreed to deposit 550,000 of the shares of Gasco’s common stock that he will acquire in the transaction into an escrow account for one year to satisfy any claims resulting from breaches of Brek’s representations and warranties; and

•	in consideration for pledging the 550,000 Gasco shares, Brek’s board of directors approved a fee payable to Brek’s president equal to 20% of the value of the Gasco shares. The fee will be paid on the date that the 550,000 Gasco shares are deposited in escrow.

If Brek breaches the terms of the merger agreement it may be liable to pay a cancellation fee to Gasco of $1 million plus costs.

Critical Accounting Policies and Estimates

An appreciation of Brek’s critical accounting policies is necessary to understand its financial results. These policies may require Brek to make difficult and subjective judgments regarding uncertainties, and as a result, such estimates may significantly impact its consolidated financial results. The precision of these estimates and the likelihood of future changes depend on a number of underlying variables and a range of possible outcomes. Other than Brek’s accounting for its revenue, inventory, prepaid expenses and deposits, financial instruments and intangible asset, its critical accounting policies do not involve the choice between alternative methods of accounting. Brek has applied its critical accounting policies and estimation methods consistently.

Oil and Gas Properties

Brek follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center (“full cost pool”). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Brek did not capitalize any internal costs during the years ended December 31, 2006 and 2005 and during the three months ended March 31, 2007. Costs associated with production and general corporate activities are expensed in the period incurred. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Depletion of development costs is computed using the units-of-production method based upon estimated proven oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. The properties are reviewed periodically for impairment.

Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil. Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes (full cost pool) may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves less the future cash outflows associated with the asset retirement obligations that have been accrued in the balance sheet plus the cost, or estimated fair value if lower, of unproved properties and the costs of any properties not being amortized, if any. Should the full cost pool exceed this ceiling, an impairment is recognized.

The present value of estimated future net revenues is computed by applying current oil and gas prices to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. However, subsequent commodity price increases may be utilized to calculate the ceiling value.

Based on oil and gas prices of $46.73 per barrel and $3.91 per mcf as of December 31, 2006, the full cost pool was the same as the ceiling because of an impairment charge of $4,452,754 that was taken against Brek’s oil and gas properties. At March 31, 2007, no impairment charges were considered necessary because, due to an increase in oil and gas prices Brek’s ceiling exceeded its full cost pool.

Long-Lived Assets

At December 31, 2006 and 2005, Brek’s only long lived asset was its oil and gas properties. As a result of a reserves study, it was determined that the carrying amount of the oil and gas properties exceeded their fair value by $4,452,754 at December 31, 2006. At March 31, 2007 and December 31, 2006 and 2005 Brek recorded $0, $4,452,754 and $0, respectively, in charges for impairment of oil and gas properties, to reflect a decline in value of these properties, due primarily to the lower prices for natural gas and a reduction of leased acreage. The cost of Brek’s unproved properties is withheld from the depletion base as described above until the properties are either developed or abandoned. Brek reviews these properties periodically for possible impairment.

Revenue recognition

Brek derives its revenue by selling the oil and gas produced from its wells. Brek recognizes this revenue as income when it sells the oil and gas. Brek generally receives payment for the oil and gas sold one to three months after the month of sale. For this reason, Brek must estimate the revenue that it has earned but not yet received as of the applicable reporting date. Brek uses actual production reports to estimate the quantities sold and the estimated average wellhead prices from the Natural Gas Weekly Update bulletin to estimate the price of the production. Brek records variances between its estimates and the amounts it actually receives in the month that payment is received.

Stock-Based Compensation

On July 1, 2005, Brek adopted the “modified prospective method” of Statement of Financial Accounting Standards 123R (“SFAS 123(R)”) which requires recognition of the compensation costs of all share-based payments granted, modified or settled in financial statements issued after July 1, 2005, as well as for any awards that were granted before the adoption date for which the required service has not yet been performed. The adoption of SFAS 123(R) did not have a material effect on Brek’s financial condition or results of operations because all required services had been performed before July 1, 2005. Brek did not enter into any share-based transactions during this period.

Before July 1, 2005, Brek accounted for its stock-based compensation using APB 25 and related interpretations. Under APB 25, Brek recognized compensation expense for stock options with an exercise price that was less than the market price on the date that it granted the option. For stock options with exercise prices at or above the market value of the stock on the grant date, Brek adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) for the stock options granted to its employees and directors. Accordingly, Brek has recognized no compensation cost for these options before June 30, 2005.

Brek uses the Black-Scholes option valuation model to calculate the fair value of compensation expense under SFAS 123(R). This model requires Brek to estimate a risk-free interest rate and the volatility of the price of its common stock. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Discontinued Operations

SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” requires that costs associated with exit or disposal activities be recognized when the costs are incurred, rather than at the date of commitment of an exit or disposal plan. Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized, or measured initially at fair value, until such liability has actually been incurred.

On August 24, 2006, Brek exchanged all of its shares in Vallenar Energy Corp. (a 51.53% interest) for all of the issued and outstanding shares of Rock City Energy Corp. (4,000,000 common shares). As a result of this exchange Brek reclassified Vallenar Energy Corp.’s net operating losses, up to August 24, 2006, as losses from discontinued operations in Brek’s consolidated financial statements. For the years ended December 31, 2006 and 2005, Brek recorded losses from discontinued operations of $26,335 and $1,859, respectively. No gain or loss on Brek’s investment in Vallenar Energy Corp. (of $755,552) was recorded on this exchange of shares.

Recent Accounting Pronouncements

Refer to Note 2 of Brek’s Notes to Consolidated Financial Statements for the years ended December 31, 2006 and 2005 and Note 2 of Brek’s Notes to the Condensed Consolidated Financial Statements for the three months ended March 31, 2007 and 2006, included elsewhere in this proxy statement/prospectus for a discussion of recent accounting standards and pronouncements.

Operations Review

Brek had a net loss of $165,742 during the three months ended March 31, 2007. As of March 31, 2007, Brek had a cash balance of $1,245,268 and trade accounts receivable of $23,883. When these current assets are offset against Brek’s current obligations of $151,845 in accounts payable, $90,339 in accrued liabilities, $97,774 in accrued wages and $37,054 in amounts due to related parties, Brek was left with working capital of $892,139 at March 31, 2007. Brek believes that its cash and cash equivalents as of the date of this proxy statement/prospectus, which include the proceeds from the recent exercise of warrants, are adequate to satisfy its working capital needs through August 2007. Thereafter, Brek intends to satisfy any working capital needs prior to the closing of the merger through the sale of additional securities in Brek.

Brek had a net loss of $5,486,113 during the year ended December 31, 2006. As of December 31, 2006, Brek had a cash balance of $1,415,996 and trade accounts receivable of $82,014. When these current assets are offset against Brek’s current obligations of $256,940 in accounts payable, $124,309 in accrued liabilities, $80,105 in accrued wages and $12,258 in amounts due to related parties, Brek was left with working capital of $1,024,398 at December 31, 2006.

Brek’s independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with its consolidated financial statements for the fiscal years 2006 and 2005 and the notes to its unaudited consolidated financial statements for the quarter ended March 31, 2007, which relates to

Brek’s ability to continue as a going concern, which depends upon its ability to resolve its liquidity problems, principally by obtaining capital and generating sufficient revenues to become profitable. Brek’s ability to achieve and maintain profitability and positive cash flow depends upon its ability to develop its oil and gas properties, generate revenues from its oil and gas production, and control drilling, completion and production costs. Since Brek has a minority interest in its oil and gas properties and is not the operator, it can do little to affect the generation of revenue or control drilling, completion and production costs, and it does not have the expertise to initiate development independently of the owner of the majority interest, Gasco, who is also the operator. Brek expects to incur operating losses in future periods, and cannot assure that it will continue to generate revenues. The Brek financial statements included elsewhere in this proxy statement/prospectus do not include any adjustments that might be necessary if Brek is unable to continue as a going concern.

Related-Party Transactions

Mr. Richard Jeffs and Ms. Susan Jeffs provide services to Brek, but they are not salaried employees. Mr. Jeffs is allocated $20,000 per month for his services as chief executive officer, president and chief accounting officer and for his personal assistant and supplies. During the 2006 fiscal year, this sum also covered the payment of rent for Brek’s offices in London, which were provided to Brek by a company controlled by Mr. Jeffs. Of the amount allocated, Mr. Jeffs has assigned $5,000 a month to his spouse, Susan Jeffs, an attorney, for her services in assisting with the negotiation and documentation of transactions, assisting with the preparation and filing of Brek’s SEC disclosure documents and assisting generally with corporate matters. During the fiscal year ended December 31, 2006, Mr. Jeffs charged Brek $166,000 for his services, Susan Jeffs charged Brek $60,000 for her services and Brek was charged $14,000 in rent. During the fiscal year ended December 31, 2005, Mr. Jeffs charged Brek $88,000 for his services, Ms. Jeffs charged Brek $55,000 for her services and Brek was charged $77,000 in rent. To date in 2007, Mr. Jeffs has charged Brek at the rate of $15,000 per month and Susan Jeffs has charged Brek at the rate of $5,000 per month for totals of $75,000 and $25,000 respectively. As of June 26, 2007, the unpaid balances of these fees were $23,000 due to Mr. Jeffs and $23,000 due to Susan Jeffs. None of the amounts due to these related parties accrue interest or have any fixed terms of repayment.

A company owned by Mr. John da Costa, Brek’s treasurer, provides both accounting and administrative services to Brek. These services include, but are not limited to, bookkeeping, accounting, liaising with the auditors, preparing periodic filings and tax returns and liaising with Brek’s land managers and other professionals retained to provide services. During the fiscal year ended December 31, 2006, Brek was charged $357,904 for services rendered by the company. As of December 31, 2006, Brek owed the company $5,406, as of March 31, 2007, Brek owed the company $5,201 and as of May 17, 2007 the unpaid balance of this payable was $4,676. No interest accrues on the payable and there were no fixed terms of repayment. During the fiscal year ended December 31, 2005, Brek paid the company $225,334.

A company controlled by Mr. Jeffs advanced two separate loans to Brek. $1,000 was advanced on July 13, 2004 and $852 was advanced on August 29, 2005. Neither of these advances accrues interest or has any fixed terms of repayment.

On January 18, 2005, January 24, 2005 and July 7, 2005, Brek granted Mr. Jeffs 216,667 units, 100,000 units and 16,667 units, respectively. Each unit was composed of a share of Brek common stock and a warrant to purchase a share of Brek common stock and had a value of $0.30. Each warrants included in the units had an exercise price of $0.50 and expired two years from the date of grant. The units were issued to Mr. Jeffs as consideration for his efforts in assisting Brek with a private offering.

On January 31, 2006, one of Brek’s directors exercised 800,000 warrants at full exercise price to extinguish $200,000 in debt that Brek owed to him.

On September 27, 2006, Brek issued 300,922 common shares at $0.50 per share in payment of $150,461 in debt to three directors and a company controlled by a director. In November 2006, one of the directors returned 10,410 shares of this commons stock to Brek in exchange for $5,205 in cash. Prior to December 31, 2006, Brek cancelled the 10,410 shares.

During October 2006, directors, relatives of directors, companies controlled by directors and companies controlled by relatives of directors exercised 8,044,233 common stock purchase warrants at a 66.67% discount for cash of $864,172.

During October 2006, directors and a company controlled by directors and relatives of directors exercised 1,780,224 common stock purchase warrants at a 66.67% discount in exchange for debt of $157,908.

In 2004, Brek transferred to First Griffin Group, LLC 50% of its working interest in two wells and wellbores and 100% of its working interest in one well and wellbore. In January 2007, Brek agreed to transfer to First Griffin Group, LLC a pro rata leasehold interest in 40 acres surrounding each well in exchange for $20,000 and the costs of the transfer. Two of Brek’ directors and three relatives of directors have interests in First Griffin Group, LLC.

In May 2004, Brek granted to Griffin Asset Management, LLC, a drilling fund in which two directors have an interest, an option which gave the drilling fund the right to contribute 50% of the drilling and completion costs of any well in which Brek participates in Utah and Wyoming in exchange for 50% of its production and working interest in the well. The drilling fund has not exercised any rights under this agreement and irrevocably terminated it on March 12, 2007.

Nathan Oil Partners, LP, which will be controlled by Brek until the spin-off of the shares of Rock City Energy Corp. to Brek’s stockholders is complete, has assigned an overriding royalty interest in all of its leases to Florida Energy I, Inc. (an entity controlled by Stephen Bruner, who is the brother of Marc A. Bruner, the chairman of Gasco’s board of directors) Richard N. Jeffs and Marc A. Bruner. Mr. Jeffs is Brek’s president, chief executive officer and chief financial officer and a member of Brek’s board of directors. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Marc A. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to all but one of its leases and equal to 1.5% of all oil, gas and other minerals produced and saved for the benefit of Nathan Oil Partners, LP pursuant to such lease. The royalty interests were assigned to Florida Energy I, Inc., Mr. Jeffs and Mr. Marc A. Bruner in 2001 in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions. As of March 31, 2007, these royalty interests related to eight leases covering approximately 8,400 gross acres (8,075 net acres).

Pursuant to the terms of the merger agreement, at the effective time of the merger, Gasco will enter into an escrow agreement with Mr. Jeffs and an escrow agent, whereby Gasco shall deposit with the escrow agent 550,000 shares of Gasco common stock issued to Mr. Jeffs pursuant to the merger agreement to satisfy any claims for breaches of representations and warranties by Brek for a period of one year following the merger. Please read “Form of Escrow Agreement” attached hereto as Annex C. In consideration of this pledge, Brek’s board of directors approved a fee payable to Mr. Jeffs equal to 20% of the value of the Gasco shares on the date his 550,000 Gasco shares are deposited in escrow.

Comparison of the Three Months Ended March 31, 2007 and 2006

Overall Results of Operations

During the three months ended March 31, 2007, Brek had a net loss of $165,742, or $0.00 per share, which was an increase of $41,344 from its net loss of $124,398, or $0.00 per share, for the three months ended March 31, 2006. The increase in net loss for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 was primarily due to increases in administrative expenses, lease operating expenses and a decrease in revenues. These amounts were offset primarily by decreases in rent and travel, as well as extinguishment of accounts payable and interest income.

Revenue

Total revenue for the three months ended March 31, 2007 was $76,920 compared to $150,763 for the three months ended March 31, 2006. The $73,843 decrease in revenue for the three months ended March 31, 2007 was due to reduced production and lower prices for gas and oil. Brek does not expect its revenues to increase during the next year; they are more likely to decline as its gas production declines.

Operating expenses

For the three months ended March 31, 2007, Brek’s total operating expenses were $254,473, which was a decrease of $16,214 from its total operating expenses of $270,687 for the three months ended March 31, 2006. The decrease was primarily due to approximate decreases in professional fees of $9,000, travel of $20,000, rent of $8,000 and a gain on extinguishment of accounts payable of $74,000 which were primarily offset by increases in administrative fees of approximately $39,000, and lease operating expenses of $51,000. Brek does not expect its operating expenses to change much during the next year.

Loss from discontinued operations

On August 24, 2006, Brek exchanged all of its shares in Vallenar Energy Corp. (a 51.53% interest) for all of the issued and outstanding shares of Rock City Energy Corp. (4,000,000 common shares). This transaction resulted in the reclassification and separate disclosure of Vallenar Energy Corp.’s net operating losses of approximately $7,000, for the three months ended March 31, 2006. This loss was partially offset by the minority interest portion of this loss from discontinued operations of approximately $4,800.

Interest income

During the three months ended March 31, 2007, Brek received approximately $12,000 in interest on its bank deposits. Brek did not earn any interest income during the three months ended March 31, 2006.

Comparison of the Years Ended December 31, 2006 and 2005

Overall Results of Operations

For the year ended December 31, 2006, Brek had a net loss of $5,486,113, or $0.09 per share, which was an increase of $5,228,908 from its net loss of $257,205, or $0.01 per share, for the year ended December 31, 2005. The increase in net loss for the year ended December 31, 2006 as compared to the year ended December 31, 2005 was primarily due to an impairment of oil and gas properties, increases in administrative expenses, lease operating expenses, gathering operations, professional fees, and a decrease in revenues. These amounts were offset primarily by decreases in advertising, rent and minority interest in losses.

Revenue

Total revenue for the year ended December 31, 2006 was $440,537 compared to $764,802 for the year ended December 31, 2005. The $324,265 decrease in revenue for 2006 was due to reduced production and lower prices for gas and oil.

Operating expenses

For the year ended December 31, 2006, Brek’s total operating expenses were $5,929,443, which was an increase of $4,914,210 from its total expenses of $1,015,233 for the year ended December 31, 2005. The increase in expenses for the year ended December 31, 2006 as compared to the year ended December 31, 2005 was primarily due to an impairment charge of $4,452,754 against its oil and gas properties. The major reason for the impairment was a reduction in proved reserves, due to some reservoirs being excluded from the total, because at current prices they were no longer considered economically viable. During the year administrative fees increased by approximately $265,000 and professional fees by approximately $92,000, lease operating expenses by approximately $127,000 and gathering expenses by approximately $79,000. Increases in operating expenses were offset primarily by a decrease in advertising and promotion of approximately $25,000 and rent of $59,000.

Administrative, professional fees and regulatory expenses increased during the year ended December 31, 2006 due to the increasing amount of work required to meet SEC and tax filing obligations, and to the increase in legal and other advisers’ fees incurred in negotiating the Gasco merger agreement.

Other expenses

Brek has filed all of its corporate income tax returns, which resulted in its paying franchise taxes of approximately $5,834 as of December 31, 2006.

Loss from discontinued operations

On August 24, 2006, Brek exchanged all of its shares in Vallenar Energy Corp. (a 51.53% interest) for all of the issued and outstanding shares of Rock City Energy Corp. (4,000,000 common shares). This transaction resulted in the reclassification and separate disclosure of Vallenar Energy Corp.’s net operating losses of $26,335 and $1,859, for the years ended December 31, 2006 and 2005, respectively.

Liquidity, Capital Resources and Financial Position

As of March 31, 2007, Brek had a cash balance of $1,245,268 and negative cash flows from operations of $189,319 for the period then ended. During the three months ended March 31, 2007, Brek funded its operations through revenue from Brek’s oil and gas properties of $76,920, the sale of oil and gas acreage for $21,000 (including $1,000 to cover the cost of transferring the leasehold interest) and interest received on the cash on deposit in its bank of $11,775.

The following table summarizes Brek’s sources and uses of cash for the three month periods ended March 31, 2007 and 2006.

	For the Three Months
	Ended March 31,
Sources and Uses of Cash	2006	2005

Net cash used in operating activities	$(189,319)	$(332,532)
Net cash provided by (used in) investing activities	18,591	(53,160)
Net cash provided by financing activities	—	600,000

Net cash (decrease) increase	$(170,728)	$214,308

The cash used in operations during the three months ended March 31, 2007 of $189,319 was used primarily to reduce Brek’s net loss to $165,742. Brek’s net loss would have been $74,238 higher had three of its creditors not forgiven certain accounts that were payable to them. Also included in Brek’s net loss are depletion of its oil and gas properties of $14,404 and accretion of its asset retirement liability of $524, which charges were offset by a decrease in minority interest of $36. Brek used cash to pay down its trade accounts payable by $30,857, its accrued liabilities by $15,929 and accrued wages payable by $372, as required under its merger agreement with Gasco. Brek’s expenditures were funded by a net collection of trade accounts receivable of $58,131 and an increase in unpaid administrative and professional fees of $24,796 to related parties.

As of December 31, 2006, Brek had a cash balance of $1,415,996 and a negative cash flow from operations of $1,184,221 for the year then ended. During the year ended December 31, 2006, Brek funded its operations through revenue from oil and gas properties of $440,537, the exercise of 250,000 warrants, at full warrant exercise price, from which Brek received cash of $75,000 and the private placement of 800,000 units for which it received cash of $400,000. Each unit consists of one common share and one common share purchase warrant. In October 2006 Brek raised $2,085,255 in cash upon the exercise of 16,554,236 warrants under an offer made on September 28, 2006 which allowed warrant holders to exercise their warrants at 33.33% of the exercise price.

Brek’s independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with its consolidated financial statements for the fiscal years 2006 and 2005 and the notes to its unaudited consolidated financial statements for the quarter ended March 31, 2007, which relates to Brek’s ability to continue as a going concern, which depends upon its ability to resolve its liquidity problems, principally by obtaining capital and generating sufficient revenues to become profitable. Brek’s ability to achieve and maintain profitability and positive cash flow depends upon its ability to develop its oil and gas properties, generate revenues from its oil and gas production, and control drilling, completion and production costs. Since Brek has a minority interest in its oil and gas properties and is not the operator, it can do little to affect the generation of revenue or control drilling, completion and production costs, and it does not have the expertise to initiate development independently of the owner of the majority interest, Gasco, who is also the operator. Brek expects to incur operating losses in future periods, and cannot assure that it will continue to generate revenues. The Brek financial statements included elsewhere in this proxy statement/prospectus do not include any adjustments that might be necessary if Brek is unable to continue as a going concern. As of December 31, 2006, Brek had not generated sufficient revenues to cover expenses, and had an accumulated deficit of $67,079,026. As of December 31, 2006, it had $473,612 in current liabilities. When this was offset against current assets of $1,498,010, Brek was left with working capital $1,024,398. Brek believes that its cash and cash equivalents as of the date of this proxy statement/prospectus, which include the proceeds from the recent exercise of warrants, are adequate to satisfy its working capital needs through August 2007. Thereafter, Brek intends to satisfy any working capital needs prior to the closing of the merger through the sale of additional securities in Brek.

The following table summarizes Brek’s sources and uses of cash for the years ended December 31, 2006 and 2005.

	For The Years Ended December 31,
Sources and Uses of Cash	2006	2005

Net cash used in operating activities	$(1,184,221)	$(101,570)
Net cash used in investing activities	(18,151)	(1,196,165)
Net cash provided by financing activities	2,560,255	1,125,000

Net cash increase (decrease)	$1,357,883	$(172,735)

Net cash used in operating activities

The cash used in operations of $1,184,221 was primarily due to expenses exceeding revenue by $5,486,113. The net loss was primarily due to a $4,452,754 impairment of oil and gas properties, depletion of oil and gas properties and accretion of asset retirement liability totaling $77,939 and a minority interest adjustment of $34,962. Brek also paid down its trade accounts payable by $318,450 and its accrued wages payable by $20,490 as required under the merger agreement with Gasco. Brek’s expenditures were funded by the collection of trade accounts receivable of $38,096, increases in accrued liabilities of $43,919 and an increase of $59,671 in amounts due to related parties.

Net cash used in investing activities

During the three months ended March 31, 2007, Brek spent $2,409 on exploration and development of its oil and gas properties and it received net proceeds of $21,000 (including $1,000 to cover the cost of the transfer) on the transfer of a pro rata leasehold interest in 40 acres to First Griffin Group, LLC. Two of Brek’s directors and three relatives of Brek’s directors have interests in First Griffin Group, LLC.

During the year ended December 31, 2006, Brek spent $38,151 on exploration and development of oil and gas properties and received net proceeds of $20,000 on the sale of its Prickly Pear acreage in Utah.

Net cash provided by financing activities

During the quarter ended March 31, 2007, Brek did not have any financing activities.

During the year ended December 31, 2006 Brek entered into the private placement of 800,000 units at $0.50 per unit in exchange for $400,000 cash. Each unit consists of one share and one share purchase warrant, exercisable at $0.90 per share for one year.

During the year ended December 31, 2006 Brek issued 250,000 shares of common stock on the exercise of 250,000 share purchase warrants for $75,000 cash.

On September 28, 2006, Brek’s board resolved to offer warrantholders the opportunity to exercise their warrants at a discounted price equal to 33.33% of the original exercise price of their warrants if they exercised them by October 31, 2006. As of October 31, 2006, 16,554,236 warrants were exercised for cash under this offer and 16,554,236 of common shares were issued in exchange for $2,085,255 in cash.

Brek used this cash to pay operating expenses and to cover exploration and development expenses.

Contingencies and commitments

Brek had no contingencies or long-term commitments at December 31, 2006 and March 31, 2007, except for:

•	the Transworld litigation which is disclosed in Note 12 “Commitments and Contingencies” of the notes to Brek’s consolidated financial statements appearing elsewhere in this proxy statement/prospectus; and

•	the agreement and plan of merger with Gasco.

As is customary in the oil and gas industry, Brek may at times have agreements to reserve or earn acreage or wells. If Brek does not pay as required by the agreements, it may lose the acreage or wells.

Contingent liability

In February 2003, the debtor and guarantor of a note receivable took legal action against Brek in Bermuda, claiming that Brek’s former subsidiary, First Ecom Systems Limited, had promised to develop and supply them with certain software. The debtor then failed to pay the note installment that was due on March 1, 2003. The directors believe that this lawsuit is without merit, as there was no promise to develop software for the debtor, and filed a defense and counterclaim on May 8, 2003. The debtor-plaintiff filed a reply and defense on May 21, 2003. In March 2007, Brek and its subsidiary, Feds Acquisition Corporation, settled with the debtor and guarantor, agreed to rescind the agreements giving rise to the litigation, and consented to the dismissal of the litigation from the Bermuda court. This leaves only Brek’s inactive Hong Kong subsidiary, First Ecommerce Asia Limited, subject to the Transworld agreements and litigation. The High Court of the Hong Kong Special Administrative Region in November 2003 ordered that First Ecommerce Asia be wound up and in April 2005 appointed liquidators for this purpose. Brek does not know the status of the winding up, as the liquidators have not responded to its requests for a report.

Contractual obligations

On September 20, 2006, Brek entered into an agreement and plan of merger with Gasco Energy, Inc. whereby it agreed to merge with a subsidiary of Gasco in exchange for up to 11,000,000 shares of Gasco’s common stock. The merger agreement is subject to the approval of Brek’s stockholders, the distribution of the shares of Rock City Energy Corp. to Brek’s stockholders and other customary closing conditions, including regulatory approvals.

If Brek breaches the terms of the merger agreement it may be liable to pay a cancellation fee to Gasco of $1 million plus costs.

Income taxes

The following table sets out Brek’s deferred tax assets as of December 31, 2006 and 2005. These relate primarily to net operating losses. Brek has established a 100% valuation allowance, since it believes it is more likely than not that the deferred tax assets will not be realized.

	For The Years Ended December 31,
	2006	2005

Federal loss carryforwards	$5,624,817	$11,360,810
State loss carryforwards, Nevada	—	—
Foreign loss carryforwards	2,991,744	2,991,796
Less: valuation allowance	(8,646,561)	(14,352,606)

	$—	$—

Brek based the establishment of a 100% valuation allowance against deferred tax assets on its current operating results. If operating results increase significantly, Brek might have to record deferred taxes in its financial statements, which could have a material impact on Brek’s financial results.

Off-balance sheet arrangements

Brek has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. Brek does not have any non-consolidated, special-purpose entities.

Internal and external sources of liquidity

Brek has funded its operations principally through the private placement of common shares, the exercise of share purchase warrants, the issuance of shares for debt and the sale of natural gas and oil.

Inflation

Brek does not believe that inflation will have a material impact on its future operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Brek’s principal independent accountants since February 21, 2006 are Mendoza Berger & Company, L.L.P., 9838 Research Drive, Irvine California, 92618.

Effective February 21, 2006, Brek’s board of directors approved a change in its independent accountants. None of the reports of Brek’s former auditors, Hall & Company, Certified Public Accountants Inc., on Brek’s consolidated financial statements for the fiscal years ended December 31, 2004, 2003, and 2002 contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Although audited statements prepared by Hall & Company, Certified Public Accountants Inc. contained a going concern qualification, the financial statements did not contain any adjustments for uncertainties stated in them, nor has Brek had, at any time, disagreements with Hall & Company, Certified Public Accountants Inc., on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Brek retained the certified public accounting firm of Mendoza Berger & Company, L.L.P., to serve as its independent accountants to audit its financial statements beginning with the year ended December 31, 2005. This engagement became effective February 21, 2006. Brek had not consulted Mendoza Berger & Company, L.L.P. before their engagement about the application of accounting principles to a specific transaction or the type of audit opinion that they might render on its financial statements or on any other matter that was the subject of any disagreement between Brek and its former certifying accountants.

Brek elected to remain with its current audit engagement partner, who changed independent certified public accounting firms. Brek is pleased with the audit engagement partner’s past services and thinks the audit engagement partner’s familiarity with its activities from 2002 merited the transition to the new firm.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The Merger

The following is a discussion of the material federal income tax consequences of the merger to the holders of Brek common stock and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. The discussion represents the opinion of Vinson & Elkins L.L.P. to the extent it relates to the tax consequence of the merger to Gasco and Gasco Acquisition, Inc. and represents the opinion of Ferber Chan Essner & Coller, LLP to the extent it relates to the tax consequence of the merger to Brek and its stockholders. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including certain foreign holders, holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Furthermore, the following discussion does not address (a) the tax consequences to the Brek stockholders of the spin off of the shares of Rock City Energy Corp., or (b) the tax consequences of any other transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger. Holders of Brek common stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

U.S. Federal Income Tax Consequences to Gasco, Gasco Acquisition, Inc. and Brek

No gain or loss will be recognized by Gasco or Gasco Acquisition, Inc. as a result of the merger. No gain or loss will be recognized by Brek as a result of the merger, except that the merger will cause Brek to recognize gain on the pre-merger spin off of the shares of Rock City Energy Corp. to the extent, if any, that the fair market value of the shares at the time of the spin off exceeds Brek’s basis in such shares.

U.S. Federal Income Tax Consequences to Brek Stockholders that are U.S. Persons

With respect to Brek stockholders that are U.S. persons (as defined below),

•	no gain or loss will be recognized by a holder of Brek common stock upon the exchange of all of such holder’s shares of Brek common stock solely for shares of Gasco common stock in the merger;

•	the aggregate basis of the shares of Gasco common stock received by a Brek stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Brek common stock surrendered in exchange therefor;

•	the holding period of the shares of Gasco common stock received by a stockholder in the merger (including any fractional share deemed received) will include the holding period of the shares of Brek common stock surrendered in exchange therefor;

•	holders of Brek common stock who exercise their dissenters’ rights thereby receiving cash as a result of the merger will generally recognize capital gain or loss based on the difference between the amount of cash received and the holder’s basis in those shares; and

•	a stockholder of Brek who receives cash in lieu of a fractional share of Gasco common stock will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share (as described in the second bullet point above) and the amount of cash received.

U.S. Federal Income Tax Consequences to Brek Stockholders that are Non-U.S. Persons

For purposes of this discussion, a “U.S. person” means:

•	a citizen or individual resident of the U.S., including an alien individual who meets one of the resident-alien tests under Section 7701(b) of the Internal Revenue Code;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions;

•	a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. person” means a beneficial owner of shares of Brek common stock that is not a U.S. person.

This discussion does not address the U.S. federal income tax consequences to stockholders that are subject to special rules such as:

•	a stockholder that is a non-U.S. person and that holds its Brek common stock in connection with a trade or business conducted in the U.S. or in connection with an office or fixed place of business located in the U.S.;

•	a stockholder that is a nonresident alien individual and that either is present in the U.S. for 183 days or more in the taxable year or is subject to provisions of the Internal Revenue Code applicable to expatriates; or

•	a stockholder that is affected by the provisions of an income tax treaty to which the U.S. is a party.

If you are a non-U.S. person and you may be subject to special tax rules because you conduct business in the U.S., you have been present in the U.S. for 183 days or more in the taxable year, you are an expatriate of the U.S., or you are affected by the provisions of an income tax treaty to which the U.S. is a party, you are urged to consult your tax advisor to determine the tax consequences of the merger to you.

Non-U.S. Persons That Have Not Held More than 5% of Brek’s Common Stock

The U.S. federal income tax consequences of the merger to a non-U.S. person that has not actually or constructively held more than 5% of the outstanding shares of Brek’s common stock during the testing period described below will generally be the same as the U.S. federal income tax consequences described above with respect to Brek stockholders that are U.S. persons, except that such non-U.S, persons will not be subject to U.S. federal income tax on any gain recognized as a result of the receipt of cash from the exercise of dissenters’ rights or cash in lieu of fractional shares. For purposes of determining whether a non-U.S. person owns or has owned more than 5% of the outstanding shares of Brek, the applicable constructive ownership rules treat a foreign stockholder as owning shares that are (1) owned by (or that are subject to an option held by) certain family members, corporations, partnerships, estates or trusts or (2) subject to an option held by that foreign stockholder.

Non-U.S. Persons That Have Held More than 5% of Brek’s Common Stock

A Brek stockholder that is a non-U.S. person and has actually or constructively held more than 5% of the outstanding shares of Brek common stock at any time during the shorter of (1) the five-year period ending on the effective date of the merger or (2) the period during which such stockholder held such Brek common stock (the shorter of such periods referred to as the “testing period”) may be subject to special tax rules.

Generally, if a non-U.S. person owns or has owned (either actually or constructively) more than 5% of the outstanding shares of Brek common stock at any time during the testing period (referred to here as a “Significant Non-U.S. Person”), then for U.S. federal income tax purposes

•	such stockholder will recognize gain or loss measured by the difference between (1) the sum of the amount of any cash received (including cash in lieu of a fractional share of Gasco common stock and cash received from the exercise of dissenters’ rights) and the fair market value of the Gasco common stock received in the merger, over (2) the stockholder’s tax basis in its Brek common stock surrendered in the merger. Any such gain or loss generally will constitute capital gain or loss effectively connected with conduct of a U.S. trade or business;

•	such stockholder’s tax basis of the Gasco common stock received in the merger will equal the fair market value of that stock as of the effective time of the merger; and

•	such stockholder’s holding period for the Gasco common stock received in the merger will begin the day after the effective time of the merger.

A Significant Non-U.S. Person subject to U.S. federal income tax also may be required to file a U.S. federal income tax return reporting the gain or loss subject to tax as income effectively connected with the conduct of a trade or business within the U.S. and taxable as either ordinary income or capital gain and may be required to pay any tax due upon the filing of the return or, depending upon the circumstances, earlier through estimated payments.

An exception to this general rule may be available for a Significant Non-U.S. Person that owns more than 5% of the outstanding shares of Gasco common stock immediately after the merger. Any such Significant Non-U.S. Person should consult their tax advisor as to the applicability of this exception.

U.S. Information Reporting and Backup Withholding

Under U.S. federal income tax laws, Gasco or its exchange agent will generally be required to report to a Brek stockholder and to the IRS any reportable payments made to such Brek stockholder in the merger. Additionally, if any Brek stockholder that is considered a “significant holder” receives shares of Gasco common stock in the merger, such stockholder will be required (i) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the shares of Brek common stock surrendered and the fair market value of the shares of Gasco common stock received in the merger, and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any Brek stockholder who, immediately before the merger, (a) owned at least 5% (by vote or value) of the Brek common stock or (b) owned Brek securities with a tax basis of $1 million or more.

Brek stockholders may be subject to a backup withholding tax at the rate of 28% with respect to any cash received in the merger (including cash received upon the exercise of dissenters’ rights and cash in lieu of fractional shares of Gasco common stock), unless they (1) are a corporation or come within certain other exempt categories, or (2) provide a correct taxpayer identification number and, in each case, otherwise comply with applicable requirements of the backup withholding rules. To prevent backup withholding on payments made to Brek stockholders pursuant to the merger, Brek stockholders must provide the exchange agent with their correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If a Brek stockholder does not provide its correct taxpayer identification number, it may be subject to penalties imposed by the IRS in addition to backup withholding. Any amounts withheld under these rules will be credited against a Brek stockholder’s U.S. federal income tax liability if such stockholder files proper documentation with the IRS.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Brek stockholder. Tax matters regarding the merger are very complicated and the tax consequences of the merger to any particular Brek stockholder will depend on that stockholder’s particular situation. Brek stockholders should consult their own tax advisors regarding the specific tax consequences of the merger to them, including tax return reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Brek stockholders are currently governed by the Nevada General Corporation Law (the “NGCL”), Brek’s amended and restated articles of incorporation, as amended (the “Brek Articles”), and Brek’s bylaws (the “Brek Bylaws”). Specific provisions governing private corporations and mergers, conversions, exchanges and domestications under Nevada law can be found in Nevada Revised Statutes Chapters 78 and 92A, respectively. At the time of the merger, Brek stockholders will become Gasco stockholders and their rights will be governed by the NGCL, Gasco’s articles of incorporation (the “Gasco Articles”) and Gasco’s amended and restated bylaws (the “Gasco Bylaws”).

The following is a summary of material differences between the rights of Brek stockholders and the rights of Gasco stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Brek stockholders and those of Gasco stockholders. The summary is qualified in its entirety by reference to the NGCL, the Brek Articles and Bylaws and the Gasco Articles and Bylaws.

Size of Board of Directors

Under Nevada law, although changes in the number of directors must in general be approved by the stockholders, a Nevada corporation may fix the exact number of directors within a stated range set forth in the corporation’s articles of incorporation or bylaws. The Brek Articles provide that the authorized number of directors constituting the Brek board of directors (the “Brek Board”) shall not be less than one or more than eight, as established from time to time by action of the directors. The Brek Board has currently fixed the authorized number of directors comprising the Brek Board at six.

The Gasco Articles provide that the authorized number of directors constituting the Gasco board of directors (the “Gasco Board”) shall not be less than one or more than nine, as established from time to time by action of the directors. The Gasco Board, pursuant to the Gasco Bylaws, has currently fixed the authorized number of directors comprising the Gasco Board at eight.

Classified Board of Directors

A classified board of directors is one with respect to which a number of the directors, but not necessarily all, are elected on a rotating basis each year. Although Nevada law allows directors to be divided into up to four separate classes with staggered terms of office, neither the Brek Articles and Bylaws nor the Gasco Articles and Bylaws provide for classification of directors.

Cumulative Voting

In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose, up to the number of directors to be elected. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

Under Nevada law, cumulative voting in the election of directors is only available if the corporation’s articles of incorporation provide for such an election. The Brek Articles and the Gasco Articles both prohibit cumulative voting.

Stockholder Power to Call Special Stockholders Meeting

Nevada law allows articles of incorporation to specify who may call special meetings of stockholders. Unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call an annual and special meeting of the stockholders and directors. Brek’s bylaws provide that special meetings of stockholders may be called by the president or secretary by resolution of the directors or on the written request of the stockholders owning a majority of the issued and outstanding shares. Gasco’s bylaws state that a special meeting of the shareholders may be called by the president or any vice president at the request in writing of a majority of the Gasco Board or at the written demand, delivered to the secretary, of the shareholders holding of record not less than 60% of the number of shares outstanding and entitled to vote.

Dissolution

Under Nevada law, to authorize a dissolution, the board of directors must adopt a resolution recommending dissolution to the stockholders and the stockholders must then approve such dissolution.

Action Taken at a Meeting of Stockholders

Nevada law provides that unless otherwise specified in the articles of incorporation, the presence in person or by proxy of at least a majority of the voting power constitutes a quorum and, at a meeting where a quorum is established, action is taken by a vote where the number of votes cast to approve an action exceeds those cast against. Pursuant to Gasco’s bylaws, in order to constitute shareholder approval, the number of shares voting affirmatively must also constitute a majority of the number of shares required for a quorum.

Removal of Directors

Under Nevada law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. Neither the Brek Articles nor the Gasco Articles include such provisions.

Filling Vacancies on the Board of Directors

Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation. The Brek Bylaws provide that vacancies, including those caused by the death, removal or resignation of directors, the failure of stockholders to elect directors at any annual meeting, and an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum. If the vacancy is not filled by the remaining Brek directors, such vacancy may be elected at any annual or special meeting of the stockholders at which any director is to be elected.

The Gasco Bylaws state that, except for a vacancy caused by the removal of a director, vacancies on the Gasco Board may be filled by approval of the Gasco Board or, if the number of directors then in office is less than a quorum, by unanimous consent of the directors then in office or the affirmative vote of a majority of the directors then in office at a meeting held pursuant to waivers of notice or by a sole remaining director. The shareholders may elect a director at any time to fill a vacancy not filled by the Gasco Board.

Voting Requirements to Amend Charter Documents and Bylaws

Under Nevada law, unless the articles of incorporation or bylaws provide otherwise, amendments to the articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the holders of the outstanding shares of a class shall be entitled to vote as a class to approve the amendment. Nevada law further provides that the board of directors may amend the bylaws if the bylaws so provide. Even if the bylaws confer such power on the board of directors, the stockholders also have the power to amend the bylaws.

The Brek Articles provide that the Brek Board shall have the power to alter, amend or repeal the Brek Bylaws, and the Brek Bylaws provide that the Brek Board, by a majority vote, may amend such bylaws, except that the stockholders may specify particulars of the bylaws that cannot be amended by the Brek Board. The Brek Bylaws may also be amended by the majority vote of all the record holders of stock issued and outstanding and entitled to vote.

The Gasco Articles do not speak to amendment with respect to either the Gasco Articles or the Gasco Bylaws. The Gasco Bylaws state that the shareholders may amend, adopt or repeal the Gasco Bylaws by vote or written consent of the holders of a majority of the outstanding shares entitled to vote, provided that the authorized number of directors may only be changed by amendment of the Gasco Articles. The Gasco Board may adopt, amend or repeal the Gasco Bylaws other than a change in the authorized number of directors.

Inspection of Stockholders List

Under Nevada law, any person who has been a stockholder of record of a corporation for at least six months, or any person holding or representing at least five percent of its outstanding shares, upon at least five days’ written demand, to inspect, in person or by an agent, during usual business hours, its stock ledger and to make extracts therefrom. A corporation must allow stockholders of record who own or represent at least fifteen percent of a corporation’s shares the right, upon at least five days’ written demand, to inspect, in person or by an agent, during normal business hours, the books of account and financial records of the corporation, to make extracts therefrom and to conduct an audit of such records, except any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

Dividends

Except as otherwise provided in the corporation’s articles of incorporation, Nevada law authorizes the corporation to make distributions to its stockholders, unless:

•	the corporation would not be able to pay its debts as they become due in the usual course of business, or

•	the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed, if the corporation would be dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.

Transactions Involving Officers or Directors

A contract or transaction, under Nevada law, between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because the director or officer was present at or participated in the meeting of the board or committee thereof which authorized the contract or transaction, or solely because his or her vote was counted for such purpose, provided that the interest of the officer or director in the contract or transaction is known to the board of directors or stockholders, the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action and the contract or transaction is fair as to the corporation at the time it is authorized or approved. The Brek Articles and the Gasco Articles contain a provision specifically permitting such contracts or transactions with directors or officers, so long as similar disclosure obligations and fairness standards as provided for under Nevada law are met.

Limitation of Liability of Directors and Indemnification

Nevada law allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors and officers to the corporation and its stockholders for damages for breach of fiduciary duty. However, this provision excludes any limitation on liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of Section 78.300 of the General Corporation Law of Nevada.

Section 78.751 of the General Corporation Law of Nevada provides that a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than certain actions by or in right of the corporation, because he or she is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or in a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Section 78.751(2) of the General Corporation Law of Nevada provides that expenses incurred by an officer or director, or other employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Discretionary indemnification must be authorized as follows:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Brek Articles and Brek Bylaws and the Gasco Articles and Gasco Bylaws provide for limitation of liability and indemnification to the fullest extent possible under Nevada law.

Business Combinations/Reorganizations

Sections 78.411 to 78.444 of the General Corporation Law of Nevada, inclusive, restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder unless the combination or the purchase of shares by the interested stockholder on the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders and “interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

•	an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

The above provisions do not apply to any combination involving a resident domestic corporation:

•	whose original articles of incorporation expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive;

•	which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the corporation’s articles of incorporation provide otherwise;

•	whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Act on the effective date of such amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

•	that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive. Such an amendment, however, would not become effective until eighteen months after its passage and would apply only to stock acquisitions occurring after the effective date of the amendment.

While the Brek Articles do not exempt Brek from the restrictions imposed by such provisions of Nevada law, the Gasco Articles exempt Gasco from the restrictions.

Appraisal or Dissenters’ Rights

A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of

•	a merger or consolidation to which the corporation is a party,

•	consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and

•	any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.

Under Nevada law unless a corporation’s articles of incorporation provide otherwise, a stockholder does not have dissenters’ rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. In such event, the stockholder’s rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.

Because Brek has fewer than 2,000 stockholders of record and Brek’s common stock is not registered on an national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., dissenters’ rights will be available to its stockholders.

Rights Plan

Under Nevada law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to provisions in its charter documents. The price and terms of such shares must be stated in the charter documents or in a resolution adopted by the board of directors for the creation or issuance of such rights.

On December 5, 2001, Brek’s board of directors adopted a Stockholder Rights Plan (the “Rights Plan”). The purpose of the Rights Plan is to deter, and protect Brek’s stockholders from, certain coercive and otherwise unfair takeover tactics and enable the board of directors to represent effectively the interests of stockholders in the event of a takeover attempt. The Rights Plan does not deter negotiated mergers or business combinations that the board of directors determines to be in the best interests of Brek and its stockholders. In connection with the adoption of the Rights Plan, Brek entered into a Rights Agreement (the “Agreement”) with U.S. Bank, N.A. (the “Rights Agent”) dated as of March 1, 2002.

On March 20, 2002 (the “Rights Record Date”), Brek’s board of directors declared a dividend of one common share purchase right (a “Right”) for each outstanding share of Brek common stock. The dividend was payable on March 20, 2002 to the stockholders of record on that date. Once the Rights become exercisable, each Right entitles the registered holder to purchase from Brek five shares of common stock at a price of $0.01 per share (the “Purchase Price”), subject to adjustment.

The Rights first become exercisable on the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “Acquiring Person”) have acquired beneficial ownership of 10% or more of the outstanding common stock or (ii) such date, if any, as may be designated by Brek’s board of directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding common stock which could result in such person or group becoming the beneficial owner of more than 10% of the outstanding common stock. Until the Distribution Date, the Rights will not be represented by a separate certificate, and will not be transferable apart from the common stock, but will instead be evidenced, (i) with respect to any of the shares of common stock held in uncertificated book-entry form (a “Book-Entry”) outstanding as of the Rights Record Date, by such Book-Entry and (ii) with respect to the shares of common stock evidenced by common stock certificates outstanding as of the Rights Record Date, by such common stock certificates, together with a copy of the Summary of Rights (as attached to the Agreement).

The Rights will expire on December 31, 2020 (the “Final Expiration Date”), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Brek, in each case, as described below.

The Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the Rights Record Date upon transfer or new issuance of common stock will contain a notation incorporating the Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

Until the Distribution Date (or earlier redemption or expiration of the Rights), transfer on Brek’s stock ownership records of common stock represented by a Book-Entry or a certificate outstanding as the Rights Record Date, and, in each case, with or without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by such Book-Entry or certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

In the event that Brek is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or its parent) which at the time of such transaction will have a market value equal to the market value of the common stock issuable upon exercise of the Right.

At any time before the Distribution Date, Brek’s board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) payable, at Brek’s option, in cash, common stock or such other form of consideration as Brek’s board of directors shall determine. The redemption of the Rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after the Distribution Date and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, Brek’s board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, for shares of common stock, at an exchange ratio of one share of common stock per Right.

The Purchase Price payable, and the number of shares of common stock issuable, upon exercise of each Right are subject to adjustment in the event of a stock split or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional share of common stock will be issued (other than fractions which are integral multiples of one ten-thousandth of a share of common stock, which may, at Brek’s election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading day prior to the date of exercise.

At any time before the Distribution Date, Brek may, without the approval of any holder of the Rights, supplement or amend any provision of the Agreement (including the date on which the Expiration Date or the Distribution Date shall occur, the amount of the Purchase Price or the definition of “Acquiring Person”), except that no supplement or amendment shall be made that reduces the Redemption Price of the Rights.

From and after the Distribution Date, and subject to applicable law, Brek may, and the Rights Agent shall if Brek so directs, amend the Agreement without the approval of any holders of Rights (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of the Agreement or (b) to otherwise change or supplement any other provisions in the Agreement in any matter which Brek may deem necessary or desirable and which in each such case shall not (i) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), (ii) cause the Agreement again to become otherwise amendable or (iii) cause the Rights again to become redeemable.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Brek, including, without limitation, the right to vote or to receive dividends.

EXPERTS

The consolidated balance sheets as of December 31, 2005 and 2006 and related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference to Gasco’s annual report on Form 10-K/A for the year ended December 31, 2006 have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their reports incorporated by reference, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

The consolidated balance sheets as of December 31, 2005 and 2006 and related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for the years then ended included in this proxy statement/prospectus have been audited by Mendoza Berger & Company, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report included in this proxy statement/prospectus, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for Gasco Energy, Inc. referred to and incorporated in this proxy statement/prospectus by reference to Gasco’s annual report on Form 10-K/A for the year ended December 31, 2006, and certain estimates of proved oil and gas reserves for Brek Energy Corporation referred to and included in this proxy statement/prospectus, were based in part upon engineering reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of each such firm as experts in such matters.

LEGAL MATTERS

The validity of the Gasco common stock offered hereby will be passed upon by Vinson & Elkins L.L.P. and Dill Dill Carr Stonbraker & Hutchings, P.C. In addition, Ferber Chan Essner & Coller, LLP and Vinson and Elkins L.L.P. have delivered opinions to Brek and Gasco, respectively, as to certain tax matters.

STOCKHOLDER PROPOSALS

Brek will not have an annual meeting of its stockholders in 2007 if the merger is completed.

WHERE YOU CAN FIND MORE INFORMATION

Gasco and Brek file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Gasco filed a registration statement on Form S-4 to register with the SEC the Gasco common stock that it will issue to the Brek stockholders in the merger. This document is part of that registration statement and constitutes a prospectus of Gasco in addition to being a proxy statement for Brek for its special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Gasco to “incorporate by reference” information into this document, which means that Gasco can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

This document incorporates by reference the documents set forth below and any future filings (other than information deemed furnished to the SEC) made by Gasco with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of the Brek special meeting:

Gasco SEC Filings:

1. Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006;

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

3. The description of the Gasco common stock contained in the Registration Statement on Form 8-A filed with the SEC on December 2, 2004; and

4. Current Reports on Form 8-K filed with the SEC on January 11, 2007, February 2, 2007, March 1, 2007 (two reports on same date), April 10, 2007 (two reports on same date), April 12, 2007, April 13, 2007, April 20, 2007, May 2, 2007, May 15, 2007, May 16, 2007, May 30, 2007 and June 27, 2007 (excluding any information furnished pursuant to Item 2.02 or 7.01 of any such report on Form 8-K).

You can obtain any of the documents incorporated by reference in this document from Gasco or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available to you from Gasco without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Gasco Energy, Inc.
8 Inverness Drive East, Suite 100
Houston, Texas 77060
Attention: Investor Relations
(303) 483-0044

If you would like to request documents, please do so by          , 2007 so that you may receive them before the Brek special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Brek board of directors. Nobody else has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated          , 2007. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Brek nor the issuance of Gasco common stock in the merger shall create any implication to the contrary.

Gasco has provided all of the information contained in this document with respect to Gasco and Brek has provided all of the information contained in this document with respect to Brek.

After you have carefully read this document and the accompanying exhibits, you are urged to sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy may save Brek additional solicitation expense.

We encourage all stockholders of Brek to attend the Brek special meeting on          , 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Brek Energy Corporation

We have audited the accompanying consolidated balance sheets of Brek Energy Corporation, as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brek Energy Corporation as of December 31, 2006 and 2005, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring operating losses and has an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Mendoza Berger & Company, LLP

/s/  Mendoza Berger & Company, LLP

Irvine, California
March 23, 2007

BREK ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS
Current assets
Cash	$1,415,996	$58,113
Accounts receivable	82,014	120,110
Prepaids	—	3,415

Total current assets	1,498,010	181,638

Oil and gas properties (full cost method) (Note 4)
Proved properties	22,658,882	22,630,474
Unproved properties	7,918	300

Total	22,666,800	22,630,774
Less accumulated depletion and impairment	(21,241,828)	(16,716,564)

	1,424,972	5,914,210

Total assets	$2,922,982	$6,095,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$256,940	$575,390
Accrued liabilities	124,309	80,390
Accrued wages payable	80,105	100,595
Due to related parties (Note 5)	12,258	455,750

Total current liabilities	473,612	1,212,125
Noncurrent liabilities
Asset retirement obligation	23,304	—

Total liabilities	496,916	1,212,125

Commitments and contingencies (Notes 3 and 12)
Minority interest	39,954	74,916

Stockholders’ equity (Note 6)
Common stock, $0.001 par value, 300,000,000 authorized; 79,973,062 and 59,498,090 issued and outstanding at December 31, 2006 and 2005, respectively	79,973	59,498
Additional paid-in-capital	69,360,165	65,364,249
Common stock purchase warrants	25,000	977,973
Accumulated deficit	(67,079,026)	(61,592,913)

Total stockholders’ equity	2,386,112	4,808,807

Total liabilities and stockholders’ equity	$2,922,982	$6,095,848

The accompanying notes are an integral part of these consolidated financial statements

BREK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Revenue	$440,537	$764,802

Operating expenses
General and administrative	1,193,534	932,856
Lease operating	126,535	—
Gathering operations	78,681	—
Depletion and accretion	77,939	82,377
Charges for impairment of oil and gas properties	4,452,754	—

Total operating expenses	5,929,443	1,015,233

Net loss from continuing operations before franchise tax,discontinued operations and minority interest	(5,488,906)	(250,431)
Franchise Tax	(5,834)	—

Net loss from continuing operations before discontinued operations and minority interest	(5,494,740)	(250,431)
Loss from discontinued operations	(26,335)	(1,859)

Net loss before minority interest	(5,521,075)	(252,290)
Minority interest	34,962	(4,915)

Net loss	$(5,486,113)	$(257,205)

Net loss per share — basic and diluted:
Continuing operations	$(0.09)	$(0.01)
Discontinued operations	(0.00)	(0.00)

Net loss per share	$(0.09)	$(0.01)

Weighted average number of shares outstanding — basic and diluted	63,467,561	58,980,007

The accompanying notes are an integral part of these consolidated financial statements

BREK ENERGY CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
AND ACCUMULATED DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

				Common
	Common Stock Issued		Additional	Stock
	Number of		Paid in	Purchase	Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total

Balance, January 1, 2005	55,331,420	$55,331	$56,706,041	$8,515,348	$(61,335,708)	$3,941,012
Units issued for cash	3,333,336	3,334	746,666	250,000	—	1,000,000
Units issued for debt	333,334	333	74,667	25,000	—	100,000
Warrants exercised for cash	500,000	500	124,500	—	—	125,000
Finders fees	—	—	(100,000)	—	—	(100,000)
Common stock purchase warrants, exercised	—	—	18,750	(18,750)	—	—
Common stock purchase warrants, expired	—	—	7,793,625	(7,793,625)	—	—
Net loss	—	—	—	—	(257,205)	(257,205)

Balance, December 31, 2005	59,498,090	59,498	65,364,249	977,973	(61,592,913)	4,808,807
Units issued for cash	800,000	800	299,200	100,000	—	400,000
Common stock issued for debt	300,922	301	144,955	—	—	145,256
Warrants exercised for cash	16,804,236	16,804	2,143,451	—	—	2,160,255
Warrants exercised for debt	2,569,814	2,570	355,337	—	—	357,907
Common stock purchase warrants, exercised	—	—	1,052,973	(1,052,973)	—	—
Net loss	—	—	—	—	(5,486,113)	(5,486,113)

Balance, December 31, 2006	79,973,062	$79,973	$69,360,165	$25,000	$(67,079,026)	$2,386,112

The accompanying notes are an integral part of these consolidated financial statements

BREK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Cash flows from operating activities:
Net loss	$(5,486,113)	$(257,205)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion	72,510	82,377
Accretion of asset retirement obligation	5,429	—
Charges for impairment of oil and gas properties	4,452,754	—
Minority interest	(34,962)	4,915
Changes in operating assets and liabilities:
Accounts receivable	38,096	(63,308)
Prepaids	3,415	(2,177)
Due from related party	—	116,594
Accounts payable	(318,450)	(359,180)
Accrued liabilities	43,919	98,495
Accrued wages payable	(20,490)	(9,098)
Due to related parties	59,671	287,017
Net cash used in operating activities	(1,184,221)	(101,570)

Cash flows from investment activities:
Cash spent on oil and gas properties	(38,151)	(1,196,165)
Proceeds from sale of oil and gas property	20,000	—

Net cash used in investment activities	(18,151)	(1,196,165)

Cash flows from financing activities:
Units issued for cash	400,000	1,000,000
Warrants exercised for cash	2,160,255	125,000

Net cash provided by financing activities	2,560,255	1,125,000

Increase (decrease) in cash	1,357,883	(172,735)
Cash, beginning of the year	58,113	230,848

Cash, end of the year	$1,415,996	$58,113

Supplemental disclosure of non-cash investing and financing activities:
Cash paid during the year:
Interest	$—	$—
Taxes	$4,033	$—

Non-cash financing transactions:
Asset retirement obligation	$23,304	$—
Issuance of common stock to related parties in settlement of debt	$145,256	$—
Exercise of warrant offset against amount due to directors	$282,251	$—
Exercise of warrant offset against amount due to a related party	$75,656	$—
Issuance of units to an officer in payment of finders fees	$—	$100,000

The accompanying notes are an integral part of these consolidated financial statements

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 —	ORGANIZATION AND PRINCIPAL ACTIVITIES

Organization

First Ecommerce Asia Limited (“FEAL”) was incorporated in Hong Kong on September 16, 1998. On January 28, 1999, FEAL, entered into an agreement and plan of merger with JRL Resources Corp., (“JRL Resources”) a company incorporated in the State of Florida on November 13, 1996. Pursuant to the terms of the agreement, plan of merger and related agreements, 3,015,000 newly issued shares of JRL Resources and 985,000 shares held by existing shareholders of JRL Resources were exchanged for two shares of FEAL. As a result of this business combination FEAL became a wholly-owned subsidiary of JRL Resources.

The merger between JRL Resources and FEAL was a merger of a private operating company, (FEAL) into a public shell corporation, with nominal net assets, that resulted in the owners and management of the private company (FEAL) obtaining operating control of the combined company after the transaction. For accounting purposes, the transaction has been treated as a reverse merger, of JRL Resources by FEAL with FEAL deemed to be the accounting acquirer.

Pursuant to an agreement and plan of merger dated February 12, 1999, JRL Resources was merged with and into Brek Energy Corporation (formerly First Ecom.com, Inc.) (“BREK” or the Company”), a company incorporated in the State of Nevada on February 12, 1999, with no shares issued and outstanding. Pursuant to the agreement and plan of merger, all of the 12,040,000 outstanding common shares of JRL Resources were exchanged on a one-for-one basis for newly issued shares of BREK, with BREK being the surviving corporation. For accounting purposes, this merger was treated as a re-incorporation of JRL Resources as BREK.

Principal Activities

The Company is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas in the United States. “Our”, “we”, “us” as used herein also refer to Brek Energy Corporation.

During 2001, the Company changed its primary business from electronic payment processing to that of oil and gas exploration. On July 19, 2001, the Company acquired a 26% non-dilutable voting interest in Gasco Energy, Inc., (“Gasco”). On July 16, 2002, the Company exchanged all of its shareholdings in Gasco for an undivided interest in all of Gasco’s undeveloped mineral leases in Utah, Wyoming, and California. At the same time, the Company acquired an additional undivided interest in Gasco’s undeveloped mineral leases from certain third parties in exchange for the issuance of 4,125,000 shares of the Company. The main focus of the Company’s oil and gas exploration business has been centered in the United States. (Note 11)

In March 2002, the Company acquired a 26% non-dilutable voting interest in Vallenar Energy Corp. (“Vallenar Energy”) another company engaged in oil and gas exploration. On June 28, 2002, the Company increased its ownership of Vallenar Energy to 51.53%. On August 24, 2006 the Company exchanged its 51.53% interest in Vallenar Energy for a 100% interest in Rock City Energy Corp. (“Rock City”), a company incorporated in the state of Nevada on August 10, 2006. Rock City is involved in the oil and gas exploration business. (Notes 4, 13, 14 and 16)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

These consolidated financial statements include the financial statements of Brek Energy Corp. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated from the financial results.

Certain amounts in the prior years’ consolidated financial statements and notes have been reclassified to conform to the current years’ presentation.

Cash and Cash Equivalents

Brek considers all highly liquid instruments with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents. At December 31, 2006 and 2005, the Company did not have any cash equivalents.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s consolidated financial statements are based on a number of significant estimates, including oil and gas reserve quantities which is the basis for the calculation of depletion, the fair value of the oil and gas properties which value is based on the results of an independent reserves study, and the estimates and assumptions used for the fair value of equity instruments.

Accounts Receivable

Receivables represent valid claims against debtors for sales arising on or before the balance sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is based on an assessment of the collectibility of all past due accounts. At December 31, 2006 and 2005, all of the accounts receivable were considered collectable.

Segmented Reporting

The Company has only one business, an oil and gas business in the United States of America. There is no activity within any of Brek’s foreign subsidiaries and as such, no summarization of financial data is necessary or has been used by management for decision making.

Revenue Recognition

Oil and gas revenue is recognized as income when the oil and gas is produced and sold.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Foreign Currency Translation

The functional currency for Brek’s foreign subsidiaries is the respective local currency. These subsidiaries consist of entities in Canada and Hong Kong. Brek translates assets and liabilities to US dollars using period-end exchange rates and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included as a component of other comprehensive income (loss).

Transactions denominated in currencies other than the functional currency of the legal entity are re-measured to the functional currency of the legal entity at the period-end exchange rates. Any associated currency re-measurement gains and losses are recognized in current operations.

Comprehensive Income

Comprehensive income reflects changes in equity that results from transactions and economic events from non-owner sources. The Company had no comprehensive income for the years ended December 31, 2006 and 2005.

Financial Instruments

Foreign Exchange Risk

The Company is subject to foreign exchange risk for sales and purchases denominated in foreign currencies. Foreign currency risk arises from the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. The Company does not believe that it has any material risk due to foreign currency exchange.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts receivable, accounts payable and accrued liabilities and equity instruments. The fair value of these financial instruments approximates their carrying values due to their short maturities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable.

The Company places its cash with various high quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

Receivables arising from sales to customers are not collateralized. Management continually monitors the financial condition of its customers to reduce the risk of loss. All of the Company’s sales were to the Company’s oil and gas operator. Substantially all of the Company’s accounts receivable is due from the Company’s oil and gas operator. Accounts receivable from oil and gas operators are generally paid within 60 days. At December 31, 2006 and 2005, the Company had $82,014 and $120,110, respectively in trade accounts receivable due from their oil and gas operators.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Long-Lived Assets

At December 31, 2006 and 2005 the Company’s only long lived asset was its oil and gas properties. As a result of a reserves study, it was determined that the carrying amount of the oil and gas properties exceeded their fair value by $4,452,754 at December 31, 2006. At December 31, 2006 and 2005 the Company recorded $4,452,754 and $0, respectively in charges for impairment of oil and gas properties, to reflect a decline in value of these properties, due primarily to the lower prices for natural gas and a reduction of leased acreage. The cost of the unproved properties is withheld from the depletion base as described above until the properties are either developed or abandoned. The Company reviews these properties periodically for possible impairment.

Advertising

Advertising costs amounted to $0 and $11,916, respectively for the years ended December 31, 2006 and 2005.

Income Taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Oil and Gas Properties

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost centre (“full cost pool”). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool. The Company did not capitalize any internal costs during the years ended December 31, 2006 or 2005. Costs associated with production and general corporate activities were expensed in the period incurred.

Depletion of exploration and development costs is computed using the units-of-production method based upon estimated proven oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as either they are developed or abandoned. The properties are reviewed periodically for impairment.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes (full cost pool) may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves less the future cash outflows associated with the asset retirement obligations that have been accrued in the balance sheet plus the cost, or estimated fair value, if lower of unproved properties and the costs of any properties not being amortized, if any. Should the full cost pool exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current oil and gas prices to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. However, subsequent commodity price increases may be utilized to calculate the ceiling value.

As of December 31, 2006, based on oil and gas prices of $46.73 per barrel and $3.91 per mcf, the full cost pool was the same as the ceiling because of an impairment charge that was taken against our oil and gas properties of $4,452,754.

Asset Retirement Obligation

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement cost is included in proved oil and gas properties in the consolidated balance sheets. The Company depletes the amount added to proved oil and gas property costs. The future cash outflows for oil and gas properties associated with settling the asset retirement obligations that have been accrued in the accompanying balance sheets are excluded from the ceiling test calculations. The Company’s asset retirement obligation consists of costs related to the plugging of wells and removal of facilities and equipment on its oil and gas properties. The asset retirement liability is allocated to operating expenses using a systematic and rational method. At December 31, 2005, the asset retirement obligation of $21,380 and accretion expense of $3,505 were not booked because these amounts were not considered to be material. The information below reconciles the value of the asset retirement obligation at December 31, 2006.

2006

Balance, beginning of the year	$—
Liabilities incurred	17,875
Accretion expense	5,429

Balance, end of year	$23,304

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Basic and Diluted Net Loss Per Common Share (“EPS”)

Basic net loss per share is computed by dividing net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. The shares of restricted common stock granted to certain officers, directors and employees of the Company are included in the computation only after the shares become fully vested. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options and warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options and warrants (which were assumed to have been made at the average market price of the common shares during the reporting period).

Potential common shares are excluded from the diluted loss per share computation in net loss periods as their inclusion would have been anti-dilutive.

As of December 31, 2006, the Company had 79,973,062 shares of common stock issued and outstanding. At December 31, 2006, the Company also had 370,000 shares of common stock issuable upon exercise of outstanding options and 200,000 shares of common stock issuable upon exercise of outstanding warrants. Additional options or warrants may be granted to purchase up to 4,580,000 shares of common stock under the Company’s 2001 stock option plan.

Stock-based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123(R) is effective for public companies for the first fiscal year beginning after June 15, 2005, supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and amends SFAS 95, “Statement of Cash Flows”. SFAS 123(R) eliminates the option to use APB 25’s intrinsic value method of accounting and requires recording expense for stock compensation based on a fair value based method.

On July 1, 2005, the Company adopted the “modified prospective method” which requires the Company to recognize compensation costs, for all share-based payments granted, modified or settled, in financial statements issued subsequent to July 1, 2005, as well as for any awards that were granted prior to the adoption date for which the required service has not yet been performed. The adoption of SFAS 123(R) did not have a material effect on the Company’s financial condition or results of operations because subsequent to July 1, 2005, the Company did not enter into any share-based transactions.

Prior to July 1, 2005, the Company accounted for its stock-based compensation using APB 25 and related interpretations. Under APB 25, compensation expense was recognized for stock options with an exercise price that was less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost was recognized for these options prior to June 30, 2005.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-based Compensation, continued

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123R, and Emerging Issues Task Force No. 96-18 (“EITF 96-18”). All transactions in which goods or services are consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

The Company did not grant any options during 2006 or 2005.

Discontinued Operations

SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” requires that costs associated with exit or disposal activities be recognized when the costs are incurred, rather than at the date of commitment of an exit or disposal plan. Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized, or measured initially at fair value, until such liability has actually been incurred.

On August 24, 2006, the Company exchanged all of their shares in Vallenar Energy (a 51.53% interest) for all of the issued and outstanding shares of Rock City (4,000,000 common shares). This transaction resulted in the Company reclassifying and disclosing Vallenar Energy’s net operating losses, separately on the Statements of Operations for the years ended December 31, 2006 and 2005 (Notes 1, 13 and 14).

Recent Accounting Pronouncements

As previously discussed, the Company adopted SFAS No. 123(R) related to share based payments.

In December 2004, the FASB issued SFAS No. 153 (“SFAS 153”), “Exchanges of Nonmonetary Assets”, which changes the guidance in APB 29, “Accounting for Nonmonetary Transactions”. This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this SFAS 153 are to be applied prospectively and are effective for fiscal years beginning after June 15, 2005. Adoption of SFAS 153 did not have a material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections”. This statement, which replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, requires that a voluntary change in accounting principle be applied retrospectively to all prior period financial statements presented, unless it is impracticable to do so. SFAS 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate effected by a change in accounting principle, and also provides that correction of errors in previously issued financial statements should be termed a “restatement”. SFAS 154 is effective for fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s consolidated financial statements.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements, continued

In July 2006, the FASB issued FASB Interpretation No. 48 (“Interpretation No. 48”), “Accounting for Uncertainty in Income Taxes”. Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective beginning January 1, 2007. The adoption of Interpretation No. 48 is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This statement is effective for all financial instruments acquired or issued after the beginning of an entities first fiscal year that begins after September 15, 2006. Adoption of SFAS 155 is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140”. SFAS 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” with respect to accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for fiscal years that begin after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not have any servicing assets or servicing liabilities and, accordingly, the adoption of SFAS 156 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 will be effective for the Company January 1, 2008. Adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements, continued

In September 2006, the Securities and Exchange Commission staff published Staff Accounting Bulletin SAB No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company adopted SAB 108 in the fourth quarter of 2006, adoption did not have a material impact on Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 will be effective for the Company January 1, 2008. Adoption of SFAS 159 is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3 —	GOING CONCERN

During the year ended December 31, 2006, the Company has been focusing on developing its oil and gas business. As such, the Company has accumulated a deficit of approximately $67 million to date and additional debt or equity financing will be required by the Company, to support development of its oil and gas properties, until such time as the Company increases its cash flow from operations or completes its merger with Gasco. (Note 13) These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to achieve and maintain profitability and increased cash flow is dependent upon its ability to locate profitable oil and gas properties, generate revenues from its oil and gas production and control production costs. Based upon current plans, the Company expects to incur operating losses in future periods. There is no assurance that the Company will be able to generate revenues in the future. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 —	OIL AND GAS PROPERTIES

The Company has an approximate 15% interest in 112,188 gross acres (16,750 net acres) in the Uinta Basin region in Utah, an approximate 13% interest in 52,573 gross acres (6,807 net acres) in the Greater Green River Basin of Wyoming, an approximate 7% interest in 3,315 gross acres (219 net acres) in Kern County and San Luis Obispo County in California and an approximate 89% interest in 9,191 gross acres (8,211 net acres) in Edwards County in Texas. (Note 1, 2,13 and 16)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 4 —	OIL AND GAS PROPERTIES, continued

The following table presents information regarding the Company’s net costs incurred in the purchase of proved and unproved properties and in exploration and development activities:

	For the Years Ended December 31
	2006	2005

Property acquisition costs:
Proved	$—	$885,804
Exploration costs	37,649	10,061
Development costs	502	300,300

Totals	$38,151	$1,196,165

The above table excludes the following transactions:

On September 18, 2006, the Company rescinded their consent to participate in the drilling of a well, resulting in the reversal of $560,294 in development expenditures that were accrued during the year. In July 2006, the Company sold one of its proven oil and gas properties for $20,000.

Depletion and impairment expense related to the proved properties per equivalent Mcf of production for the years ended December 31, 2006 and 2005 were $57.59 and $0.84 respectively.

At December 31, 2006 and 2005, the Company’s unproved properties consist of leasehold acquisition and exploration costs in the following areas:

	2006	2005

Wyoming	$100	$100
California	7,718	100
Texas	100	100

	$7,918	$300

The following table sets forth a summary of oil and gas property costs not being amortized as of December 31, 2006, by the year in which such costs were incurred:

	Costs Incurred During Years Ended December 31
	Balance
	12/31/06	2006	2005	2004	Prior

Acquisition costs	$300	$—	$—	$—	$300
Exploration costs	7,618	7,618

Total	$7,918	$7,618	$—	$—	$300

The costs associated with the Company’s drilling projects will be transferred to proved properties as the wells are drilled during the next five to ten years.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 4 —	OIL AND GAS PROPERTIES, continued

The Company’s proven and unproven properties are evaluated periodically for the possibility of potential impairment. Based on reserve studies completed at December 31, 2006 and 2005, impairment charges of $4,452,754 and $0 respectively, were recorded against the Company’s oil and gas properties. The 2006 charge for impairment was primarily due to the reduction in natural gas prices, which caused some reserves to no longer be economically viable. The December 31, 2006 and 2005, reserve studies reported the present value, discounted at 10% of estimated future net revenues from proved oil and gas reserves plus the cost or estimated fair value, if lower of unproven properties was approximately $1.35 million and $9.2 million (calculated, based on estimated net revenues of $3.2 million and $26.5 million). The present value of estimated future net revenues was computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of December 31, 2006 and 2005, assuming the continuation of existing economic conditions.

On May 8, 2006, the Company entered into a letter agreement dated April 3, 2006, with a Texas oil and gas company (the “operator”) for the development of the Company’s oil and gas properties in Texas. Under the agreement, the operator can earn a 100% interest in the leases to depths below 1,500 feet in exchange for drilling until it has completed a well capable of producing hydrocarbons in commercial quantities. When the operator has completed the first 10 wells and recovered 100% of the costs to drill the wells (“payout”), the Company can back in for a 25% working interest in the wells. On future wells, the Company can either participate from the outset to earn a 25% working interest, or back in after payout to earn a 6.25% working interest.

Pursuant to an assignment of oil and gas leases agreement, dated June 9, 2006, the Company assigned all of its Texas oil and gas leases, so far as they cover depths below 1,500 feet, to the operator in exchange for the operator’s initiating drilling operations on the land covered by the leases before the primary terms of the leases expire. If the operator successfully completes a well capable of producing hydrocarbons in commercial quantities, this assignment of oil and gas leases will become permanent. (Note 16)

Overriding royalty interests in the Texas oil and gas leases totalling between 5% and 8.33% of all oil, gas and other minerals produced, were assigned to three parties between October 4, 2002 and April 21, 2006. (Note 5)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 5 —	RELATED PARTY TRANSACTIONS

Due to Related Parties

The following amounts were due to related parties at December 31, 2006 and 2005:

	2006	2005

Amount due to a director, 246,926 common shares at $0.50 per share were issued during the year in repayment of debt (Note 6)	$—	$123,463
Amounts due to directors and companies controlled by directors(a)	1,852	30,856
Administration fees payable to a company controlled by an officer(b)	5,406	22,845
Administrative fees payable to a director(c)	—	232,586
Rent payable to a company controlled by a director(d)	—	21,000
Professional fees due to a relative of a director(e)	5,000	25,000

Total Related Party Payables	$12,258	$455,750

(a)	During the year ended December 31, 2006, 38,806 common shares where issued at $0.50 in payment of $19,403 in debt. (Note 6)

(b)	During the years ended December 31, 2006 and 2005, the Company has paid or accrued $357,904 and $225,334 respectively, in administrative fees to a company controlled by an officer.

(c)	During the years ended December 31, 2006 and 2005, the Company has paid or accrued $166,000 and $88,000 respectively, in administrative fees to a director. During the years ended December 31 2006 and 2005 this director received shares in payment of finder’s fees of $0 and $100,000 respectively. During the years ended December 31, 2006 and 2005, this director exercised 4,762,501 and 500,000 respectively, share purchase warrants for cash and debt. (Notes 6 and 9) This director also had an overriding royalty interests in all oil, gas and other minerals produced of 3.17%, in eight of the Texas oil and gas leases and 1.5%, in one of the Texas oil and gas leases. (Note 4)

(d)	During the years ended December 31, 2006 and 2005, the Company has paid or accrued $14,000 and $77,000 respectively, in rent to a company controlled by a director.

(e)	During the years ended December 31, 2006 and 2005, the Company has paid or accrued $60,000 and $55,000 respectively, in professional fees to a relative of a director.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 5 —	RELATED PARTY TRANSACTIONS, continued

During the year ended December 31, 2006, the Company issued 4,780 common shares at $0.50 per share in payment of $2,309 in debt to a company controlled by a director. (Note 6)

During the year ended December 31, 2006, directors and companies controlled by directors exercised 10,624,457 share purchase warrants (including the 4,762,501 in (e) above). (Notes 6 and 9)

NOTE 6 —	COMMON STOCK

On January 18, 2005, the Company issued a total of 2,166,668 units at $0.30 per unit by way of a private placement for cash of $650,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years and will expire on January 18, 2007. The fair value of the warrants was estimated to be $162,500 and has been recorded as a separate component of stockholders’ equity. (Note 9)

On January 18, 2005, the Company issued, to an officer of the Company, a total of 216,667 units at $0.30 per unit for finders’ fees of $65,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years and will expire on January 18, 2007. The fair value of the warrants was estimated to be $16,250 and has been recorded as a separate component of stockholders’ equity. (Notes 5 and 9)

On January 24, 2005, the Company issued a total of 1,000,000 units at $0.30 per unit by way of a private placement for cash of $300,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years and will expire on January 27, 2007. The fair value of the warrants was estimated to be $75,000 and has been recorded as a separate component of stockholders’ equity. (Note 9)

On January 24, 2005, the Company issued, to an officer of the Company, a total of 100,000 units at $0.30 per unit for finders’ fees of $30,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years and will expire on January 24, 2007. The fair value of the warrants was estimated to be $7,500 and has been recorded as a separate component of stockholders’ equity. (Notes 5 and 9)

On February 7, 2005, the Company issued a total of 133,334 units at $0.30 per unit by way of a private placement for cash of $40,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years, 40,000 warrants will expire January 17, 2007 and 93,334 warrants will expire on February 7, 2007. The fair value of the warrants was estimated to be $10,000 and has been recorded as a separate component of stockholders’ equity. (Note 9)

On July 7, 2005, the Company issued a total of 33,334 units at $0.30 per unit by way of a private placement for cash of $10,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years and will expire on July 7, 2007. The fair value of the warrants was estimated to be $2,500 and has been recorded as a separate component of stockholders’ equity. (Note 9)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 6 —	COMMON STOCK, continued

On July 7, 2005, the Company issued a total of 16,667 units at $0.30 per unit to an officer for finders’ fees of $5,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.50. The warrants have a term of two years and will expire on July 7, 2007. The fair value of the warrants was estimated to be $1,250 and has been recorded as a separate component of stockholders’ equity. (Notes 5 and 9)

On July 29, 2005, the Company issued 400,000 common shares at $0.25 per share for $100,000 cash when an officer of the Company exercised 400,000 share purchase warrants. (Notes 5 and 9)

On September 28, 2005, the Company issued 100,000 common shares at $0.25 per share for cash of $25,000 when an officer of the Company exercised 100,000 share purchase warrants. (Notes 5 and 9)

On January 31, 2006, the Company issued 800,000 common shares at $0.25 per share in exchange for debt of $200,000 when a director of the Company exercised 800,000 share purchase warrants. (Notes 5 and 9)

Between February and March 2006, the Company issued a total of 800,000 units at $0.50 per unit by way of private placements for cash of $400,000. Each unit comprises one common share and one common share purchase warrant entitling the holder to purchase one common share for $0.90. The warrants have a term of one year and will expire between February 7, 2007 and March 2, 2007. The fair value of the warrants was estimated to be $100,000 which has been recorded as a separate component of stockholders’ equity. (Note 9)

On May 19, 2006, the Company issued 250,000 common shares at $0.30 per share for cash of $75,000 when 250,000 share purchase warrants were exercised. (Note 9)

On September 27, 2006, the Company issued 300,922 common shares at $0.50 per share, to directors and companies controlled by directors in settlement of debt in the amount of $150,461. (Note 5)

On November 7, 2006, the Company issued 8,510,003 common shares for $1,221,084 in cash when 8,510,003 share purchase warrants with exercise prices between $0.25 and $0.90 per share, were exercised at prices between $0.08 and $0.30 per share. (Note 9)

On November 7, 2006, the Company issued 2,544,414 common shares for $263,873 in cash when 2,544,414 share purchase warrants with exercise prices between $0.30 and $0.50 per share, were exercised by directors of the Company at prices between $0.10 and $0.17 per share. (Notes 5 and 9)

On November 7, 2006, the Company issued 5,499,819 common shares for $600,299 in cash when 5,499,819 share purchase warrants with exercise prices between $0.30 and $0.50 per share, were exercised by a relative of a director and limited partnerships controlled by directors or relatives of directors of the Company at prices between $0.10 and $0.17 per share. (Notes 5 and 9)

On November 7, 2006, the Company issued 1,493,087 common shares to offset debt of $124,412 when 1,493,087 share purchase warrants with an exercise prices between $0.25 and $0.50 per share, were exercised by a director of the Company at between $0.08 and $0.17 per share. (Notes 5 and 9)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 6 —	COMMON STOCK, continued

On November 7, 2006, the Company issued 287,137 common shares to offset debt of $33,496 when 287,137 share purchase warrants with an exercise price of $0.35 per share, was exercised by a limited partnership controlled by directors and relatives of directors of the Company for $0.12 per share. (Notes 5 and 9)

On November 21, 2006, a director returned 10,410 shares that he received in settlement of $5,205 in debt, in exchange for cash. The returned shares were cancelled by the Company. (Note 5)

NOTE 7 —	STOCKHOLDER RIGHTS PLAN

On March 1, 2002, the Company approved a Rights Agreement whereby a dividend was declared of one right for each share of the Company’s common stock issued and outstanding on March 20, 2002, including any shares issued subsequent to March 20, 2002. Each right entitles the holder to purchase five shares of the Company’s common stock at an exercise price of $0.01 per right, if certain events occurred relating to a person or group acquiring or attempting to acquire 10% or more of the outstanding common shares of the Company without the approval of the Company’s board of Directors. The rights are exercisable until December 31, 2020.

At December 31, 2006 and 2005, the Company had reserved 399,865,310 and 297,490,450 shares for the exercise of these rights for the issued and outstanding shares and 2,850,000 and 101,822,300 for the potential exercise of outstanding options and warrants. At December 31, 2006, the Company would not be able to implement the Rights Plan unless the number of authorized shares of common stock increased to satisfy share issuances for all issued and outstanding shares and the exercise of all warrants and stock options.

NOTE 8 —	STOCK OPTIONS

The Company’s 2001 stock option/warrant plan provides for the granting of up to 5,000,000 stock options or warrants to officers, consultants, directors and key employees. All share options/warrants granted under the 2001 option/warrant plan either vest immediately, at 25% per quarter over a period of one year or on a performance basis.

The options do not cancel upon termination of employment and all unexercised options expire five years after the date of issue.

During the years ended December 31, 2006 and 2005 no stock options were issued.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 8 —	STOCK OPTIONS, continued

The following is a summary of the activity of the Company’s 2001 stock option/warrant plan for the year ended December 31, 2006:

	Shares Under	Weighted Average
	Option	Exercise Price

Outstanding, December 31, 2005	1,580,000	$0.44
Expired	(1,210,000)	0.40

Outstanding, December 31, 2006	370,000	$0.55

At December 31, 2006 and 2005 the weighted-average remaining contractual life of the outstanding options was .54 and .64 years.

During the years ended December 31, 2006 and 2005, the Company did not record any compensation costs.

NOTE 9 —	WARRANTS

During the years ended December 31, 2006 and 2005, the following share purchase warrants were granted, exercised and expired:

	2006	2005

Balance at beginning of year	18,784,460	27,944,805
Warrants granted	800,000	3,666,670
Warrants exercised	(19,384,460)	(500,000)
Warrants expired	—	(12,327,015)

Balance at end of year	200,000	18,784,460

On September 28, 2006, the directors of the Company passed a resolution whereby all warrant holders were offered the opportunity to exercise their share purchase warrants, wholly or partially, at an exercise price equal to 33.33% of the exercise price stated in their warrants, until October 31, 2006. Pursuant to this resolution 18,334,460 share purchase warrants were exercised. (Notes 6 and 5)

Warrants Outstanding

At December 31, 2006, the Company had the following share purchase warrants outstanding: (Note 16)

	Exercise Price
Number of Shares	per Share	Expiration Date

100,000	0.90	February 9, 2007
100,000	0.90	February 17, 2007

200,000

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 10 —	INCOME TAXES

Income tax expense has not been recognized for the years ended December 31, 2006 and 2005 and no taxes were payable at December 31, 2006 or 2005, because the Company has incurred losses since its inception.

The components of the Company’s net operating losses for the year ending December 31, 2006 and 2005 are as follows:

	2006	2005

United States of America	$(797,493)	$(4,690,568)
Hong Kong	328	—
Other countries (British Virgin Islands, Bermuda and Canada)	(1)	(829)

	$(797,166)	$(4,691,397)

As of December 31, 2006 and 2005, the Company had the following deferred tax assets that primarily relate to net operating losses. A 100% valuation allowance has been established, as management believe it is more likely than not that the deferred tax assets will not be realized.

	2006	2005

Federal loss carryforwards	$5,624,817	$11,360,810
State loss carryforwards, Nevada	—	—
Foreign loss carryforwards	2,991,744	2,991,796
Less: Valuation allowance	(8,646,561)	(14,352,606)

	$—	$—

The Company’s valuation allowance decreased during 2006 by $5,735,993. During 2005 the valuation allowance increased by $1,313,591.

At December 31, 2006 and 2005 the Company had the following net operating loss carryforwards (“NOL’s”):

	2006	2005

United States	18,822,948	$39,479,529
Foreign (Hong Kong, Bermuda and British Virgin Islands)	20,517,836	20,518,163

	$39,340,784	$59,997,692

The United States federal and Canadian NOL’s expire through December 31, 2026 and the Hong Kong NOL’s can be carried forward indefinitely.

NOTE 11 —	SEGMENTED INFORMATION

The Company only has one business, an oil and gas business in the United States of America.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 12 —	COMMITMENTS AND CONTINGENCIES

Contingent liability

In February 2003 the debtor and guarantor of a note receivable commenced legal action against the Company, in Bermuda, claiming that the Company and its former subsidiary, First Ecom Systems Limited, had promised to develop and supply them with certain software. As a result of this litigation the debtor ceased making the required installment payments on March 1, 2003. The directors believed that this lawsuit is without merit, as there was no condition to develop software for the debtor, and filed a defense and counterclaim on May 8, 2003. The debtor filed a reply and defence on May 21, 2003. No further action by either party has transpired since May 21, 2003.

Commitments

As is customary in the oil and gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not pay such commitments, the acreage positions or wells may be lost.

NOTE 13 —	BUSINESS ACQUISITIONS AND SALE OF SUBSIDIARY

Rock City Energy Corp.

Pursuant to a share exchange agreement dated August 24, 2006, the Company acquired 100% of the issued and outstanding shares (4,000,000 common shares) of Rock City by exchanging its 51.53% interest in Vallenar Energy (which consisted of 5,312,500 common shares and 733,333 preferred shares of Vallenar Energy) with Rock City. The Company’s investment in Rock City has been accounted for as related party transaction, with the value of the 4,000,000 common shares of Rock City being recorded on the Company’s books at the historical cost of $755,552, or the same value that the Company’s 51.53% investment in Vallenar Energy was recorded at prior to the share exchange. As a result of this business combination, the Company has included the accounts of Rock City (including their operating losses from August 24, 2006 through December 31, 2006), into their financial statements at December 31, 2006. Rock City’s financial statements include the accounts of Vallenar Energy (including their operating losses from August 24, 2006 through December 31, 2006) and a 48.47% adjustment for minority interest shareholders. Vallenar Energy’s losses before August 24, 2006 have been reclassified to losses from discontinued operations. (Notes 1, 2, 4, 14 and 16)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 13 —	BUSINESS ACQUISITIONS AND SALE OF SUBSIDIARY, continued

Gasco Energy, Inc.

Proposed Acquisition

On September 20, 2006, Gasco entered into an agreement to purchase the Company for equity consideration of 11,000,000 shares of the Gasco’s common stock valued at approximately $30,000,000 based on the closing price of Gasco’s stock on September 20, 2006. As a result of the acquisition, Gasco will acquire approximately 17,095 net acres in the Uinta Basin of Utah and approximately 12,495 net acres in the Green River Basin of Wyoming. The acquisition is expected to simplify Gasco’s acreage portfolio by absorbing a working interest that Brek previously owned of approximately 14% of Gasco’s undeveloped acreage in Utah and Wyoming. The Company does not expect to incur any additional overhead expenses as a result of the proposed business acquisition. The boards of directors of both the Company and Gasco have each approved the terms of the transaction, which is expected to close during the second quarter of 2007. The completion of the transaction is subject to the approval of the stockholders of the Company and the completion of a distribution of certain subsidiaries of the Company to its stockholders.

Under the terms of the transaction, a wholly-owned subsidiary of Gasco will merge with and into the Company. As a result of the merger, the Company will become a wholly-owned subsidiary of Gasco and stockholders of the Company in the aggregate will receive a number of shares of common stock of Gasco equal to 11,000,000 divided by the total number of shares of common stock of the Company outstanding on the date of the merger, calculated on a fully diluted basis. Gasco may issue additional shares of their common stock upon exercise of certain Brek options and warrants that they intend to assume in connection with the Brek acquisition. As part of the transaction, the directors of the Company, who collectively own approximately 24% of the Company’s outstanding stock, have entered into an agreement to vote their shares in favor of the transaction. In addition, the Company’s President and CEO, who owns approximately 18% of the outstanding common stock of the Company, has agreed to deposit 550,000 shares of Gasco common stock acquired in the transaction in escrow to satisfy any claims with respect to breaches of representations and warranties of the Company. (Notes 3 and 4)

If the Company breaches the terms of the merger agreement they may be liable to pay a cancellation fee to Gasco of $1 million, plus costs.

NOTE 14 —	DISCONTINUED OPERATIONS

On August 24, 2006, the Company exchanged their 51.53% interest in Vallenar Energy (which consisted of 5,312,500 common shares and 733,333 preferred shares of Vallenar Energy) with Rock City, for 100% of the issued and outstanding shares (4,000,000 shares) of Rock City.

As a result of this exchange the Company reclassified Vallenar Energy’s net operating losses, up to August 24, 2006, in losses from discontinued operations. For the years ended December 31, 2006 and 2005, the Company recorded losses from discontinued operations of $26,335 and $1,859, respectively. No gain or loss on the Company’s investment in Vallenar Energy (of $755,552) was recorded on this exchange of shares. (Notes 1, 2, 13 and 16)

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 15 —	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following reserve quantity and future net cash flow information for the Company represents proved reserves located in the State of Utah in the United States. The reserves as of December 31, 2006 and 2005 have been estimated by Netherland, Sewell and Associates, Inc., independent petroleum engineers. The Company did not have any proved reserves in the State of Utah at December 31, 2003. The determination of oil and gas reserves is based on estimates, which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

The standardized measure of discounted future net cash flows is prepared under the guidelines set forth by the Securities and Exchange Commission (SEC) that require the calculation to be performed using year-end oil and gas prices. The oil and gas prices used as of December 31, 2006 and 2005 were $46.73 per bbl of oil and $3.91 per mcf of gas and $59.90 per bbl of oil and $7.85 per Mcf of gas, respectively. Future production costs are based on year-end costs and include severance taxes. Each property that is leased by the Company is also charged with field-level overhead in the reserve calculation. The present value of future cash inflows is based on a 10% discount rate.

Reserve Quantities	Gas (Mcf)	Oil (Bbls)

Balance, December 31, 2003	—	—
Extensions and discoveries	5,002,987	36,747
Purchases	1,909,231	15,582
Production	(58,908)	(834)

Balance, December 31, 2004	6,853,310	51,495
Extensions and discoveries	3,434,640	13,518
Revisions of previous estimates(a)	(4,542,355)	(36,659)
Production	(91,983)	(949)

Balance, December 31, 2005	5,653,612	27,405
Extensions and discoveries	125,366	1,064
Revisions of previous estimates(b)	(4,464,760)	(18,284)
Production	(72,581)	(999)

Balance, December 31, 2006
Proved Developed Reserves	1,241,637	9,186

Balance, December 31, 2006	1,241,637	9,186

Balance, December 31, 2005	1,971,975	11,044

Balance, December 31, 2004	984,442	10,007

(a)	The majority of the revisions of previous estimates during 2005 are comprised of the following:

— Four proved undeveloped locations were omitted from the 2005 reserve report because these locations required a higher capital investment than originally estimated due to drilling and completion problems and due to the lack of historical data related to recent completions and recompletions in this area.

— Six proved undeveloped locations were omitted from the 2005 reserve report because recent drilling activity indicates that these locations may be outside of or on the edge of a previously identified zone.

— Four proved developed non-producing completions significantly underperformed previous forecasts.

— Reduced interest in some proved undeveloped locations due to lower interest from farmout versus higher proved undeveloped interest in prior year.

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 15 —	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED), continued

(b)	The majority of the revisions of previous estimates during 2006 are comprised of the following:

— Revisions to the reserve quantities were primarily due to lower prices for oil and gas at the end of 2006 as compared to 2005.

— Some acreage is no longer economically viable at the lower prices

— Reserves from farmout wells were reduced because, with the lower prices, there will be less gas remaining in the reservoir when payout for the farmee has been reached and the Company is able to back in.

— Increased operating costs have reduced the economic viability of some acreage.

Standardized Measure of Discounted Future Net Cash Flows

	December 31
	2006	2005

Future cash flows	$5,288,400	$45,994,700
Future production and development costs	(1,811,300)	(17,145,00)
Future income taxes	(273,600)	(2,389,700)

Future net cash flows before discount	$3,203,500	$26,460,000
10% discount to present value	(1,853,900)	(17,275,000)

Standardized measure of discounted future net cash flows	$1,349,600	$9,185,000

Changes in the Standardized Measure of Discounted Future Net Cash Flows

	For the Years Ended December 31,
	2006	2005

Standardized measure of discounted future net cash flows at the beginning of year	$9,185,000	$5,712,500
Sales of oil and gas produced, net of production costs	(440,058)	(764,804)
Extensions and discoveries, net of future production and development costs	53,200	4,592,200
Revisions of previous quantity estimates	(7,448,542)	(354,896)
Purchases of reserves in place	—	—

Standardized measure of discounted future net cash flows at the end of year	$1,349,600	$9,185,000

BREK ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 16 —	SUBSEQUENT EVENTS

Texas Oil and Gas Property

Subsequent to December 31, 2006, the Company’s operator performed sufficient work on the Texas oil and gas properties to extend and maintain all of the leases in good standing except for one lease, comprising 790 gross and net acres, which expired in February 2007. (Notes 4 and 13)

Utah Oil and Gas Property

Subsequent to December 31, 2006, the Company transferred working interests in three wells and wellbores to a limited partnership controlled by directors or relatives of directors of the Company for $20,000, which approximated fair value on the date of the transaction. (Note 4)

Investment

Subsequent to December 31, 2006, Company purchased an additional 4,000,000 unregistered and restricted common shares of Rock City for $600,000 ($0.15 per share). (Note 13)

Warrants

Subsequent to December 31, 2006, 200,000 share purchase warrants exercisable at $0.90 expired. (Note 9)

BREK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)

ASSETS
Current assets
Cash	$1,245,268	$1,415,996
Accounts receivable	23,883	82,014

Total current assets	1,269,151	1,498,010

Oil and gas properties (full cost method)
Proved properties	22,640,291	22,658,882
Unproved properties	7,918	7,918

Total	22,648,209	22,666,800
Less accumulated depletion and impairment	(21,256,232)	(21,241,828)

	1,391,977	1,424,972

Total assets	$2,661,128	$2,922,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$151,845	$256,940
Accrued liabilities	90,339	106,268
Accrued wages payable	97,774	98,146
Due to related parties (Note 4)	37,054	12,258

Total current liabilities	377,012	473,612
Noncurrent liabilities
Asset retirement obligation	23,828	23,304

Total liabilities	400,840	496,916

Commitments and contingencies (Note 6)
Minority interest	39,918	39,954

Stockholders’ equity (Note 5)
Common stock, $0.001 par value, 300,000,000 authorized; 79,973,062 issued and outstanding at March 31, 2007 and December 31, 2006	79,973	79,973
Additional paid-in-capital	69,385,165	69,360,165
Common stock purchase warrants	—	25,000
Accumulated deficit	(67,244,768)	(67,079,026)

Total stockholders’ equity	2,220,370	2,386,112

Total liabilities and stockholders’ equity	$2,661,128	$2,922,982

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BREK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2007	2006

Revenue	$76,920	$150,763

Operating expenses (income)
General and administrative	240,529	234,418
Lease operating	51,184	—
Gathering operations	22,070	19,623
Depletion and accretion	14,928	16,646
Gain on extinguishment of accounts payable (Note 6)	(74,238)	—

Total operating expenses	254,473	270,687

Net loss from continuing operations before interest income,franchise taxes, discontinued operations and minority interest	(177,553)	(119,924)
Interest income	11,775	—

Net loss from continuing operations before franchise taxes, discontinued operations and minority interest	(165,778)	(119,924)
Franchise tax	—	(2,208)

Net loss from continuing operations before discontinued operations and minority interest	(165,778)	(122,132)
Loss from discontinued operations	—	(7,049)

Net loss before minority interest	(165,778)	(129,181)
Minority interest	36	4,783

Net loss	$(165,742)	$(124,398)

Net loss per share — basic and diluted:
Continuing operations	$(0.00)	$(0.00)
Discontinued operations	(0.00)	(0.00)

Net loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding —
Basic and diluted	79,973,06	260,443,646

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BREK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ EQUITY AND ACCUMULATED DEFICIT
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2007 AND 2006
AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 2006
(UNAUDITED)

				Common
	Common Stock Issued		Additional	Stock
	Number of		Paid in	Purchase	Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total

Balance, January 1, 2006	59,498,090	$59,498	$65,364,249	$977,973	$(61,592,913)	$4,808,807
Units issued for cash	800,000	800	299,200	100,000	—	400,000
Warrants exercised for debt	800,000	800	199,200	—	—	200,000
Common stock purchase warrants, exercised	—	—	30,000	(30,000)	—	—
Net loss for the three month period ended March 31, 2006	—	—	—	—	(124,398	(124,398)

Balance March 31, 2006	61,098,090	61,098	65,892,649	1,047,973	(61,717,311)	5,284,409
Common stock issued for debt	300,922	301	144,955	—	—	145,256
Warrants exercised for cash	16,804,236	16,804	2,143,451	—	—	2,160,255
Warrants exercised for debt	1,769,814	1,770	156,137	—	—	157,907
Common stock purchase warrants, exercised	—	—	1,022,973		(1,022,973)
Net loss for the nine month period ended December 31, 2006	—	—	—	—	(5,361,715)	(5,361,715)

Balance, December 31, 2006	79,973,062	79,973	69,360,165	25,000	(67,079,026)	2,386,112
Warrants expired	—	—	25,000	(25,000)	—	—
Net loss for the three month period ended March 31, 2007	—	—	—	—	(165,742	(165,742)

Balance March 31, 2007	79,973,062	$79,973	$69,385,165	$—	$(67,244,768)	$2,220,370

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BREK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(165,742)	$(124,398)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion	4,4041	646
Accretion of asset retirement obligation	524
Minority interest	(36)	(4,783)
Gain on extinguishment of accounts payable	(74,238)	—
Changes in operating assets and liabilities:
Accounts receivable	58,131	20,110
Prepaid expenses	—	677
Accounts payable	(30,857)	(16,317)
Accrued liabilities	(15,929)	(81,036)
Accrued wages payable	(372)	—
Due to related parties	24,796	245,431)

Net cash used in operating activities	(189,319)	(332,532)

Cash flows from investment activities:
Proceeds from sale of oil and gas acreage	21,000	—
Cash spent on oil and gas properties	(2,409)	(53,160)

Net cash provided by (used in) investment activities	18,591	53,160)

Cash flows from financing activities:
Units issued for cash	—	600,000

Net cash provided by financing activities	—	600,000
(Decrease) increase in cash	(170,728)	214,308
Cash, beginning of the period	1,415,996	8,113

Cash, end of the period	$1,245,268	$272,421

Supplemental disclosure of non-cash investing and financing activities:
Cash paid during the period for:
Taxes	$—	$2,208

Non-cash financing transactions:
Accrual for oil and gas well expenditure	$—	$406,000
Expiration of warrants	$25,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 —	PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION

Principal Activities

Brek Energy Corporation (“Brek” or the “Company”) is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas in the United States.

Basis of Presentation

The accompanying unaudited consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to consolidated financial statements included elsewhere in this proxy statement/prospectus for the year ended December 31, 2006. When used in these notes, the terms “Company,” “we,” “us,” or “our” mean Brek Energy Corporation and all entities included in our consolidated financial statements. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for any interim period or the entire year. For further information, these consolidated financial statements and the related notes should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2006 included elsewhere in this proxy statement/prospectus.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These consolidated financial statements include the financial statements of Brek Energy Corp. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated from the consolidated financial results.

Certain amounts in the prior periods’ consolidated financial statements and notes have been reclassified to conform to the current periods’ presentation.

Cash and Cash Equivalents

Brek considers all highly liquid instruments with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents. At March 31, 2007 and December 31, 2006, the Company did not have any cash equivalents.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Financial Instruments

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable.

The Company places its cash with various high-quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

Receivables arising from sales to customers are not collateralized. Management monitors the financial condition of its customers to reduce the risk of loss. All of the Company’s sales were to the Company’s two oil and gas operators. Substantially all of the Company’s accounts receivable are due from the Company’s two oil and gas operators. Accounts receivable from oil and gas operators are generally paid within 60 days. At March 31, 2007 and December 31, 2006, the Company had $23,882 and $82,014, respectively in trade accounts receivable due from their two oil and gas operators.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s consolidated financial statements are based on a number of significant estimates, including oil and gas reserve quantities, which are the basis for the calculation of depletion; and the fair value of the oil and gas properties, which is based on the results of an independent reserves study.

Oil and Gas Properties

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost centre (“full cost pool”). Such costs include lease acquisition costs, geological and geophysical costs, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool. The Company did not capitalize any internal costs during the three month periods ended March 31, 2007 or 2006. Costs associated with production and general corporate activities were expensed in the period incurred.

Depletion of exploration and development costs is computed using the units-of-production method based upon estimated proven oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as either they are developed or abandoned. The properties are reviewed periodically for impairment.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Oil and Gas Properties, continued

Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes (full cost pool) may not exceed a ceiling amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves less the future cash outflows associated with the asset retirement obligations that have been accrued in the balance sheet plus the cost, or estimated fair value, if lower of unproved properties and the costs of any properties not being amortized, if any. Should the full cost pool exceed this ceiling, impairment is recognized. The present value of estimated future net revenues is computed by applying current oil and gas prices to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. However, subsequent commodity price increases may be utilized to calculate the ceiling value.

At December 31, 2006 our full cost pool and ceiling were the same. At March 31, 2007, due to an increase in oil and gas prices, our ceiling exceeded our full cost pool.

Asset Retirement Obligation

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement cost is included in proved oil and gas properties in the consolidated balance sheets. The Company depletes the amount added to proved oil and gas property costs. The future cash outflows for oil and gas properties associated with settling the asset retirement obligations that have been accrued in the accompanying balance sheets are excluded from the ceiling test calculations. The Company’s asset retirement obligation consists of costs related to the plugging of wells and removal of facilities and equipment on its oil and gas properties. The asset retirement liability is allocated to operating expenses using a systematic and rational method. The information below reconciles the value of the asset retirement obligation at March 31, 2007 and December 31, 2006.

	March 31,	December 31,
	2007	2006

Balance, beginning of period	$23,304	$—
Liabilities incurred	—	17,875
Accretion expense	524	5,429

Balance, end of period	$23,828	$23,304

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements, continued

The Company adopted the provisions of FIN 48 on January 1, 2007. FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS 109. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The adoption of FIN 48 had an immaterial impact on the Company’s consolidated financial position and did not result in unrecognized tax benefits being recorded. Accordingly, no corresponding interest and penalties have been accrued. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions. Furthermore, the Company is no longer subject to U.S. federal income tax examinations by the Internal Revenue service for tax years before 2003 and for state and local tax authorities for years before 2002. The Company does, however, have prior year net operating losses which remain open for examination.

In February 2006, the FASB issued SFAS No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Adoption of SFAS 155 did not have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140”. SFAS 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” with respect to accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for fiscal years that begin after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not have any servicing assets or servicing liabilities and, accordingly, the adoption of SFAS 156 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 will be effective for the Company January 1, 2008. Adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies”. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP was effective January 1, 2006 for the Company. The adoption of this FSP had no impact on our consolidated financial position or results from operations.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 will be effective for the Company January 1, 2008. Adoption of SFAS 159 is not expected to have a material impact on the Company’s consolidated financial statements.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 —	GOING CONCERN

During the three months ended March 31, 2007, the Company has been focusing on developing its oil and gas business. As such, the Company has accumulated a deficit of approximately $67 million to date and additional debt or equity financing will be required by the Company, to support development of its oil and gas properties, until such time as the Company increases its cash flow from operations or completes its merger with Gasco (Note 7). These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to achieve and maintain profitability and increase cash flow is dependent upon its ability to locate profitable oil and gas properties, generate revenues from its oil and gas production and control production costs. Based upon current plans, the Company expects to incur operating losses in future periods. There is no assurance that the Company will be able to generate sufficient revenues or raise sufficient debt or equity financing to cover its operating costs or meet its working capital requirements, in the future. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 — RELATED PARTY TRANSACTIONS

Due to Related Parties

The following amounts were due to related parties at:

	March 31,	December 31,
	2007	2006

Amount due to a company controlled by a director	$1,854	$1,852
Administration fees payable to a company controlled by an officer(a)	5,200	5,406
Administrative fees payable to a director(b)	10,000	0
Professional fees due to a relative of a director(c)	20,000	5,000

Total amounts due to related parties	$37,054	$12,258

(a)	During the three month periods ended March 31, 2007 and 2006, the Company has paid or accrued $110,744 and $86,225 respectively, in administrative fees to a company controlled by an officer.

(b)	During the three month periods ended March 31, 2007 and 2006, the Company has paid or accrued $45,000 and $31,000 respectively, in administrative fees to a director. During the three month period ended March 31, 2006 this director exercised 800,000 share purchase warrants for 800,000 shares of the Company’s common stock at $0.25 per share. This director also has overriding royalty interests in all oil, gas and other minerals produced of 3.17%, in seven of the Texas oil and gas leases and 1.5%, in one of the Texas oil and gas leases.

(c)	During the three month periods ended March 31, 2007 and 2006 the Company has paid or accrued $15,000, in professional fees to this relative of a director.

During the three month periods ended March 31, 2007 and 2006, the Company paid $0 and $14,000 respectively, in rent to a company controlled by a director.

Related Party Transaction

On January 25, 2007, the Company entered into an agreement with a company controlled by directors and relatives of directors of the Company whereby the Company agreed to transfer its leasehold interests in forty acres surrounding three of its Utah wells and wellbores for $21,000 in cash.

NOTE 5 —	WARRANTS

During the three month period ended March 31, 2007, 200,000 share purchase warrants expired.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 —	COMMITMENTS AND CONTINGENCIES

Contingent liability

In February 2003 the debtor and guarantor of a note receivable commenced legal action against the Company, in Bermuda, claiming that the Company and its former subsidiary, First Ecom Systems Limited, had promised to develop and supply them with certain software under a Share Purchase Agreement dated October 19, 2001. As a result of this litigation, the debtor on March 1, 2003, ceased making the instalment payments required by the agreement. The directors believed that this lawsuit had no merit, as there was no condition to develop software for the debtor, and filed a defense and counterclaim on May 8, 2003. The debtor filed a reply and defence on May 21, 2003.

On March 20, 2007 a Settlement Agreement and Mutual Release was signed by the Company and the debtor. This agreement releases the Company and its subsidiary Feds Acquisition Corporation from all claims with respect to the above mentioned agreement. The Company’s wholly owned subsidiary, First Ecommerce Asia Limited, was not released from further legal action.

Commitments

As is customary in the oil and gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not perform these commitments, the acreage positions or wells may be lost.

NOTE 7 —	PROPOSED MERGER

On September 20, 2006, Gasco Energy, Inc. and the Company entered into an agreement for Gasco to purchase the Company for equity consideration of 11,000,000 shares of Gasco’s common stock, valued at approximately $27,000,000 based on the closing price of Gasco’s stock on the last trading day of this fiscal quarter, and merge Brek into a wholly owned subsidiary of Gasco. As a result of the acquisition and merger, Gasco will acquire approximately 16,750 net acres in the Uinta Basin of Utah, approximately 6,807 net acres in the Green River Basin of Wyoming, and approximately 219 net acres in Kern County and San Luis Obispo County in California. The acquisition is expected to simplify Gasco’s management of its acreage portfolio by absorbing Brek’s working interest in approximately 14% of Gasco’s undeveloped acreage in Utah and 11% in Wyoming and in approximately 7% in California. Brek does not expect to incur any additional overhead expenses as a result of the proposed merger. The boards of directors of both the Company and Gasco have approved the terms of the merger, which is expected to close later in 2007. The completion of the merger is subject to the approval of the stockholders of the Company and the Company’s completion of a distribution of certain subsidiaries of the Company to its stockholders and others.

Under the terms of the merger agreement, a wholly owned subsidiary of Gasco will merge with and into the Company. As a result of the merger, the Company’s stockholders will receive a number of shares of common stock of Gasco equal to the product of the number of shares of Brek common stock held by Brek’s stockholders multiplied by the fraction of 11,000,000 divided by the total number of shares of common stock of Brek outstanding on the date of the merger, calculated on a fully diluted basis. As part of the transaction, the directors of the Company, who collectively own approximately 24% of the Company’s outstanding stock, have agreed to vote their shares in favor of the merger; and the Company’s president and CEO, who owns approximately 18% of the outstanding common stock of the Company, has agreed to deposit into escrow for one year 550,000 shares of Gasco common stock that he will acquire in the transaction to satisfy any claims with respect to breaches of representations and warranties of the Company.

If Gasco terminates the merger agreement because the Company breaches its terms, the Company’s shareholders fail to approve the merger, or the Company’s directors fail to support the merger, the Company may be liable to pay a cancellation fee to Gasco of $1 million and costs.

BREK ENERGY CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 —	PROPOSED MERGER, continued

As part of the merger agreement, the Company is required to reduce its accounts payable to a maximum of $100,000. In compliance with the merger agreement the Company is in the process of reducing their accounts payable, and to date certain of the Company’s creditors have formally forgiven $74,238 in debt. These settlements have been recorded in the Company’s condensed consolidated financial statements as a gain on extinguishment of accounts payable.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER
By and Among
GASCO ENERGY, INC. (“Parent”),
GASCO ACQUISITION, INC. (“Merger Sub”)
and
BREK ENERGY CORPORATION (“Company”)
Dated as of September 20, 2006

ARTICLE I THE MERGER		A-1-1
1.1	The Merger	A-1-1
1.2	Effective Time of the Merger	A-1-1
1.3	Tax Treatment	A-1-1

ARTICLE II THE SURVIVING CORPORATION		A-1-1
2.1	Articles of Incorporation	A-1-1
2.2	Bylaws	A-1-1
2.3	Directors and Officers	A-1-2

ARTICLE III CONVERSION OF SHARES		A-1-2
3.1	Conversion of Capital Stock	A-1-2
3.2	Dissenting Shares	A-1-3
3.3	Surrender and Exchange	A-1-3
3.4	Stock Options	A-1-4
3.5	Warrants	A-1-5
3.6	No Fractional Shares	A-1-5
3.7	Closing	A-1-5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY		A-1-5
4.1	Organization and Qualification	A-1-5
4.2	Capitalization	A-1-6
4.3	Authority	A-1-6
4.4	Consents and Approvals; No Violation	A-1-7
4.5	Company SEC Reports	A-1-7
4.6	Company Financial Statements	A-1-8
4.7	Material Agreements	A-1-8
4.8	Absence of Undisclosed Liabilities	A-1-8
4.9	Absence of Certain Changes	A-1-8
4.10	Taxes	A-1-9
4.11	Litigation	A-1-10
4.12	Employee Benefit Plans; ERISA	A-1-10
4.13	Environmental Liability	A-1-10
4.14	Compliance with Applicable Laws	A-1-11
4.15	Insurance	A-1-11
4.16	Labor Matters; Employees	A-1-11
4.17	Permits	A-1-11
4.18	Properties	A-1-11
4.19	Reserve Report	A-1-12
4.20	Operations; Equipment	A-1-13
4.21	Prepayments; Hedging; Calls	A-1-13
4.22	Restrictive Agreements	A-1-13
4.23	Required Shareholder Vote or Consent	A-1-13
4.24	Proxy Statement/Prospectus; Registration Statement	A-1-14
4.25	Brokers	A-1-14
4.26	Tax Matters	A-1-14
4.27	Opinion of Financial Advisor	A-1-14

A-1-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-1-14
5.1	Organization and Qualification	A-1-14
5.2	Capitalization	A-1-14
5.3	Authority	A-1-15
5.4	Consents and Approvals; No Violation	A-1-15
5.5	Parent SEC Reports	A-1-16
5.6	Parent Financial Statements	A-1-16
5.7	Absence of Undisclosed Liabilities	A-1-16
5.8	Absence of Certain Changes	A-1-16
5.9	Proxy Statement/Prospectus; Registration Statement	A-1-16
5.10	Brokers	A-1-17
5.11	Tax Matters	A-1-17

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		A-1-17
6.1	Conduct of Business by Company Pending the Merger	A-1-17
6.2	Conduct of Business by Parent Pending the Merger	A-1-18

ARTICLE VII ADDITIONAL AGREEMENTS		A-1-19
7.1	Access and Information	A-1-19
7.2	No Solicitation of Transactions	A-1-19
7.3	Subsidiary Spin Off	A-1-20
7.4	Further Assurances	A-1-20
7.5	Cooperation	A-1-20
7.6	Publicity	A-1-20
7.7	Additional Actions	A-1-20
7.8	Filings	A-1-20
7.9	Section 16 Matters	A-1-20
7.10	Shareholders Meetings	A-1-21
7.11	Preparation of the Proxy Statement/Prospectus and Registration Statement	A-1-21
7.12	Stock Exchange Listing	A-1-21
7.13	Affiliate Agreements	A-1-21
7.14	Tax Treatment	A-1-21
7.15	Expenses	A-1-21

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		A-1-22
8.1	Conditions to the Obligation of Each Party	A-1-22
8.2	Conditions to the Obligations of Parent and Merger Sub	A-1-22
8.3	Conditions to the Obligations of Company	A-1-23

ARTICLE IX SURVIVAL		A-1-23
9.1	Survival of Representations and Warranties	A-1-23
9.2	Survival of Covenants and Agreements	A-1-23

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		A-1-23
10.1	Termination	A-1-23
10.2	Effect of Termination	A-1-24
10.3	Fees, Expenses and Other Payments	A-1-24

A-1-ii

ARTICLE XI INDEMNIFICATION		A-1-25
11.1	Indemnification	A-1-25
11.2	Method of Asserting Claims, Etc	A-1-26
11.3	Satisfaction of Claims from Escrow Shares	A-1-26
11.4	Instructions to Escrow Agent	A-1-27
11.5	No Waiver Relating to Claims for Fraud/Willful Misconduct	A-1-27

ARTICLE XII MISCELLANEOUS		A-1-28
12.1	Notices	A-1-28
12.2	Separability	A-1-28
12.3	Assignment	A-1-28
12.4	Interpretation	A-1-28
12.5	Counterparts	A-1-29
12.6	Entire Agreement	A-1-29
12.7	Governing Law	A-1-29
12.8	Attorneys’ Fees	A-1-29
12.9	No Third Party Beneficiaries	A-1-29
12.10	Amendments and Supplements	A-1-29
12.11	Extensions, Waivers, Etc	A-1-29

A-1-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of September 20, 2006, by and among Gasco Energy, Inc. (“Parent”), a Nevada corporation, Gasco Acquisition, Inc. (“Merger Sub”), a Nevada corporation and a wholly-owned subsidiary of Parent and Brek Energy Corporation (“Company”), a Nevada corporation.

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and Company deem it advisable and in the best interests of their respective shareholders that Parent acquire Company through the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions set forth herein, and such boards of directors have approved the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, with the approval of Company’s board of directors, Parent has entered into voting agreements with Richard N. Jeffs, Gregory Pek, Ian Robinson, Michael L. Nazmack, Eugene Sweeney and Shawne Malone (under which such party has among other things agreed to support the Merger upon the terms and conditions set forth therein (the “Voting Agreement”)); and

WHEREAS, for federal income tax purposes, the parties intend that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall cease and Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 92A.250 of the Nevada Revised Statutes (the “NRS”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Merger Sub.

1.2  Effective Time of the Merger.  The Merger shall become effective (the “Effective Time”) upon the later of (i) the filing of the properly executed articles of merger relating to the Merger with the Secretary of State of Nevada in accordance with the NRS (the “Articles of Merger”), and the issuance by the Secretary of State of Nevada of a certificate of merger with respect thereto, and (ii) at such later time as the parties shall agree and set forth in such Articles of Merger. The filing of the Articles of Merger referred to above shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII.

1.3  Tax Treatment.  It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

2.1  Articles of Incorporation.  At the Effective Time, the articles of incorporation of Company in effect immediately prior to the Effective Time shall be amended so that they are identical to the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time until thereafter amended in accordance with the terms thereof and the NRS.

2.2  Bylaws.  The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and as provided by the articles of incorporation of the Surviving Corporation and the NRS.

A-1-1

2.3  Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SHARES

3.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) Treasury Stock.  All shares of common stock of Company, par value $.001 per share (the “Company Common Stock”), that are held in Company’s treasury shall be canceled and retired and no cash, capital stock or other consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock.  Subject to Section 3.6, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a) and any Dissenting Shares (as defined and to the extent provided in Section 3.2) shall be converted into (i) a number of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) equal to 11,000,000 divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, calculated on a fully diluted basis (the “Exchange Ratio”). Such consideration, together with cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 3.6, without interest, is referred to herein as the “Merger Consideration.” All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3.

(c) Conversion of Merger Sub Common Stock.  Each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of the same number of shares of capital stock of the Surviving Corporation.

(d) Parent Common Stock.  Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

(e) Dividends/Distributions.  No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate in accordance with Section 3.3. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the

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amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

(f) Full Satisfaction; No Registration at Transfer.  All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and Company Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.2  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected the right to dissent and obtain payment of the fair value of his shares in accordance with Section 92A.300 to 92A.500, inclusive, of the NRS and who, as of the Effective Time, has not effectively withdrawn such rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the NRS.

(b) Notwithstanding the provisions of subsection (a), if the holder of shares of Company Common Stock who demands payment for his shares under the NRS shall effectively withdraw the right to dissent and obtain payment, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration upon surrender of the certificate representing such shares.

(c) Company shall give Parent and Merger Sub (i) prompt notice of any written demands for payment of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the NRS and received by Company and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for payment under the NRS. Company shall not, except with the prior written consent of Parent, voluntarily make any payment before the Effective Time with respect to any demands for payment of shares of Company Common Stock or offer to settle or settle any such demands.

3.3  Surrender and Exchange.

(a) Prior to the Effective Time, Parent shall authorize one or more transfer agent(s) reasonably acceptable to Company to act as exchange agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 3.3 through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, but in any event not later than five Business Days (as defined below) thereafter, Parent will send, or will cause the Exchange Agent to send, to each holder of a Stock Certificate that immediately prior to the Effective Time represented outstanding Company Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Stock Certificates for the Merger Consideration (which shall specify that delivery shall be effected and risk of loss and title to the Stock Certificates shall pass only upon delivery of the Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the exchange of such Stock Certificates for the Merger Consideration. Provision also shall be made for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger

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Consideration. For purposes of this Agreement, “Business Day” means any date that is not a Saturday or Sunday or other day on which banks are required or authorized by law to be closed in the city of New York.

(c) After the Effective Time, Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the applicable Merger Consideration subject to any required tax withholding, and the Stock Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Stock Certificates. Until so surrendered, each such Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration.

(d) If Merger Consideration is to be paid to a Person other than the registered holder of the Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

(e) Any Merger Consideration in the Exchange Fund that remains unclaimed by the holders of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.3 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates for the Merger Consideration to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration deliverable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration deliverable in respect of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

3.4  Stock Options.  All options (the “Company Stock Options”) outstanding under Company’s stock option plans or agreements (the “Company Stock Option Plans”), shall be or become fully vested at the Effective Time, and shall, at the option of the holder thereof, either remain outstanding following the Effective Time or be immediately exercised. If a Company Stock Option is exercised, whether before or after the Effective Time, the holder thereof may elect to relinquish a portion of the shares (having equivalent value) subject to such options in lieu of paying the cash exercise price for shares received upon such exercise. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent. From and after the Effective Time, all references to Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be immediately exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such

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Substitute Option multiplied by the Exchange Ratio and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Substitute Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).

3.5  Warrants.  All warrants (the “Company Warrants”) outstanding that are exercisable for shares of Company Common Stock, other than Company Warrants that in the aggregate are exercisable for no more than 100,000 shares of Company Common Stock (the “Permitted Warrants”), shall be exercised prior to the Effective Time. If a Company Warrant is exercised, whether before or after the Effective Time, the holder thereof may elect to relinquish a portion of the shares (having equivalent value) subject to such Warrant in lieu of paying the cash exercise price for shares received upon such exercise.

At the Effective Time, the Permitted Warrants shall, by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent. From and after the Effective Time, all references to Company in the Permitted Warrants and the agreements governing the Permitted Warrants shall be deemed to refer to Parent. Each Company Permitted Warrant assumed by Parent (each, a “Substitute Warrant”) shall be exercisable upon the same terms and conditions as under the agreement governing such warrant, except that (A) each such Substitute Warrant shall be immediately exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Substitute Warrant multiplied by the Exchange Ratio and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Substitute Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).

3.6  No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional shares of Parent Common Stock shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the average of the closing prices of Parent Common Stock on the American Stock Exchange over 20 consecutive trading days ending on the third trading day before the Closing Date (the “Parent Market Price”).

3.7  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location mutually acceptable to Company and Parent, at 10:00 a.m., local time, on the day (the “Closing Date”) on which all of the conditions set forth in Article VIII are satisfied or waived (other than conditions that can be satisfied only by delivery of certificates or other documents at the Closing and where such delivery is in the control of a party hereto), or at such other date and time as Company and Parent shall otherwise agree. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Articles of Merger to be filed with the Secretary of State of the State of Nevada.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows:

4.1  Organization and Qualification.

(a) Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Parent contemporaneously with the execution hereof (the “Company Disclosure Schedule”), which includes each jurisdiction in which the character of the properties owned by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). Each of Company and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Company and its

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Subsidiaries has made available to Parent a complete and correct copy of its articles of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.

(b) For purposes of this Agreement, (i) a “Company Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Company and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof; and (ii) “Subsidiary” shall mean, with respect to any party, any corporation or other organization whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company. For purposes of this Agreement, the term Subsidiary, when used with respect to the Company, shall not include those entities listed as Excluded Subsidiaries in Section 4.1(a) of the Company Disclosure Schedules (each an “Excluded Subsidiary”).

4.2  Capitalization.

(a) The authorized capital stock of Company consists of 300,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 61,098,090 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) Company Stock Options to acquire an aggregate of 1,580,000 shares of Company Common Stock were outstanding under all stock option plans and agreements of Company or its Subsidiaries, and (iv) Company Warrants to purchase 18,534,460 shares of Company Common Stock were outstanding and no warrants exist to purchase capital stock of any subsidiary of the Company. All such outstanding shares have been validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth above and in Section 4.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Section 4.2(a) of the Company Disclosure Schedule sets forth a detailed list of all Company Stock Option, Company Warrants and all other rights to acquire shares of the Company’s capital stock.

(b) Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no irrevocable proxies with respect to any such shares, and no equity securities of any of its Subsidiaries are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments, understandings or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary of the Company. All of such shares so owned by Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as defined herein).

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which Company is a party relating to the voting of any shares of the capital stock of Company that will limit in any way the solicitation of proxies by or on behalf of Company from, or the casting of votes by, the shareholders of Company with respect to the Merger. There are no restrictions on Company to vote the stock of any of its Subsidiaries.

4.3  Authority.  Company has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and, subject to obtaining the Company Shareholders’ Approval and other

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approvals as expressly contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreement and (subject to obtaining the Company Shareholders’ Approval) the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Company’s board of directors, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby or thereby, other than obtaining the Company Shareholders’ Approval and other approvals as expressly contemplated by this Agreement. This Agreement has been, and the Voting Agreements to which Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto and, with respect to this Agreement, obtaining the Company Shareholders’ Approval, constitute or upon execution will constitute, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4  Consents and Approvals; No Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Company of its obligations hereunder will not:

(a) subject to obtaining the Company Shareholders’ Approval and other approvals as expressly contemplated by this Agreement, conflict with any provision of Company’s articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any governmental or regulatory authority or agency (a “Governmental Authority”), except for (i) the filing of the Articles of Merger with the Secretary of State of Nevada and the issuance by the Secretary of State of Nevada of a certificate of merger with respect thereto, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, and (iv) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Company Material Adverse Effect;

(c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Company or any Subsidiary of Company; or

(e) result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind (collectively, “Liens”) upon any properties or assets or on any shares of capital stock of Company or its Subsidiaries under any agreement or instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their properties or assets is bound.

4.5  Company SEC Reports.  Except as set forth in Section 4.5 of the Company Disclosure Schedule, Company has filed with the SEC, and has heretofore made available (provided that all documents filed by Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto, but excluding preliminary materials), required to be filed with the SEC since January 1, 2003 under the Securities Act of 1933, as amended (the “Securities Act”) or the

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Exchange Act (collectively, the “Company SEC Reports”). As of their respective dates, such Company SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6  Company Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). As of the Effective Time, no long-term liabilities of the Company and its Subsidiaries shall exist, the current assets of the Company and its Subsidiaries, on a consolidated basis, shall not be less than the current liabilities of the Company and its Subsidiaries, on a consolidated basis, and the total liabilities of the Company and its Subsidiaries, on a consolidated basis, shall not exceed $100,000.

4.7  Material Agreements.  Except as set forth in Section 4.7 of the Company Disclosure Schedule (each a “Material Agreement”), the Company is not a party to or bound by any:

(a) employment agreement or employment contract;

(b) agreement, contract or other arrangement with (1) any Affiliate of the Company, or (2) any current or former officer, director or employee of the Company, or any Affiliate of the Company;

(c) agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person;

(d) agreement, contract or other instrument under which (1) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (2) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person;

(e) agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(f) agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company or any predecessor person; or

(g) other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of the assets of the Company is bound or subject which constitutes an obligation of the Company in excess of $5,000.

4.8  Absence of Undisclosed Liabilities.  Except as disclosed in the Company SEC Reports (including the financial statements and notes thereto included therein) filed prior to the date of this Agreement or in Section 4.8 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise).

4.9  Absence of Certain Changes.  Except as contemplated by this Agreement, as set forth in Section 4.9 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2005 (a) Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Company Material Adverse Effect or that would constitute a violation of the covenants contained in Section 6.1,

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(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Company.

4.10  Taxes.  Except as otherwise disclosed in Section 4.10 of the Company Disclosure Schedule and for matters that would have no Company Material Adverse Effect:

(a) Company and each of its Subsidiaries have timely filed all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and any amendments thereto are or will be true, complete and correct in all material respects. Company and each of its Subsidiaries have paid all Taxes (except for Taxes that are being contested in good faith by appropriate proceedings), due with respect to any period ending prior to or as of the Closing Date. Company and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(b) No Audit by a Tax Authority is pending with respect to any Tax Returns filed by, or Taxes due from, Company or any of its Subsidiaries. No material deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(c) Neither Company nor any of its Subsidiaries has given any waiver of statutes of limitations relating to the payment of Taxes, has executed any powers of attorney with respect to Tax matters, or has agreed to any extension of time with respect to a Tax assessment or deficiency, which will be outstanding as of the Closing Date. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(d) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(e) Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

(f) None of Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.

(g) Neither Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law).

(h) As used in this Agreement, (i) “Audit” shall mean any audit, assessment of Taxes, other examination by any tax attorney, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental

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Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return.

4.11  Litigation.  Except as disclosed in the Company SEC Reports or Section 4.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Company’s knowledge, threatened against or directly affecting Company or any of its Subsidiaries. Except as disclosed in the Company SEC Reports or Section 4.11 of the Company Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

4.12  Employee Benefit Plans; ERISA.

(a) Neither the Company nor any of its Subsidiaries has or at any time had any employee benefit plans and arrangements (written or oral) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs sponsored, maintained, contributed to, or obligated to contribute to by Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries maintains or has any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.

4.13  Environmental Liability.  Except as set forth in Section 4.13 of the Company Disclosure Schedule, to the knowledge of Company:

(a) The businesses of Company and its Subsidiaries, other than with respect to the oil and gas interests for which Parent serves as operator (the “Parent Properties”), have been and are operated in material compliance with all federal or state statutes, regulations or rules relating to the regulation or protection or human health, safety or the environment, including the Clean Water Act, the Oil Pollution Act, the Safe Drinking Water Act, the Resource Conservation & Recovery Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act, each as amended and currently in effect (together, the “Environmental Laws”).

(b) Neither Company nor any of its Subsidiaries has caused or allowed the generation, treatment, storage, discharge, release, disposal or transport of any pollutant, contaminant or waste that is regulated by any Governmental Authority or any material that is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “toxic waste,” or “toxic pollutant” under any Environmental Laws (“Hazardous Substances”) at any of its properties or facilities other than the Parent Properties, except in material compliance with all Environmental Laws.

(c) Neither Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party alleging or concerning any material violation by Company or any of its Subsidiaries of, or responsibility or liability of Company or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect.

(d) Company and its Subsidiaries are in possession of and in material compliance with all material approvals, permits, licenses, registrations and similar type authorizations from, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Company and its Subsidiaries other than the Parent Properties.

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(e) No pending claims have been asserted or threatened to be asserted against Company or its Subsidiaries for any personal injury or property damage alleged to arise out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Company or its Subsidiaries at property owned or operated by Company or its Subsidiaries that is not a Parent Property.

4.14  Compliance with Applicable Laws.  Company and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Company nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

4.15  Insurance.  Company has made available to Parent a true, complete and correct copy of each insurance policy or the binder therefor relating to Company or its Subsidiaries that are currently in effect. With respect to each insurance policy or binder none of Company, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under any such policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect. Section 4.15 of the Company Disclosure Schedule describes any self-insurance arrangements affecting Company or its Subsidiaries.

4.16  Labor Matters; Employees.

(a) Except as otherwise set forth in Section 4.16(a) of the Company Disclosure Schedule, there are no employees of Company or any of its Subsidiaries.

(b) Each of Company and its Subsidiaries is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security taxes and similar taxes.

4.17  Permits.  Immediately prior to the Effective Time, Company and its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (collectively, “Permits”) required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

4.18  Properties.

(a) Except for goods and other property sold, used or otherwise disposed of since December 31, 2005 in the ordinary course of business and except as set forth in Section 4.18 of the Company Disclosure Schedule, Company and its Subsidiaries have Good and Marketable Title (as defined below), in and to all real properties, interests in real properties and other assets (including Company’s Oil and Gas Interests (as defined in Section 4.19(b) but excluding personal property) included as an asset on the Company Balance Sheet and good and defensible title to all personal properties, interests in properties and other assets included as an asset on the Company Balance Sheet, free and clear of any Liens, except (i) Liens associated with obligations reflected in the Company Balance Sheet, (ii) Liens for current taxes not yet due and payable, (iii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens, charges or encumbrances arising in the ordinary course of business to the extent (A) the same have not yet become due and payable, (B) payment is being withheld as provided by law or (C) their validity is being contested in good faith by appropriate action and (iv) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance. Except as set forth in

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Section 4.18 of the Company Disclosure Schedule, all leases and other agreements pursuant to which Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing and are valid and enforceable in accordance with their terms, and all royalties, rentals and other payments due by Company or any of its Subsidiaries to any lessor of any such oil and gas leases have been paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such agreements and leases are listed on Section 4.18 of the Company Disclosure Schedule. There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Company and its Subsidiaries.

(b) “Good and Marketable Title”  means such title that: (i) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Company or its Subsidiaries out of an interest of record because of the performance by Company or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (ii) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of owning, developing and operating producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (iii) except as set forth in Section 4.18(b)(iii) of the Company Disclosure Schedule, entitles Company or its Subsidiaries to receive a percentage of Hydrocarbons produced, saved and marketed from such well or property not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property except as stated in the Company Reserve Report; (iv) obligates Company and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” in the Company Reserve Report with respect to such property without increase over the life of such property except as shown on the Company Reserve Report; and (v) does not restrict the ability of Company or its Subsidiaries to use the properties as currently intended.

4.19  Reserve Report.

(a) Company has furnished Parent estimates of Company’s oil and gas reserves attributable to Company’s Oil and Gas Interests (as defined below) as of January 1, 2006 in reports as described in Section 4.19 of the Company Disclosure Schedule (collectively, the “Company Reserve Report”). The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein and in any supplement thereto or update thereof, each of which has been furnished to Parent, was accurate in all material respects, and Company has no knowledge of any material errors in such information that existed at the time such information was provided. There has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.19 of the Company Disclosure Schedule is a list of all material Oil and Gas Interests of Company that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement. To the knowledge of Company, and based on the information given to Company by third-party operators for all wells not operated by Company, the Company Payout Balances (as defined below) for each of the wells as used in the Company Reserve Report were accurate in all material respects as of the dates to which Company had calculated them.

(b) For purposes of this Agreement, “Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (ii) all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests

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in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(c) For purposes of this Agreement, “Company Payout Balances” means the status, as of the dates of Company’s calculations, of the recovery by Company or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Company therein will be reduced or increased when such amount has been recovered.

4.20  Operations; Equipment.  Except as otherwise set forth in Section 4.20 of the Company Disclosure Schedule, to the knowledge of the Company:

(a) all wells included in the Oil and Gas Interests of Company and its Subsidiaries (other than wells that the Parent operates) have been drilled and (if completed) completed, operated and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable Laws, except where any failure or violation has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and

(b) all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Company and of its Subsidiaries (other than such equipment and machinery used in the operation of Parent Properties) as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted.

4.21  Prepayments; Hedging; Calls.  As of the date hereof, except as set forth in Section 4.21 of the Company Disclosure Schedule:

(a) neither Company nor any of the Company Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;

(b) neither Company nor any of the Company Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (each, a “Hedging Transaction”); and

(c) no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.

4.22  Restrictive Agreements.  Except as set forth in Section 4.22 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, or bound by, any contract, agreement or similar arrangement which upon the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would purport to restrict, by virtue of a confidentiality, non-competition, territorial exclusivity or other provision, the scope of the business or operation of Parent or any of its affiliates (other than Company and its Subsidiaries) geographically or otherwise.

4.23  Required Shareholder Vote or Consent.  The only vote of the holders of any class or series of Company’s capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval by the holders of a majority of the outstanding shares of Company Common Stock, on the applicable record date (the “Company Shareholders’ Approval”).

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4.24 Proxy Statement/Prospectus; Registration Statement.  None of the information to be supplied by Company for inclusion in (a) the proxy statement (the “Proxy Statement/Prospectus”) to be filed by Parent and Company with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to shareholders of Company and Parent, at the time such shareholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.25  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company or any of its Subsidiaries.

4.26  Tax Matters.  Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.27  Opinion of Financial Advisor.  The board of directors of Company has received the opinion of Gemini Partners, Inc. to the effect that, as of the date of such opinion, the aggregate consideration to be received by the holders of the Company Common Stock is fair, from a financial point of view, to such holders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

5.1  Organization and Qualification.

(a) Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it currently conducts business, other than such jurisdictions in which the failure to be so qualified would not have a Parent Material Adverse Effect (defined below). Each of Parent and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries has made available to Company a complete and correct copy of its certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.

(b) For purposes of this Agreement, a “Parent Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof.

5.2  Capitalization.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, of which 85,894,802 shares were issued and outstanding as of June 30, 2006 and 20,000 shares of preferred stock of Parent, par value $.0001 per share, none of which were issued and outstanding as of June 30, 2006. As of June 30, 2006,

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stock options to acquire an aggregate of 9,728,088 shares of Parent Common Stock were outstanding under all stock option plans and agreements of Parent. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding and all of which are held by Parent. All such outstanding shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent or its Subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

(b) Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments, understandings or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary. All of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

(c) The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, upon their issuance in the Merger in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens and will be issued in compliance with all applicable federal and state securities laws.

5.3  Authority.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent and the board of directors and shareholders of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Voting Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto and, with respect to this Agreement, constitute valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their respective terms, except for the Enforceability Exceptions.

5.4  Consents and Approvals; No Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Parent and Merger Sub of its obligations hereunder will not:

(a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the certificates of incorporation or bylaws (or other similar organizational documents) of any of Parent’s Subsidiaries;

(b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any Governmental Authority, except for (i) the filing of the Articles of Merger with the Secretary of State of Nevada and the issuance by the Secretary of State of Nevada of a certificate of merger with respect thereto, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, and (vi) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Parent Material Adverse Effect;

(c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which

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Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries; or

(e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or any of its Subsidiaries under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound.

5.5  Parent SEC Reports.  Parent has filed with the SEC, and has heretofore made available (provided that all documents filed by Parent electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports (other than preliminary materials), required to be filed with the SEC since January 1, 2003 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of their respective dates, such Parent SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6  Parent Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in the Parent SEC Reports, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7  Absence of Undisclosed Liabilities.  Except as disclosed in the Parent SEC Reports (including the financial statements and notes thereto included therein) filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect other than liabilities incurred in the ordinary course of business after March 31, 2006 and liabilities under this Agreement.

5.8  Absence of Certain Changes.  Except as contemplated by this Agreement or as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 31, 2005 (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Parent.

5.9  Proxy Statement/Prospectus; Registration Statement.  None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement/Prospectus to be filed by Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in

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connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to shareholders of Company and Parent, at the time such shareholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.10  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

5.11  Tax Matters.  Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1  Conduct of Business by Company Pending the Merger.  From the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, Company shall conduct, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and shall use and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Parent, which consent shall not be unreasonably withheld:

(a) Neither Company nor its Subsidiaries will adopt changes to its articles of incorporation or bylaws (or similar organizational documents);

(b) Company will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Company or its Subsidiaries (except for the distribution of intercompany dividends from direct or indirect wholly owned subsidiaries); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of, or an equity interest in, any other Person, or enter a new line of business or commence business outside of its existing areas of operation;

(d) Except as set forth in Section 6.1(d) of the Company Disclosure Schedule, Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Company and its direct and indirect wholly owned Subsidiaries, except the Excluded Subsidiaries) (other than sales of Hydrocarbons) in the ordinary course of business and other than the distribution, sale, transfer or liquidation of the Excluded Subsidiaries;

(e) Company will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

(f) Except as otherwise permitted by this Agreement, Company will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Company SEC Reports or the Company Disclosure Schedule, including dividends on the Company Preferred Stock), enter into any amendment of any term of any outstanding security of Company or of any of its Subsidiaries;

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(g) Company will not change any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required by GAAP;

(h) Neither Company nor any of its Subsidiaries will incur any indebtedness for borrowed money or guarantee any indebtedness or liabilities of any other Person.

(i) Neither Company nor any of its Subsidiaries will become bound by any agreement that would constitute a Material Agreement.

(j) Neither Company nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (collectively, “Oil and Gas Interests”) that constitutes a capital cost unless the operation is a currently existing obligation of Company or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

(k) Neither Company nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

(l) Neither Company nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Company or any Subsidiary, or amendments required by law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Company or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of Company or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, Company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan;

(m) Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

(n) Company shall take such action as is necessary to ensure that as of the Effective Time, no long-term liabilities of the Company and its Subsidiaries will exist, the current assets of the Company and its Subsidiaries, on a consolidated basis, will not be less than the current liabilities of the Company and its Subsidiaries, on a consolidated basis, and the total liabilities of the Company and its Subsidiaries, on a consolidated basis, will not exceed $100,000.

6.2  Conduct of Business by Parent Pending the Merger.  Except as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the written consent of Company, which consent shall not be unreasonably withheld:

(a) Parent shall not adopt changes to its articles of incorporation or bylaws that would alter the terms of the Parent Common Stock;

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(b) Parent shall not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; and

(c) Parent will not agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1  Access and Information.  The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. The Confidentiality Agreement dated April 12, 2006 between Parent and Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement.

7.2  No Solicitation of Transactions.

(a) From the execution of this Agreement until the termination hereof, Company agrees that (i) it and its officers, directors and employees shall not and (ii) it shall use reasonable best efforts to ensure that its agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal or (B) engage in negotiations with, or disclose any information relating to Company or provide access to their properties, books or records to, any Person relating to an Acquisition Proposal. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer to acquire all or a material portion of Company’s capital stock or assets whether by merger, purchase of assets, tender offer, exchange offer or otherwise, other than the transactions contemplated by this Agreement. Nothing in this Section 7.2 shall permit Company to terminate this Agreement except as specifically provided in Section 10.1.

(b) Nothing contained in this Agreement shall prevent Company or its board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Acquisition Proposal, if (x) in the good faith judgment of the Company’s board of directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to result in a Superior Third Party Offer and (y) the board of directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law. For purposes of this Agreement, “Superior Third Party Offer” means an unsolicited bona fide Acquisition Proposal made by a third party, which proposal contains terms and conditions that are, in the reasonable judgment of the board of directors of the Company (based on, among other things, the advice of its or their independent financial advisors and outside counsel), more favorable to the Company than the terms and conditions of this Agreement, taking into account, without limitation, terms with respect to payment of the total consideration upon completion of the transaction and all legal, regulatory and other aspects of such Acquisition Proposal.

(c) Company shall notify Parent promptly after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal (including any subsequent material amendment or modification to such terms and conditions). Company shall keep Parent informed in all material respects of the status and details of any such Acquisition Proposal.

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(d) The Company may accept a Superior Third Party Offer; provided, that:

(i) the Company has not breached in any material respect its obligations under this Section 7.2; and

(ii) the Company contemporaneously terminates this Agreement pursuant to Section 10.1(h).

7.3  Subsidiary Spin Off.  Prior to the Effective Time, the Company shall cause each of the Excluded Subsidiaries to either distributed to the Company’s shareholders, transferred to a third party or liquidated, each in accordance with all applicable Laws, including all applicable state and federal securities laws (the “Spin-Off”).

7.4  Further Assurances.  Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of Taxes and handling Tax Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Company shall duly preserve all files, records or any similar items of Parent or Company received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

7.5  Cooperation.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

7.6  Publicity.  Neither Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by the rules and regulations of any national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

7.7  Additional Actions.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of the shareholders of Company.

7.8  Filings.  Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

7.9  Section 16 Matters.  Prior to the Closing, the board of directors of Company shall, by resolution duly adopted by such board of directors or a duly authorized committee thereof, approve and adopt, for purposes of exemption from “short-swing” profit liability under Section 16(b) of the Exchange Act, (i) the disposition and the conversion at the Effective Time of the shares of Company Common Stock held by officers, directors and affiliates of Company into shares of Parent Common Stock as a result of the conversion of shares in the Merger, (ii) the assumption by Parent of the Company Stock Options of the officers, directors and affiliates of Company, and (iii) the deemed grant of options to purchase Parent Common Stock under the Company Stock Options (as converted pursuant to Section 3.4) for purposes of Section 16(b) of the Exchange Act. Such resolution shall set forth the name of applicable “insiders” for purposes of Section 16 of the Exchange Act and, for each “insider,” the number of shares of Company Common Stock to be converted into shares of Parent Common Stock at the Effective Time, the number and material terms of the Company Stock Options to be assumed by Parent at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

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7.10  Shareholders Meetings.  Company shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of and hold either an annual or special meeting for the shareholders (the “Company Shareholder Meeting”) for the purpose of securing the Company Shareholders’ Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) subject to applicable fiduciary duties, use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and to secure the Company Shareholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

7.11  Preparation of the Proxy Statement/Prospectus and Registration Statement.  As promptly as practicable after the execution of this Agreement, Parent and Company shall prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Parent shall have provided to Company a copy of the Registration Statement containing the Proxy Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Parent and Company. Each of Parent and Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Company shall furnish all information concerning Company and the holders of shares of Company capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Parent and Company shall cause the Proxy Statement/Prospectus to be mailed to its respective shareholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Parent shall advise Company and Company shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

7.12  Stock Exchange Listing.  Parent shall use all reasonable efforts to cause the Parent Common Stock to be issued in the Merger and to be issued upon the exercise of options and warrants to purchase Parent Common Stock contemplated hereby to be approved for listing on the American Stock Exchange prior to the Effective Time, subject to official notice of issuance.

7.13  Affiliate Agreements.  Company shall identify in a letter to Parent all persons who are, on the date hereof or prior to the Effective Time, “affiliates” of Company, as such term is used in Rule 145 under the Securities Act. Company shall use all reasonable efforts to cause its respective affiliates to deliver to Parent not later than five days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 7.13.

7.14  Tax Treatment.  Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.15  Expenses.  If the Closing occurs, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the Company. If the Closing does not occur, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (excluding the fees and expenses of accountants, legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other

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regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus shall be borne equally by Parent and Company. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, arising out of or related to this Agreement, the Merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus and the solicitation of shareholder approvals).

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1  Conditions to the Obligation of Each Party.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Company Shareholders’ Approval shall have been obtained.

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 7.7 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

(c) The Registration Statement with respect to the issuance of all Parent Common Stock in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

(d) All permits, authorizations, consents, or approvals required to be obtained prior to the Effective Time from any Governmental Authority in connection with the consummation of the transactions contemplated hereby by Parent, Merger Sub or Company shall have been made or obtained (as the case may be) except where the failure to obtain such permits, authorizations, consents, or approvals would not be reasonably likely to result in a Parent Material Adverse Effect (assuming the Merger has taken place).

8.2  Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of Company by a duly authorized officer of the Company to such effect.

(b) Each of the representations and warranties of Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect), shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement, and Parent shall have received a certificate signed on behalf of Company by a duly authorized officer of the Company to such effect.

(c) From the date of this Agreement through the Effective Time, there (i) shall not have occurred any change in the financial condition, business or operations of Company and its Subsidiaries, taken as a whole, that would constitute a Company Material Adverse Effect and (ii) shall not have occurred any change in the capitalization of the Company from that set forth in Section 4.2, other than as required by the terms of this Agreement.

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(d) Company shall have provided to Parent on the Closing Date, documentation evidencing Company’s compliance with its obligations set forth under Section 6.1(n).

(e) The number of shares of Company Common Stock held by holders who either (i) have exercised their right to dissent and obtain payment for their shares or (ii) retain the ability to exercise such right to dissent and obtain payment shall not exceed 1.0% of the outstanding shares of Company Common Stock.

8.3  Conditions to the Obligations of Company.  The obligation of Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of the Parent to such effect.

(b) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement, and Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of the Parent to such effect.

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Parent and its Subsidiaries, taken as a whole, that would constitute a Parent Material Adverse Effect.

ARTICLE IX

SURVIVAL

9.1  Survival of Representations and Warranties.  All representations, warranties, covenants and agreements in this Agreement or made pursuant hereto shall survive the Effective Date, and any investigation thereof, until the first anniversary of the Effective Date (the “Survival Period”). The Indemnifying Party shall not have any liability under Article XI unless a written claim for indemnification in accordance with Article XI is given by the Indemnified Party to the Indemnifying Party with respect thereto within the Survival Period.

9.2  Survival of Covenants and Agreements.  The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholders’ Approval has been obtained:

(a) by the mutual written consent of Company and Parent;

(b) by Parent, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Company set forth in this Agreement or if any representation or warranty of Company is untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or untruth is not curable by Company or if curable, is not cured within 30 days after notice thereof has been received by Company;

(c) by Company, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Parent or Merger Sub set forth in this Agreement or if any representation or warranty of Parent or

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Merger Sub is untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or untruth is not curable by Parent or Merger Sub or, if curable, is not cured within 30 days after notice thereof has been received by Parent;

(d) by Parent or Company, if any Governmental Authority or court of competent jurisdiction shall have adopted any law or amendment to any law or issued any order, decree or ruling or taken any other action (collectively, “Governmental Order”) permanently restraining, enjoining or otherwise prohibiting the Merger and such Governmental Order shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove or lift such Governmental Order;

(e) by Parent or Company, if the Merger has not been consummated on or before January 31, 2007 (the “Optional Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose failure or whose Affiliates’ failure to perform in all material respects any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(f) by Parent or Company, if the Company Shareholders’ Approval is not obtained at the Company Shareholder Meeting (including any adjournment or postponement thereof);

(g) by Parent, if the board of directors of Company (i) fails to recommend, or withdraws, modifies or changes in any manner adverse to Parent its recommendation of, this Agreement and the Merger to the shareholders of Company, (ii) approves or recommends any Acquisition Proposal (other than an Acquisition Proposal by Parent), (iii) has not sent to its shareholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the board of directors of Company recommends rejection of any tender or exchange offer relating to its securities that has been commenced by a Person unaffiliated with Parent within ten Business Days after such tender or exchange offer is first published, sent or given or (iv) resolves to take any of the actions specified in clause (i) or (ii) of this Section 10.1(g); or

(h) by Company, at any time prior to receipt of the Company Shareholders’ Approval, upon 48 hours prior written notice to Parent, if (i) a Superior Third Party Offer has been made and not been withdrawn, (ii) such Superior Third Party Offer did not result from a breach of Section 7.2, and (iii) Parent does not make, within 48 hours of receipt of Company’s written notification of its intention to terminate this Agreement, a written offer that the board of directors of Company determines in good faith, is at least as favorable, from a financial point of view, to the shareholders of Company as such Superior Third Party Offer.

10.2  Effect of Termination.  Except as provided in Section 10.3, if this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void, there shall be no liability on the part of the parties hereto or any of their respective officers or directors to any of the other parties hereto and all rights and obligations of any party hereto shall cease, except that (i) this Section 10.2 and Sections 10.3 and 12.8 and the provisions of Article XI shall survive such termination indefinitely. Notwithstanding the foregoing, neither the termination of this Agreement nor anything herein will relieve any party from liability for any willful misrepresentation or inaccuracy in any of its representations or warranties or any material breach or non-performance of any of its covenants or agreements under this Agreement. If it shall be judicially determined (and such determination shall have become final and nonappealable) that termination of this Agreement was caused by a willful inaccuracy or breach of this Agreement, then, in addition to any other remedies at law or equity for such inaccuracy or breach of this Agreement, the party so found to have willfully caused such inaccuracy or breach shall indemnify and hold harmless the other parties for their Expenses. For the avoidance of doubt, the Company Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 10.1.

10.3  Fees, Expenses and Other Payments.

(a) Except as provided in Section 10.2, (i) all Expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees and solicitation costs incurred by Parent or Company in connection with the Registration Statement and the Proxy Statement/Prospectus shall be shared equally by Parent and Company and (ii) all other Expenses incurred by the parties hereto shall be paid by the party incurring such Expenses.

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(b) If this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(f) or Section 10.1(g) and (i) after the date of this Agreement and prior to such termination an Acquisition Proposal was made or any proposal or expression of interest by a third Person regarding an Acquisition Proposal was publicly disclosed in either case that was not withdrawn prior to the Company Shareholder Meeting and (ii) within 12 months after the date of such termination, Company or any of its Subsidiaries enters into any agreement for a Company Acquisition or consummates a transaction that constitutes a Company Acquisition, resulting from an Acquisition Proposal described in clause (i) above, then Company shall, upon consummation of such a transaction, pay $1.0 million to Parent by wire transfer in immediately available funds to an account designated by Parent.

(c) If this Agreement is terminated by Parent pursuant to Section 10.1(b) or Section 10.1(g), or by either the Parent or the Company pursuant to Section 10.1(f), then Company shall, within fifteen Business Days following the later of Company’s receipt of notice of such termination and Company’s receipt of a notice from Parent setting forth in reasonable detail Parent’s Expenses incurred with respect to the transaction contemplated by this Agreement, pay to Parent by wire transfer in immediately available funds to an account designated by Parent funds equal to Parent’s Expenses incurred with respect to the transaction contemplated by this Agreement as set forth in the notice described above, provided that in no event shall Company be required to pay to Parent funds in excess of $1.0 million pursuant to this paragraph.

(d) If this Agreement is terminated by Company pursuant to Section 10.1(h), then, as a condition to terminating this Agreement, Company shall pay $1.0 million to Parent by wire transfer in immediately available funds to an account designated by Parent.

(e) If either party shall fail to pay the other party any fee or other amount due hereunder, the failing party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or other amount at the publicly announced prime interest rate of the Chase Manhattan Bank, in effect from time to time, from the date such fee or other payment was required to be paid until payment in full.

(f) “Company Acquisition” means any acquisition by a third Person of businesses representing more than 50% of Company’s consolidated net revenues or assets representing more than 50% of Company’s total assets on a consolidated basis, or more than 50% of Company’s voting capital stock whether by way of merger, amalgamation, arrangement, tender offer, share exchange, take-over bid, recapitalization, consolidation, sale of assets or otherwise or any transaction pursuant to which or as a result of which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate voting capital stock of the surviving or resulting entity in such transaction.

(g) “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

ARTICLE XI

INDEMNIFICATION

11.1  Indemnification.  Subject to the terms and conditions of this Article XI, Richard Jeffs (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless Parent, Merger Sub and their respective Representatives (including the Company) (the “Indemnitees”) from and against any and all losses (including diminution of value), liabilities, obligations, damages (whether compensatory, special, exemplary or otherwise), deficiencies and expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses and expenses in investigating, preparing for and participating in any litigation or proceeding including all

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appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments (“Damages”) arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Company contained herein or in any certificate or document executed and delivered pursuant to this Agreement; and

(b) the nonfulfillment of any covenant or agreement on the part of Company under the terms of this Agreement, except the non-fulfillment of any covenant or agreement of the Company to pay Expenses, fees or other amount payable to Parent under Article X.

11.2  Method of Asserting Claims, Etc.  A person claiming indemnification hereunder is sometimes referred to in this Article XI as an “Indemnified Party” All claims for indemnification by an Indemnified Party under Section 11.1 hereof shall be asserted and resolved as follows:

(a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). Notwithstanding the foregoing, the failure to send or delay in sending a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim, except and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay. The Indemnified Party shall have the right to defend all appropriate proceedings related to a Third Party Claim under this Article XI, including the hiring of counsel reasonably satisfactory to the Indemnifying Party. The Indemnifying Party may participate in, but not control, any such defense or settlement provided that it does so at its sole cost and expense. The Indemnified Party shall consult with the Indemnifying Party prior to any matter under this Article XI being settled or otherwise compromised. The Indemnifying Party shall make available to the Indemnified Party or its Representatives all records and other materials required by the Indemnified Party and in the possession or under the control of the Indemnifying Party, for the use of the Indemnified Party and its Representatives in defending any such Third Party Clam, and shall in other respects give reasonable cooperation in such defense.

(b) If any Indemnified Party should have a claim against any Indemnifying Party under this Article XI which does not involve a Third Party Claim, the Indemnified Party shall, within thirty (30) days of determining the existence of such claim, but in no event later than the expiration of the Survival Period, notify the Indemnifying Party of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the “Indemnity Notice”). The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article XI, except and only to the extent that the Indemnifying Party demonstrates that it has been actually materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall may be submitted by either party to judicial resolution.

11.3  Satisfaction of Claims from Escrow Shares.

(a) On the Closing Date, Parent, the Indemnifying Party and the Escrow Agent will enter into an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) pursuant to which the Parent, on behalf of the Indemnifying Party, shall, at the Effective Time, deposit with Dill Dill Carr Stonbraker & Hutchings, P.C. (the “Escrow Agent”) 550,000 shares of Parent Common Stock that would otherwise constitute

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Merger Consideration issuable to the Indemnifying Party (the “Escrow Shares”) to secure the Indemnifying Party’s indemnification obligations to Parent under this Article XI.

(b) The indemnification obligations of the Indemnifying Party under this Article XI (including with respect to any Third Party Claims) shall be satisfied solely by delivery of Escrow Shares to Parent on behalf of the Indemnitee entitled to indemnification hereunder.

(c) Pursuant to the provisions of the Escrow Agreement, if Indemnifying Party is determined have an indemnification obligation pursuant to this Article XI, then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to Parent on behalf of such Indemnified Party pursuant to the Escrow Agreement of Escrow Shares equal in value to the amount of the indemnification obligation to be satisfied, and such obligation shall be deemed paid and satisfied upon receipt by Parent of certificates representing such number of Escrow Shares duly endorsed for transfer to Parent. The per share value of the Escrow Shares for purposes of this Article XI and the Escrow Agreement shall be the Market Value of the Parent Common Stock on the date of receipt by the Indemnifying Party of the Indemnity Notice (the “Notice Date”). The “Market Value” of the Parent Common Stock as of any such date shall be determined as follows: (i) in the event that the Parent Common Stock is listed on a securities exchange or quoted on the American Stock Exchange, the Market Value of a share of Parent Common Stock shall be equal to the average closing price for the Parent Common Stock as quoted by such stock exchange or as reported by the American Stock Exchange for the 20 business days prior to the Notice Date, (ii) in the event that the Parent Common Stock is traded in the over-the-counter markets, the Market Value of a share of Parent Common Stock shall be equal to the average of the closing bid and asked prices for a share of Parent Common Stock as reported in such market for the 20 business days prior to the Notice Date, and (iii) if the Parent Common Stock is not traded on any such exchange or markets as of such date, then the Market Value of a share of Parent Common Stock shall be equal to the fair market value of a share of Parent Common Stock as determined in good faith by the board of directors of Parent using a customary valuation method.

11.4  Instructions to Escrow Agent.  The Indemnifying Party hereby covenants and agrees that at any time the Indemnifying Party is obligated to indemnify a Indemnitee for Damages under this Article XI and such Damages are to be paid out of the Escrow Shares, if requested by Parent, Indemnifying Party shall execute and deliver to the Escrow Agent written instructions pursuant to the Escrow Agreement to release to the Indemnitee such portion of the Indemnity Deposit as is necessary to indemnify the Indemnitee for such Damages.

11.5  No Waiver Relating to Claims for Fraud/Willful Misconduct.  The liability of any party under this Article XI shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (x) fraudulent acts or omissions or (y) willful misconduct. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

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ARTICLE XII

MISCELLANEOUS

12.1  Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent or Merger Sub:

Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112
Attention: W. King Grant
Facsimile No.: (202) 319-1911

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin St., Suite 2500
Houston, TX 77002-6760
Attention: Philip T. Warman
Facsimile No.: (713) 615-5615

To Company:

Brek Energy Corporation
c/o Anne McFadden
1100 Melville Street, Suite 600
Vancouver, BC V6E A46
Facsimile No.: +1 604 664 0672

With a copy (which shall not constitute notice) to:

Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue
26th Floor
New York NY 10174
Attention: Kevin Friedman, Esq.
Facsimile No.: (212) 907-6687

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

12.2  Separability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12.3  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

12.4  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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12.5  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

12.6  Entire Agreement.  This Agreement (including the Company Disclosure Schedule), the Voting Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

12.7  Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of Nevada, without reference to rules relating to conflicts of law.

12.8  Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

12.9  No Third Party Beneficiaries.  No Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

12.10  Amendments and Supplements.  At any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Company with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval and adoption of this Agreement by the shareholders of Company there shall be no amendment or change to the provisions without the further approval of the shareholders of Company unless permitted by the NRS.

12.11  Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) subject to the proviso of Section 12.10 waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Parent or Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GASCO ENERGY, INC.

By:	/s/ Mark A. Erickson
Name: Mark A. Erickson

Title:	President and Chief Executive Officer

GASCO ACQUISITION, INC.

By:	/s/ Mark A. Erickson
Name: Mark A. Erickson

Title:	President

BREK ENERGY CORPORATION

By:	/s/ Richard N. Jeffs
Name: Richard N. Jeffs

Title:	President, Chief Executive Officer and
Chief Financial Officer

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Exhibit 7.13

Form of Affiliate Agreement

Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112

Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 20, 2006 by and among Gasco Energy, Inc., a Nevada corporation (“Parent”), Gasco Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Brek Energy Corporation, a Nevada corporation (“Company”), pursuant to which Parent will acquire Company through the merger of Merger Sub with and into Company. Capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of Common Stock, par value $.001 per share, of Company owned by the undersigned as of the Effective Time will be converted into and exchangeable for Merger Consideration.

The undersigned understands that he/she may be deemed to be an “affiliate” of Company for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.14 of the Merger Agreement.

With respect to such shares of Parent Common Stock as may be received by the undersigned pursuant to the Merger Agreement (the “Shares”), the undersigned represents to and agrees with Parent that:

A. The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an “affiliate” of Company, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

C. The undersigned also understands that, if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”

Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Company for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

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Very truly yours,

Signature

Name

Date

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GLOSSARY OF DEFINED TERMS

Acquisition Proposal	26
Agreement	1
Audit	13
Business Day	4
Closing	7
Closing Date	7
Code	1
Company	1
Company Acquisition	34
Company Common Stock	2
Company Disclosure Schedule	7
Company Material Adverse Effect	7
Company Payout Balances	17
Company Reserve Report	16
Company SEC Reports	10
Company Shareholder Meeting	28
Company Shareholders’ Approval	18
Company Stock Option Plans	6
Company Stock Options	6
Confidentiality Agreement	26
Effective Time	1
Enforceability Exception	9
Environmental Laws	14
ERISA	13
Exchange Act	9
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	2
Expenses	29
GAAP	10
Good and Marketable Title	16
Governmental Authority	9
Governmental Order	32
Hazardous Substances	14
Hedging Transaction	18
Hydrocarbons	17, 24
Liens	10
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Common Stock	3
NRS	1
Oil and Gas Interests	17, 24
Optional Termination Date	32

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Parent	1
Parent Common Stock	2
Parent Market Price	7
Parent Material Adverse Effect	19
Parent SEC Reports	22
Permits	15
Person	5
Registration Statement	19
SEC	9, 10
Securities Act	10
Stock Certificate	3
Subsidiary	8
Substitute Option	6
Substitute Warrant	6
Superior Third Party Offer	26
Surviving Corporation	1
Tax Authority	13
Tax Returns	13
Taxes	13
Voting Agreement	1
Warrants	6

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ANNEX A-2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (“First Amendment”) is made as of this 31st day of January, 2007, by and among Gasco Energy, Inc. (“Parent”), a Nevada corporation, and Brek Energy Corporation (“Company”), a Nevada corporation. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, Parent, the Company and Gasco Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, have executed that certain Agreement and Plan of Merger dated as of September 20, 2006 (the “Merger Agreement”); and

WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement.

NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Section 10.1(e) is hereby amended and restated to read in its entirety as follows:

‘‘(e) by Parent or Company, if the Merger has not been consummated on or before May 31, 2007 (the “Optional Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose failure or whose Affiliates’ failure to perform in all material respect any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;”

2. Except as expressly amended by this First Amendment, all of the other terms and provisions of the Merger Agreement shall continue in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2-1

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

GASCO ENERGY, INC.

By:	/s/ Mark A. Erickson
Name: Mark A. Erickson

Title:	President and Chief Executive

BREK ENERGY CORPORATION

By:	/s/ Richard N. Jeffs
Name: Richard N. Jeffs

Title:	President, Chief Executive Officer and Chief Financial Officer

A-2-2

ANNEX A-3

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (“Second Amendment”) is made as of this 29th day of May, 2007, by and among Gasco Energy, Inc. (“Parent”), a Nevada corporation, and Brek Energy Corporation (“Company”), a Nevada corporation. Capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, Parent, the Company and Gasco Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, have executed that certain Agreement and Plan of Merger dated as of September 20, 2006, as amended by that certain First Amendment to Agreement and Plan of Merger dated January 31, 2007 (collectively, the “Merger Agreement”); and

WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement.

NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Section 10.1(e) is hereby amended and restated to read in its entirety as follows:

‘‘(e) by Parent or Company, if the Merger has not been consummated on or before October 31, 2007 (the “Optional Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose failure or whose Affiliates’ failure to perform in all material respect any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;”

2. Except as expressly amended by this Second Amendment, all of the other terms and provisions of the Merger Agreement shall continue in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

GASCO ENERGY, INC.

By:	/s/ Mark A. Erickson
Name: Mark A. Erickson

Title:	President and Chief Executive

BREK ENERGY CORPORATION

By:	/s/ Richard N. Jeffs
Name: Richard N. Jeffs

Title:	President, Chief Executive Officer and Chief Financial Officer

A-3-2

ANNEX B

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 20, 2006, by and among Gasco Energy, Inc., a Nevada corporation (“Parent”) and Richard N. Jeffs, Gregory Pek, Ian Robinson, Michael L. Nazmack, Eugene Sweeney and Shawne Malone (each a “Stockholder” and collectively, “Stockholders”).

RECITALS

WHEREAS, each Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) of certain shares of common stock of Brek Energy Corporation, a Nevada corporation (the “Company”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Gasco Acquisition, Inc., a Nevada corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for, among other things, the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the execution and delivery of this Agreement by the Stockholders, and the form and substance of this Agreement, have been approved by the board of directors of the Company;

WHEREAS, in connection with the Merger, the outstanding shares of common stock of the Company are to be converted into the right to receive the Merger Consideration; and

WHEREAS, it is a condition to the Company entering into the Merger Agreement that the Stockholders and the Parent enter into this Agreement;

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1  Definitions.  For purposes of this Agreement:

“Acquisition Proposal” has the meaning assigned to it in the Merger Agreement.

“Affiliate” means, with respect to a specific Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, the Person specified.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Effective Time” has the meaning assigned to it in the Merger Agreement.

“Governmental Entity” has the meaning assigned to it in the Merger Agreement.

“Judgment” means any judgment, order or decree.

“Law” means any federal, state or foreign constitutional provision, statute, law (including common law), ordinance, rule, regulation or interpretation of any Governmental Entity.

“Merger Consideration” has the meaning assigned to it in the Merger Agreement.

A Person is deemed to “Own” or to have acquired “Ownership” of a security if such Person (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

“Person” means any individual (including any beneficiary of a Stockholder), firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Subject Securities” means: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by a Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) with respect to which such Stockholder acquires Ownership after the date of this Agreement; provided, however, that all such securities listed in clauses (i) and (ii) shall cease to be Subject Securities upon a Transfer of such securities permitted by this Agreement.

A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person (other than Parent, any subsidiary of Parent or any Person party to this Agreement), (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person (other than Parent, any subsidiary of Parent or any Person party to this Agreement), or (iii) reduces such Person’s beneficial ownership of, or interest in, such security.

“Voting Covenant Expiration Date” means the earliest to occur of (i) the date upon which the Merger Agreement is validly terminated pursuant to the terms of Section 10.1 thereof, (ii) the date upon which this Agreement terminates pursuant to the terms of Section 7.14, and (iii) the Effective Time of the Merger.

1.2  Rules of Construction.

(a) Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and any reference in this Agreement to any Caption, Recital, Article, Section or clause shall be to the Captions, Recitals, Articles, Sections and clauses of this Agreement.

(b) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

ARTICLE II

TRANSFER OF SUBJECT SECURITIES; VOTING RIGHTS

2.1  Restriction on Transfer of Subject Securities.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause any Transfer of any of its Subject Securities to be effected, and each Stockholder shall use commercially reasonable efforts not to permit any Transfer of any of its Subject Securities to be effected, except in connection with the Merger, unless the transferee agrees in writing to be bound by the terms hereof.

2.2  Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, except as otherwise provided by this Agreement, no Stockholder shall (a) deposit any of its Subject Securities into a voting trust or (b) except for this Agreement, grant proxy (revocable or irrevocable) or power of attorney or enter into any voting agreement or similar agreement, with respect to any of the Subject Securities.

ARTICLE III

VOTING OF SHARES

3.1  Voting Covenant.  Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, it shall cause its Subject Securities to be voted to the extent any of the Subject Securities may be voted:

(a) in favor the adoption of the Merger Agreement, the Merger and the other actions contemplated by the Merger Agreement, and in favor of any action in furtherance of any of the foregoing; and

(b) against any action or agreement that Parent has advised Stockholder in writing in advance would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent as follows:

4.1  No Conflicts or Consents.  The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) to the Stockholder’s knowledge, conflict with or violate any Law or Judgment applicable to the Stockholder or by which the Stockholder is or may be bound or affected, (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of its Subject Securities pursuant to, any agreement, contract or other arrangement (whether written or oral) to which the Stockholder is a party or by which the Stockholder is or may be bound or affected or (iii) require any consent or approval of any Person; provided, however, that the failure of clauses (i), (ii) or (iii) of this representation to be true and correct in all respects shall not be a breach of this Agreement if such failure does not, in any manner, impair or delay the ability of such Stockholder to perform its obligations under this Agreement or invalidate (in whole or in part) any actions taken pursuant to this Agreement.

4.2  Title to Securities.  As of the date of this Agreement, (a) the Stockholder Owns (free and clear of any encumbrances or restrictions, except such as may exist under applicable securities laws) the Subject Securities set forth under the heading “Subject Securities” below the Stockholder’s name on the signature page hereof, and (b) the Stockholder does not Own, directly or indirectly, any Subject Securities other than those set forth under the name of the Stockholder on the signature page hereof. None of the Subject Securities Owned by the Stockholder is subject to any proxy, voting trust or other agreement, arrangement or restriction (whether written or oral) with respect to the voting of the Subject Securities, except as contemplated by this Agreement.

ARTICLE V

TERMINATION

5.1  Termination.  Except as provided in Section 7.14, this Agreement shall terminate on the Voting Covenant Expiration Date.

5.2  Effect of Termination.  Immediately upon the termination of this Agreement in accordance with Section 5.1 or Section 7.14, this Agreement and all obligations hereunder of the parties hereto shall be terminated in all respects.

ARTICLE VI

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

6.1  Stockholder Information.  Each Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose the Stockholder’s identity and ownership of Subject Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement in any prospectus or offering memorandum prepared in connection with the transactions contemplated by the Merger Agreement and in any disclosure required to be filed by Parent, Merger Sub or any of its Affiliates with any Governmental Entity.

6.2  Waiver of Appraisal Rights.  Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that the Stockholder may have by virtue of any Subject Securities Owned by the Stockholder (whether under the General Corporation Law of the State of Nevada, by written or unwritten agreement, contract, arrangement or otherwise).

6.3  Further Assurances.  If the Stockholder is the beneficial owner, but not the record owner, of any Subject Securities, the Stockholder agrees to take all actions to cause the record holder and any of its nominees to vote all of such Subject Securities as required by Sections 3.1 and 3.2 hereof. The Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1  Expenses.  Except as otherwise set forth herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.2  Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to the Stockholder:

c/o Anne McFadden
1100 Melville Street, Suite 600
Vancouver, BC V6E A46
Facsimile No.: +1 604 664 0672

with a copy to:

Richardson & Patel, LLP
The Chrysler Building
405 Lexington Avenue
26th Floor
New York, New York 10174
Attention: Kevin Friedman, Esq.

if to Parent:

Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112
Attention: W. King Grant

with copies to:

Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Fax: (713) 615-5615
Attention:     Phil Warman, Esq.

7.3  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, then this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the greatest extent possible, the economic, business, legal and other purposes of such invalid or unenforceable term.

7.4  Entire Agreement.  This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.5  Assignment; Binding Effect.  This Agreement shall be binding upon each Stockholder and its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Article II or Article VI or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred or otherwise conveyed. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

7.6  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by a Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

7.7  Non-Exclusivity.  The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of the Stockholders under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Laws.

7.8  Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Nevada (without giving effect to principles of conflicts of Laws provisions of such State).

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE DISTRICT COURT OF WASHOE COUNTY OF THE STATE OF NEVADA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEVADA SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A NEVADA STATE OR FEDERAL

COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.8.

7.9  Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Execution of this Agreement by facsimile transmission shall be deemed effective delivery of an original counterpart of this Agreement.

7.10  Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.11  Waiver.  No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12  Stockholder Capacity.  Each Stockholder signs solely in its capacity as the record holder or beneficial owner of such Stockholder’s Subject Shares. Nothing herein shall limit or affect any actions taken by a Person affiliated with a Stockholder, who is or becomes a director or officer of the Company to the extent this Agreement could be construed to restrict the exercise by such Person of his or her fiduciary duties as a director or officer of the Company.

7.13  Legend.  Upon the request of Parent, each Stockholder shall cause each certificate evidencing any of the Subject Securities that are issued in the name of such Stockholder to bear a legend indicating that such Subject Securities are subject to the terms of this Agreement, including the restrictions on transfer and voting set forth herein.

7.14  Amendment of Merger Agreement.  The obligations of the Stockholders under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Stockholders in a manner that changes the form of Merger Consideration in a manner adverse to the Stockholders in a material respect.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

GASCO ENERGY, INC.

By:	/s/ Mark A. Erickson
Name: Mark A. Erickson

Title:	President and Chief Executive Officer

RICHARD N. JEFFS

By:	/s/ Richard N. Jeffs
Name: Richard N. Jeffs

Title:	Director, Chief Executive Officer, President and Chief Financial Officer

GREGORY PEK

By:	/s/ Gregory Pek
Name: Gregory Pek

Title:	Director

IAN ROBINSON

By:	/s/ Ian Robinson
Name: Ian Robinson

Title:	Director
MICHAEL L. NAZMACK

By:	/s/ Michael L. Nazmack
Name: Michael L. Nazmack

Title:	Director

EUGENE SWEENEY

By:	/s/ Eugene Sweeney
Name: Eugene Sweeney

Title:	Director

SHAWNE MALONE

By:	/s/ Shawn Malone
Name: Shawn Malone

Title:	Director

ANNEX C

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made effective as of          , 2007 (the “Effective Date”) by and among Gasco Energy Inc., a Nevada corporation (the “Parent”), Richard N. Jeffs (the “Indemnifying Party”) and Dill Dill Carr Stonbraker & Hutchings, P.C. (“Escrow Agent”).

RECITALS

WHEREAS, Parent, Gasco Acquisition, Inc., a Nevada corporation (the “Merger Sub”), and Brek Energy Corporation, a Nevada corporation (the “Company”), are parties to an Agreement and Plan of Merger dated September 20, 2006, as amended on January 31, 2007 and May 29, 2007 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into Company;

WHEREAS, all shares of common stock of the Company, par value $0.001 per share, have been converted into shares of Parent’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement sets forth certain general terms of the Indemnifying Party’s indemnification of Parent, Merger Sub, and their respective Representatives (including the Company) (the “Indemnified Parties”);

WHEREAS, pursuant to the Merger Agreement, Parent is authorized to withhold from the shares of Parent’s Common Stock issuable to the Indemnifying Party in exchange for its shares of the Company an aggregate of 550,000 such shares (the “Escrow Shares”) and to deliver the Escrow Shares to Escrow Agent issued in Escrow Agent’s or its nominee’s name; and

WHEREAS, Parent and the Indemnifying Party have requested the Escrow Agent to act in the capacity of escrow agent under this Escrow Agreement, and the Escrow Agent, subject to the terms and conditions hereof, has agreed so to do.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF ESCROW AGREEMENT

1.  Deposit of Escrow Shares.  As promptly as practicable after the Effective Date, Parent shall deliver the Escrow Shares, registered in the name of the Escrow Agent, to the Escrow Agent to be deposited, held and disbursed strictly in accordance with the terms of this Escrow Agreement. Escrow Agent hereby agrees to accept the Escrow Shares upon and subject to the terms and conditions hereof.

2.  Escrow Account.

(a) The Escrow Shares shall be held in an account (the “Escrow Account”) with the Escrow Agent. If cash dividends or other cash distributions are paid with respect to the Escrow Shares, Escrow Agent shall invest and reinvest the cash in an interest bearing money market account. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement. The dividends and other cash distributions received in respect of the Escrow Shares, together with all interest earned thereon are collectively referred to herein as the “Escrow Funds” and shall become part of the Escrow Account. Any stock dividends, stock split shares or other securities received in respect of, or in exchange for, the Escrow Shares shall be deemed to also be “Escrow Shares” and a part of the Escrow Account.

(b) The Escrow Account shall be in the name of the Indemnifying Party.

(c) The Escrow Account shall be under the sole control of the Escrow Agent (subject to the terms of this Escrow Agreement), and designated signers of Escrow Agent shall have the sole and exclusive authority to transfer Escrow Shares, draw checks or make withdrawals on the Escrow Account.

A monthly statement detailing the contents of, and transactions in, the Escrow Account shall be sent to each of the Parent and the Indemnifying Party. Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parent and Indemnifying Party to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

(d) Parent shall not have any responsibility or liability for the security of any Escrow Shares or Escrow Funds in the Escrow Account or for calculating, reporting, or paying any interest on the Escrow Account. Moreover, Parent shall not have any responsibility or liability for the amount of interest paid by the Escrow Agent on the Escrow Account. Parent shall not have any responsibility or liability for, or with respect to, any loss or damage resulting from any failure, refusal or inability of the Escrow Agent to transfer the Escrow Shares or to disburse, or allow for withdrawal of, the Escrow Funds upon proper authorization or direction.

(e) Escrow Agent may make transfers or disbursements from the Escrow Account without regard to how the timing of such transfers or disbursements may affect the amount of interest paid on the Escrow Account.

(f) Until the Escrow Shares are distributed under this Escrow Agreement, the Indemnifying Party shall be entitled to exercise all voting and consensual powers and rights pertaining such Escrow Shares, or any part thereof, for all purposes not inconsistent with the terms of this Escrow Agreement.

(g) The Escrow Shares shall be appropriately adjusted so as to take into account stock splits, stock dividends, reverse stock splits and other similar changes affecting the outstanding shares of Parent Common Stock.

3.  Disbursement of Escrow Shares and Escrow Funds.  The Escrow Agent is hereby authorized to transfer the Escrow Shares and to release and deliver the Escrow Funds, only as follows:

(a) If Parent and the Indemnifying Party instruct Escrow Agent jointly in writing, or if Parent provides Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding payment to the Parent, Escrow Agent shall promptly transfer Escrow Shares and/or disburse Escrow Funds as so directed or ordered.

(b) If Parent believes it is entitled to transfer of Escrow Shares and/or disbursement from the Escrow Funds pursuant to the Merger Agreement, Parent will submit prior to 5:00 p.m. MDT on the day before the Distribution Date (as defined below) to the Indemnifying Party and the Escrow Agent an affidavit. The affidavit will be executed by Parent setting forth: (i) the amount of Escrow Shares and/or Escrow Funds to be transferred to Parent and (ii) the specific provision under the Merger Agreement that entitles Parent to receive such amount of Escrow Shares from the Escrow Account. The Escrow Agent shall transfer the Escrow Shares and/or disburse the Escrow Funds from the Escrow Account as directed by Parent on the eleventh (11th) day after receipt of the affidavit by Escrow Agent. Provided, however, if Escrow Agent receives a notice from the Indemnifying Party prior to 5:00 p.m. MDT on the tenth (10 th) day after receipt of the affidavit by Escrow Agent that he intends to dispute the claim for payment in the affidavit, Escrow Agent shall not pay any amount on such claim until instructed jointly in writing by both Parent and the Indemnifying Party or Parent provides Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding Parent such payment.

(c) On the first anniversary of the Effective Date (the “Distribution Date”), Escrow Agent shall disburse to the Indemnifying Party all remaining Escrow Shares and Escrow Funds less the total amount of any unresolved claim(s) as to which an affidavit has been provided under Section 3(b). Any Escrow Shares and Escrow Funds remaining in escrow after such claim(s) have been satisfied shall be disbursed to the Indemnifying Party promptly after the time of satisfaction.

(d) Whenever this Section 3 requires disbursement to the Indemnifying Party, the Escrow Agent shall transfer Escrow Shares and/or disburse Escrow Funds to the Indemnifying Party at the address provided herein.

(e) Whenever this Escrow Agreement permits a disbursement from escrow of a certain sum and Escrow Shares will be transferred in satisfaction thereof, the number of Escrowed Shares to be disbursed in satisfaction shall equal the certain sum divided by the per share value of the Escrowed Shares. The per share value of the Escrow Shares shall be the Market Value of the Parent Common Stock on the date of receipt by the Indemnifying Party of the Indemnity Notice (the “Notice Date”). The “Market Value” of the Common Stock as of any such date shall be determined as follows: (i) in the event that the Common Stock is listed on a securities exchange or quoted on the American Stock Exchange, the Market Value of a share of Common Stock shall be equal to the average closing price for the Common Stock as quoted by such stock exchange or as reported by the American Stock Exchange for the 20 business days prior to the Notice Date, (ii) in the event that the Common Stock is traded in the over-the-counter markets, the Market Value of a share of Common Stock shall be equal to the average of the closing bid and asked prices for a share of Common Stock as reported in such market for the 20 business days prior to the Notice Date, and (iii) if the Common Stock is not traded on any such exchange or markets as of such date, then the Market Value of a share of Common Stock shall be equal to the fair market value of a share of Common Stock as determined in good faith by the board of directors of Parent using a customary valuation method.

4.  Exculpation Provisions for Escrow Agent.

(a) It is agreed that (i) Escrow Agent shall in no case or event be liable for any direct or indirect damage caused by the exercise of Escrow Agent’s discretion in any particular manner, or for any other reason, except gross negligence or a willful breach with reference to its duties hereunder; (ii) Escrow Agent shall not be liable or responsible for the sufficiency or correctness as to form, manner of execution, or validity of any instrument tendered to Escrow Agent hereunder, nor as to identity, authority, or rights of any person executing the same; and (iii) Escrow Agent shall not be liable or responsible for Escrow Agent’s failure to ascertain the terms or conditions, or to comply with any of the provisions of any agreement, contract or other documents other than its instructions contained herein as amended from time to time in accordance with the terms hereof.

(b) Parent and Indemnifying Party hereby jointly and severally covenant and agree to indemnify and hold Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) it may sustain by reason of its service as escrow agent hereunder, except if such loss, costs, damages or expenses (including attorneys’ fees) are incurred by reason of a willful breach of Escrow Agent’s obligations hereunder or gross negligence on its part, and any such indemnification from the indemnifying parties shall be charged to and set-off and paid from the Escrow Fund.

(c) In the event of any disagreement between the parties to this Escrow Agreement resulting in adverse claims or demands being made in connection with the Escrow Shares or the Escrow Funds, or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any requests, claims or demands relating to this Escrow Agreement, so long as such disagreements continue or such doubt exists, and in any such event, Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights to the Escrow Shares or the Escrow Funds shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by written agreement among all of the persons making requests, claims or demands with respect to the Escrow Shares or the Escrow Funds, and Escrow Agent shall have been notified thereof in writing signed by all such persons. In connection with any such disagreement as aforesaid, Escrow Agent shall have the right to institute a bill of interpleader, and any costs so incurred by Escrow Agent may be payable out of the Escrow Shares or the Escrow Funds. The rights of Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise and shall survive the termination of this Escrow Agreement.

5.  Replacement of Escrow Agent.

(a) At any time during the term of this Escrow Agreement, Escrow Agent may resign and be discharged of the obligations created by this Escrow Agreement by executing and delivering to Parent and the Indemnifying Party, at least forty-five (45) days’ advance written notice of its resignation as Escrow Agent and specifying the date when such resignation is to take effect. Any resignation of Escrow Agent shall not become effective until the earlier to occur of (a) acceptance of appointment by the successor Escrow Agent or (b) 90 days after Escrow Agent’s notice of resignation.

(b) Escrow Agent may be removed at any time by Parent or the Indemnifying Party by a written notice executed by one party to Escrow Agent and the other party, whereupon a successor Escrow Agent shall be appointed pursuant to subparagraph (d) below.

(c) If Escrow Agent shall otherwise be removed, or be dissolved, or if its property or affairs shall be taken under the control of any state or federal court or administrative body or agency because of insolvency or bankruptcy or for any other reason, a vacancy shall forthwith exist in the office of Escrow Agent, and a successor shall be appointed pursuant to subparagraph (d) below.

(d) In the event of the removal or resignation of the Escrow Agent pursuant to subparagraphs (a), (b) or (c) above, Parent and the Indemnifying Party shall endeavor in good faith to agree upon a successor Escrow Agent to be appointed by written instrument, one copy of which instrument shall be delivered to the predecessor Escrow Agent, the successor Escrow Agent, Parent and the Indemnifying Party.

(e) Upon the acceptance of appointment by the successor Escrow Agent, the predecessor Escrow Agent shall be compensated by Parent for any remaining reasonable out-of-pocket expenses for which it has not been previously reimbursed, but shall not thereafter be entitled to any further reimbursement or compensation for its former duties as Escrow Agent hereunder.

(f) Any successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to Parent and the Indemnifying Party an instrument accepting such appointment hereunder, and thereupon such successor Escrow Agent, without any further act shall become duly vested with all of the property, rights, powers, trusts, duties and obligations of its predecessor hereunder, with the same effect as if originally named Escrow Agent.

6.  Miscellaneous.

(a) All charges, fees and expenses of Escrow Agent incurred in connection with this Escrow Agreement shall be paid by Parent. Parent agrees to pay Escrow Agent for its services hereunder and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys’ fees, brokerage costs and related expenses incurred by Escrow Agent.

(b) Release of the Escrow Funds pursuant to this Escrow Agreement shall not in any way constitute a cure or waiver of any breach of representation, warranty or covenant under the Merger Agreement or invalidate any act done pursuant to any notice of default or prejudice either Parent or the Indemnifying Party in the exercise of any of their respective rights under the Merger Agreement or applicable law. Parent and the Indemnifying Party further acknowledge and agree that the rights and remedies of the parties under this Escrow Agreement are in addition to, and not in derogation of, the rights and remedies arising under the Merger Agreement.

(c) Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

Parent:	Gasco Energy, Inc.
8 Inverness Drive East Suite 100 Englewood, CO 80112 Attention: W. King Grant Facsimile No.: (203) 319-1911
With a copy to:	Vinson & Elkins L.L.P.
1001 Fannin St., Suite 2500 Houston, TX 77002-6760 Attention: Caroline B. Blitzer Facsimile No.: (713) 615-5871
Indemnifying Party:	Richard N. Jeffs
rick@jeffsco.com Phone: +44(0)77 6420 0334 +1 604 351 5305 c/o Anne McFadden 1100 Melville Street, Suite 600 Vancouver, BC V6E A46 Fax: +1 604 664 0672
With a copy to:	Richardson & Patel LLP
The Chrysler Building 405 Lexington Avenue 26th Floor New York NY 10174 Attention: Kevin Friedman, Esq. Facsimile No.: (212) 907-6687
Escrow Agent:	Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300 Denver, CO 80203 Attention: Fay M. Matsukage Facsimile No.: (303) 777-3823

(d) This Escrow Agreement shall be governed by the laws of the State of Nevada.

(e) The provisions of this Escrow Agreement may be amended only by a written agreement signed by or on behalf of Parent, the Indemnifying Party and Escrow Agent.

(f) All obligations of the parties to this Escrow Agreement are performable in the City and County of Denver, State of Colorado. Venue of any litigation arising out of this Escrow Agreement shall be brought in a court of competent jurisdiction in the District Court, City and County of Denver, Colorado or, if subject matter and personal jurisdiction exists, in the United States District Court for the District of Colorado. All parties hereto agree that the City and County of Denver, Colorado, and the aforesaid Federal Court bear a substantial relationship to the transaction made the subject of the Merger Agreement and to this Escrow Agreement, and that specifying such County and State, and Federal Court, as the forum for any litigation arising out of this Escrow Agreement comports with substantial notions of justice and fair play, including but not limited to factors involved in the Doctrine of Forum Non Conveniens.

(g) This Escrow Agreement may be executed by the parties hereto in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.

(h) This Escrow Agreement evidences the entire agreement between the undersigned relating to the manner of holding and the disbursement of the Escrow Shares and the Escrow Funds and supersedes all prior agreements, understandings, negotiations and discussions, oral or written, of the parties relating to such subject matter.

(i) The terms of this Escrow Agreement shall be binding upon and shall inure to the benefit of Parent, the Indemnifying Party and Escrow Agent and their respective successors and assigns, including any debtor in possession or bankruptcy trustee acting for any of said parties.

(j) Time is of the essence of this Escrow Agreement and all time periods hereunder.

(k) In the event of any litigation arising out of this Escrow Agreement, the losing party agrees to indemnify and reimburse the prevailing party and Escrow Agent for any costs and expenses incurred in such litigation, including reasonable attorney’s fees and costs of court.

(l) Upon final disbursement of the Escrow Shares and the Escrow Funds in accordance with the terms hereof, this Escrow Agreement shall terminate and no parties hereunder shall have any further rights or obligations hereunder; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 4(b) and 6(a) hereof shall survive the termination hereof until such amounts have been paid.

(m) This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the full and complete Escrow Agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(n) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

(o) The Escrow Agent has acted as legal counsel for Parent, and may continue to act as legal counsel for Parent, from time to time, notwithstanding its duties as Escrow Agent hereunder. Indemnifying Party consents to Escrow Agent in such capacity as legal counsel for Parent and waives any claim that such representation represents a conflict of interest on the part of Escrow Agent. Indemnifying Party understands that Parent and Escrow Agent are relying explicitly on the foregoing provision in entering into this Escrow Agreement.

IN WITNESS WHEREOF, Parent, the Indemnifying Party and the Escrow Agent have executed this Escrow Agreement to be effective as of          , 2007.

GASCO ENERGY INC.

By:
Print Name: Mark A. Erickson

Title:	President and Chief Executive Officer

RICHARD N. JEFFS

By:
Print Name: Richard A. Jeffs

ESCROW AGENT

By:
Print Name: Fay M. Matsukage

Title:	Authorized Officer

ANNEX D

PROVISIONS OF NEVADA REVISED STATUTES RELATING TO DISSENTERS’
RIGHTS OF APPRAISAL NEVADA REVISED STATUTES MERGERS, CONVERSIONS,
EXCHANGES AND DOMESTICATIONS RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions.

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 “Beneficial stockholder” defined.

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 “Corporate action” defined.

“Corporate action” means the action of a domestic corporation.

NRS 92A.315 “Dissenter” defined.

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 “Fair value” defined.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 “Stockholder” defined.

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 “Stockholder of record” defined.

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 “Subject corporation” defined.

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest.

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership.

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company.

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the Board of Directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

ANNEX E

OPINION OF GEMINI PARTNERS

August 2nd, 2006

The Board of Directors
Brek Energy Corporation
50 West Liberty Street
Suite 880
Reno, NV 89501

Members of the Board:

Brek Energy Corporation, a Nevada corporation (“Brek” or the “Company”) and Gasco Energy, Inc., a Nevada corporation (“Gasco”), propose to enter into an agreement and plan of merger (the “Merger Agreement”) which provides for, among other things, the merger of the Company with Gasco (the “Merger”). Pursuant to the Merger Agreement at the effective time, all shares of the Company’s common stock issued and outstanding immediately prior to the effective time par value $0.01 per share (the “Brek Common Stock”), shall be exchangeable for the right to receive approximately 11,000,000 shares of Gasco common stock, par value $0.0001 per share (“Gasco Common Stock”) (the “Total Consideration”), subject to certain adjustment and proration procedures and limitations specified in the Merger Agreement (the “Merger Consideration”).

You have requested our opinion as to whether the Total Consideration to be received by the holders of shares of the Brek Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion we have, among other things:

1. reviewed certain publicly available business and financial information relating to Brek and Gasco, including (i) Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005;

2. reviewed certain estimates of Brek’s oil and gas reserves, including estimates of proved reserves prepared by the independent engineering firm Netherland, Sewell & Associates, Inc. (“NSAI”), as of December 31, 2005;

3. reviewed certain estimates of Gasco’s oil and gas reserves, including estimates of proved reserves prepared by the independent engineering firm NSAI as of December 31, 2005;

4. discussed the current and projected operations and prospects of Gasco with the managements and staffs of Brek and Gasco, and discussed the current and projected operations and prospects of Brek with the management and staff of Brek;

5. reviewed the historical market prices and trading history of Brek Common Stock and Gasco Common Stock;

6. compared recent stock market capitalization indicators for Brek and Gasco with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions comparable to the Acquisition;

8. reviewed a draft dated May 10, 2006 of the Merger Agreement; and

9. reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

In connection with our opinion we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to us by Brek and Gasco. We have further relied upon the assurances of representatives of the management of Brek and Gasco that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Brek and Gasco, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staffs of Brek and Gasco (and NSAI, as applicable) relating to the oil and gas properties of Brek and Gasco, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of Brek or Gasco, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of Brek or Gasco. We have also assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any of the conditions precedent to the Merger contained in the Merger Agreement. We did not participate in the discussions concerning the Merger Agreement among Brek, Gasco and their representatives.

Our opinion relates solely to the fairness from a financial point of view to Brek of the Merger Consideration to be paid by Gasco in the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Brek in connection with its consideration of the transactions contemplated by the Merger Agreement and our opinion does not constitute a recommendation to any holder of Brek Common Stock as to how such holder should vote on whether to approve the issuance of Gasco Common Stock in the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Brek, nor does it address the underlying business decision of Brek to engage in the Merger. Furthermore, we have not solicited, nor have we been asked to solicit, offers from other parties to acquire all or a part of Brek. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular shareholder of Brek, or the prices at which the Gasco Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal or accounting advice and understand Brek is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger.

Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of Brek and Gasco as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Total Consideration to be received by the shareholders of Brek in the Merger is fair, from a financial point of view, to the shareholders of Brek.

Very truly yours,

Gemini Partners, Inc.

Nathan Johnson
Principal

ANNEX F

GLOSSARY OF CERTAIN OIL AND GAS TERMS

The terms defined in this section are used throughout this prospectus:

Basin:  A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

Bbl:  One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Completion:  The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed acreage:  The number of acres that are allocated or assignable to productive wells or wells capable of production.

Exploitation:  A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

Field:  An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

Formation:  A layer of rock which has distinct characteristics that differ from nearby rock.

Gross acres or gross wells:  The total acres or wells, as the case may be, in which we have working interest.

Mcf:  One thousand cubic feet of natural gas.

MMBtu:  One million British thermal units, a British thermal unit being the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

Net acres or net wells:  Gross acres or wells, as the case may be, multiplied by our working interest ownership percentage working interest owned by us.

Oil:  Crude oil, condensate and NGLs.

Productive well:  A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Proved developed reserves:  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. This definition of proved developed reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/Divisions/corpfin/forms/regsx.htm#gas.

Proved reserves:  The estimated quantities of crude oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. This definition of proved reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/Divisions/corpfin/forms/regsx.htm#gas.

Proved undeveloped reserves:  Proved reserves that are expected to be recovered from new wells drilled to known reservoirs on acreage yet to be drilled for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production. This definition of proved undeveloped reserves has been abbreviated from the

F-1

applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/Divisions/corpfin/forms/regsx.htm#gas.

Recompletion:  The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

Reservoir:  A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Standardized measure of discounted future net cash flows:  Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

Undeveloped acreage:  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

Wellbore:  The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called well or borehole.

Working interest:  The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

F-2

ANNEX G

February 9, 2007

Mr. Mark A. Erickson
Gasco Energy, Inc.
Suite 100
8 Inverness Drive East
Englewood, Colorado 80112

Dear Mr. Erickson:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2006, to the Gasco Energy, Inc. (Gasco) interest in certain oil and gas properties located in Carbon, Duchesne, and Uintah Counties, Utah, as listed in the accompanying tabulations. This report has been prepared using constant prices and costs, as discussed in subsequent paragraphs of this letter. The estimates of reserves and future revenue in this report conform to the guidelines of the U.S. Securities and Exchange Commission (SEC).

As presented in the accompanying summary projections, Tables I through IV, we estimate the net reserves and future net revenue to the Gasco interest in these properties, as of December 31, 2006, to be:

	Net Reserves		Future Net Revenue ($)
	Oil	Gas		Present Worth
Category	(Barrels)	(MCF)	Total	at 10%

Proved Developed
Producing	327,771	32,356,763	105,198,800	55,669,100
Non-Producing	42,810	6,461,201	18,547,100	6,928,600
Proved Undeveloped	0	1,158,000	2,664,100	569,500

Total Proved	370,581	39,975,964	126,410,000	63,167,200

The oil reserves shown include condensate only. Oil volumes are expressed in barrels that are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of cubic feet (MCF) at standard temperature and pressure bases.

The estimates shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any probable or possible reserves that may exist for these properties. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserve categorization conveys the relative degree of certainty; the estimates of reserves and future revenue included herein have not been adjusted for risk. Definitions of reserve categories are presented immediately following this letter. For each reserve category this report includes a summary projection of reserves and revenue along with one-line summaries of reserves, economics, and basic data by lease.

Future gross revenue to the Gasco interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deductions for these taxes, future capital costs, and operating expenses but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its present worth. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and their related facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

Oil prices used in this report are based on the December 31, 2006, NYMEX West Texas Intermediate price of $61.05 per barrel and are adjusted by lease for quality and a regional price differential. Gas prices used in this report are based on a December 31, 2006, CIG Rocky Mountains spot market price of $4.46 per MMBTU and are adjusted by lease for energy content and transportation fees. All prices are held constant in accordance with SEC guidelines.

Lease and well operating costs used in this report are based on operating expense records of Gasco. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Headquarters general and administrative overhead expenses of Gasco are included only to the extent that they are covered under joint operating agreements for the operated properties. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

We have made no investigation of potential gas volume and value imbalances resulting from overdelivery or underdelivery to the Gasco interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Gasco receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. The reserves may or may not be recovered; if they are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report. Also, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geologic. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geologic data; therefore, our conclusions necessarily represent only informed professional judgment.

The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Gasco Energy, Inc.; public data sources; and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting geologic, field performance, and work data are on file in our office. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties and are not employed on a contingent basis.

Very truly yours,

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell, P.E.
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

By:	/s/ Craig H. Adams, P.E.
Craig H. Adams, P.E.
Vice President

Date Signed: February 9, 2007

By:	/s/ William J. Knights, P.G.
William J. Knights, P.G.
Vice President

Date Signed: February 9, 2007

ANNEX H

March 2, 2007
Mr. Richard N. Jeffs
Brek Energy Corporation
346 Kensington High Street
London W14 8NS
United Kingdom

Dear Mr. Jeffs:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2006, to the Brek Energy Corporation (Brek) interest in certain oil and gas properties located in Duchesne and Uintah Counties, Utah, as listed in the accompanying tabulations. This report has been prepared using constant prices and costs, as discussed in subsequent paragraphs of this letter. The estimates of reserves and future revenue in this report conform to the guidelines of the U.S. Securities and Exchange Commission (SEC).

As presented in the accompanying summary projections, Tables I through III, we estimate the net reserves and future net revenue to the Brek interest in these properties, as of December 31, 2006, to be:

	Net Reserves		Future Net Revenue (US$)
	Oil	Gas		Present Worth
Category	(Barrels)	(MCF)	Total	at 10%

Proved Developed
Producing	8,200	1,105,560	2,769,500	1,226,700
Non-Producing	986	136,077	434,000	122,900

Total Proved	9,186	1,241,637	3,203,500	1,349,600

The oil reserves shown include condensate only. Oil volumes are expressed in barrels that are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of cubic feet (MCF) at standard temperature and pressure bases. Revenue estimates are expressed in United States dollars (US$).

The estimates shown in this report are for proved developed producing and proved developed non-producing reserves. Our study indicates that there are no proved undeveloped reserves for these properties at this time. In accordance with SEC guidelines, our estimates do not include any probable or possible reserves that may exist for these properties. This report does not include any value that could be attributed to interests in undeveloped acreage. Reserve categorization conveys the relative degree of certainty; the estimates of reserves and future revenue included herein have not been adjusted for risk. Definitions of reserve categories are presented immediately following this letter. For each reserve category this report includes a summary projection of reserves and revenue along with one-line summaries of reserves, economics, and basic data by lease.

Future gross revenue to the Brek interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deductions for these taxes, future capital costs, and operating expenses but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its present worth. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and their related facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

Oil prices used in this report are based on the December 31, 2006, NYMEX West Texas Intermediate price of $61.05 per barrel and are adjusted by lease for quality and a regional price differential. Gas prices used in this report are based on a December 31, 2006, CIG Rocky Mountains spot market price of $4.46 per MMBTU and are adjusted by lease for energy content and transportation fees. All prices are held constant in accordance with SEC guidelines.

Lease and well operating costs used in this report are based on operating expense records of Gasco Energy, Inc., the operator of the properties. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. No headquarters general and administrative overhead expenses of Brek or Gasco Energy, Inc. are included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers.

We have made no investigation of potential gas volume and value imbalances resulting from overdelivery or underdelivery to the Brek interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Brek receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. The reserves may or may not be recovered; if they are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report. Also, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geologic. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geologic data; therefore, our conclusions necessarily represent only informed professional judgment.

The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Brek Energy Corporation; Gasco Energy, Inc.; other interest owners; public data sources; and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting geologic, field performance, and work data are on file in our office. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties and are not employed on a contingent basis.

Very truly yours,

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
President and Chief Operating Officer

By:	/s/ Craig H. Adams, P.E.
Craig H. Adams, P.E.
Vice President

Date Signed: March 2, 2007

By:	/s/ William J. Knights, P.G.
William J. Knights, P.G.
Vice President

Date Signed: March 2, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Gasco’s amended and restated articles of incorporation provide that indemnification shall be to the fullest extent permitted by the NGCL for all of our current or former directors or officers.

As permitted by the NGCL, Gasco’s amended and restated articles of incorporation provide that directors of Gasco shall have no personal liability to Gasco or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of loyalty to our company or our stockholders, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends under Section 78.300 of the NGCL or (4) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Reference is made to the Index of Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated by reference into this item.

(b) Financial Statement Schedules.

Not applicable.

(c) Opinions.

The opinion of Gemini Partners, financial advisor to Brek Energy Corporation, is attached as Annex E to the proxy statement/prospectus contained herein.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 5, 2007.

By:	/s/ MARK A. ERICKSON
Mark A. Erickson
President and CEO

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Erickson and W. King Grant, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-4 Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 5, 2007.

Signature	Title

/s/ MARK A. ERICKSON Mark A. Erickson	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ MARC A. BRUNER Marc A. Bruner	Director

/s/ CARL STADELHOFER Carl Stadelhofer	Director

/s/ W. KING GRANT W. King Grant	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CARMEN LOTITO Carmen Lotito	Director

/s/ CHARLES B. CROWELL Charles B. Crowell	Director

/s/ RICHARD S. LANGDON Richard S. Langdon	Director

/s/ R.J. BURGESS R.J. Burgess	Director

/s/ JOHN A. SCHMIT John A. Schmit	Director

/s/ PEGGY A. HERALD Peggy A. Herald	Vice President, Accounting and Administration (Principal Accounting Officer)

INDEX TO EXHIBITS

2.1		Agreement and Plan of Merger dated September 20, 2006, by and among Gasco Energy, Inc., Gasco Acquisition, Inc. and Brek Energy Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K dated September 20, 2006, filed September 21, 2006, File No. 001-32369).
2.2		First Amendment to Agreement and Plan of Merger dated January 31, 2007, by and between Gasco Energy, Inc. and Brek Energy Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K dated January 31, 2007, filed February 2, 2007, File No. 001-32369).
2.3		Second Amendment to Agreement and Plan of Merger dated May 29, 2007, by and between Gasco Energy, Inc. and Brek Energy Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed May 30, 2007, File No. 001-32369).
4.1		Deed of Trust and Security Agreement, dated October 15, 2003 between Pannonian and BFSUS Special Opportunities Trust PLC, Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (incorporated by reference to Exhibit 4.7 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003, File No. 000-26321).
4.2		Subsidiary Guaranty Agreement, dated October 15, 2003 between Pannonian and Renn Capital Group, Inc (incorporated by reference to Exhibit 4.8 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003, File No. 000-26321).
4.3		Subsidiary Guaranty Agreement, dated October 15, 2003 between San Joaquin Oil and Gas, Ltd. And Renn Capital Group, Inc (incorporated by reference to Exhibit 4.9 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003, File No. 000-26321).
4.4		Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in October 2003 (incorporated by reference to Exhibit 4.10 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003, File No. 000-26321).
4.5		Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in February, 2004 (incorporated by reference to Exhibit 4.7 to the Company’s Form 10-K for the year ended December 31, 2003, filed on March 26, 2004, File No. 000-26321).
4.6		Indenture dated as of October 20, 2004, between Gasco Energy, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 20, 2004, File No. 000-26321).
4.7		Form of Global Note representing $65 million principal amount of 5.5% Convertible Senior Notes due 2011 (incorporated by reference to Exhibit A to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 20, 2004, File No. 000-26321).
4.8		Registration Rights Agreement dated October 20, 2004, among Gasco Energy, Inc., J.P. Morgan Securities Inc. and First Albany Capital Inc (incorporated by reference to Exhibit 4.10 to the Company’s Form 10-Q for the quarter ended September 30, 2004 filed on November 12, 2004, File No. 000-26321).
4.9		Pledge and Security Agreement dated March 29, 2006 by and among Gasco Energy, Inc., Gasco Production Company, Riverbend Gas Gathering, LLC, Myton Oilfield Rentals, LLC and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated March 29, 2006, filed March 30, 2006, File No. 001-32369).
4.10		Credit Agreement dated March 29, 2006 by and among Gasco Energy, Inc., Gasco Production Company, Riverbend Gas Gathering, LLC, Myton Oilfield Rentals, LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated March 29, 2006, filed March 30, 2006, File No. 001-32369).
4.11		Voting Agreement dated September 20, 2006 by and among Gasco Energy, Inc., Richard N. Jeffs, Gregory Pek, Ian Robinson, Michael L. Nazmack, Eugene Sweeney and Shawne Malone (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated September 20, 2006, filed September 21, 2006, File No. 001-32369).
4.12		Form of Escrow Agreement by and among Gasco Energy, Inc., Richard N. Jeffs and Dill Dill Carr Stonbraker & Hutchings, P.C. (included as Annex C to the Prospectus included in this registration Statement).
*5	.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. as to the legality of the securities being registered.
†8	.1	Opinion of Vinson & Elkins LLP relating to tax matters.
†8	.2	Opinion of Ferber Chan Essner & Coller, LLP relating to tax matters.

*23	.1	Consent of Netherland, Sewell & Associates, Inc.
*23	.2	Consent of Netherland, Sewell & Associates, Inc.
*23	.3	Consent of Hein & Associates LLP
*23	.4	Consent of Mendoza Berger & Company, LLP
*23	.5	Consent of Gemini Partners
*23	.6	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. (included in Exhibit 5.1)
†23	.7	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)
†23	.8	Consent of Ferber Chan Essner & Coller, LLP (included in Exhibit 8.2)
*99	.1	Form of Proxy for holders of Brek Common Stock

*	Filed herewith.

†	To be filed by amendment.